UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Uber Technologies, Inc.

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Uber

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Uber

2024 Proxy Statement
And Notice of Annual Meeting of Stockholders

Uber 2024 Proxy Statement	Uber’s Mission

Uber’s Mission

We reimagine the way the world moves for the better

We are Uber. The go-getters. The kind of people who are relentless about our mission to help people go anywhere and get anything and earn their way. Movement is what we power. It’s our lifeblood. It runs through our veins. It’s what gets us out of bed each morning. It pushes us to constantly reimagine how we can move better. For you. For all the places you want to go. For all the things you want to get. For all the ways you want to earn. Across the entire world. In real time. At the incredible speed of now.

Our Values

Our values reflect who we are and where we are going. They guide our decision-making, unite and define our culture, and tell a story to the world about Uber’s corporate purpose.

Do the right thing Period. Go get it Bring the mindset of a champion. Our ambition is what drives us to achieve our mission. How we define a champion mindset isn't based on how we perform on our best days, it's how we respond on our worst days. We hustle, embrace the grind, overcome adversity, and play to win for the people we serve. Because it matters. Trip obsessed Make magic in the marketplace. The trip is where the marketplace comes to life. The earner, rider, eater, courier, and merchant are the people who connect in our marketplace - and we see every side. This requires judgment to make difficult trade-offs, blending algorithms with human ingenuity, and the ability to create simplicity from complexity. When we get the balance right for everyone, Uber magic happens. Build with heart We care. We work at Uber because our products profoundly affect lives and we care deeply about our impact. Putting ourselves in the shoes of people who connect in our marketplace helps us build better products that positively impact our communities and partners. Our care drives us to perfect our craft. Stand for safety Safety never stops. We embed safety into everything we do. Our relentless pursuit to make Uber safer for everyone using our platform will continue to make us the industry leader for safety. We know the work of safety never stops, yet we can and will challenge ourselves to always be better for the communities we serve. See the forest and the trees Know the details that matter. Building for the intersection of the physical and digital worlds at global scale requires seeing the big picture and the details. Knowing the important details can change the approach, and small improvements can compound into enormous impact over time. One Uber Bet on something bigger. It's powerful to be a part of something bigger than any one of us, or any one team. That's why we work together to do what's best for Uber, not the individual or team. We actively support our teammates, and they support us - especially when we hit the inevitable bumps in the road. We say what we mean, disagree and commit, and celebrate our progress, together. Great minds don't think alike Diversity makes us stronger. We seek out diversity. Diversity of ideas. Identity. Ethnicity. Experience. Education. The more diverse we become, the more we can adapt and ultimately achieve our mission. When we reflect the incredible diversity of the people who connect on our platform, we make better decisions that benefit the world.

Letter from the Chairperson of the Board	i

Letter from the
Chairperson of the Board

Dear Stockholders,

On behalf of our entire Board, we thank you for your continued support of Uber. 2023 was a standout year for Uber, with healthy growth across metrics such as Gross Bookings, Trips, and monthly active platform consumers, achieving record profits while supporting Drivers and Couriers, who earned nearly $62 billion on our platform during the year. We grew our Gross Bookings by 20% to $137.9 billion[1] and had $1.9 billion in net income and $4.1 billion in Adjusted EBITDA. We reached our full-year GAAP operating profitability milestone and gained entry into the S&P 500 sooner than anticipated.

We continued to make strong progress in the regulatory environment. We affirmed Driver independence in the U.S. through legislation in three states, and we signed the first-ever sectoral collective bargaining agreements in France for Drivers and Couriers. We entered into a landmark, first-of-its-kind agreement with the New York Attorney General ensuring flexibility and important new benefits for Drivers across New York State.

We continued to engage with our stockholders and improve Uber’s perception in the market, with strong support from large and high-quality institutions throughout 2023.

In 2023, we published a combined Environmental, Social, and Governance report and People and Culture report, as well as a Civil Rights Assessment. The Board continues to monitor our progress in these areas.

This year we managed our Chief Financial Officer transition smoothly, welcoming Prashanth Mahendra-Rajah while saying goodbye to Nelson Chai. We thank Nelson for his leadership through our transformation to a profitable public company. In addition, we added a new independent director this year, Turqi Alnowaiser, and we look forward to drawing on his tremendous global financial and operational experience.

2023 was an inflection point for Uber, as we continue to generate profitable growth at scale. We are using our momentum, and especially our ability to build with heart, to accelerate our growth. Our Board recently authorized the repurchase of $7 billion of the Company’s common stock, a vote of confidence in the Company’s strong financial momentum. Thank you for your investment as an Uber stockholder and your continued support. We look forward to your partnership on this journey together.

Sincerely,

Ronald Sugar

Independent Chairperson of the Board of Directors

1 Growth percentage for Gross Bookings reflected on a constant currency basis.

Notice of 2024 Annual Meeting of Stockholders	1

Notice of 2024 Annual
Meeting of Stockholders

Meeting Information:

DATE & TIME May 6, 2024 8:00 a.m. Pacific Time	LOCATION Virtual A live webcast of the Annual Meeting will be available at www.virtualshareholdermeeting.com/UBER2024	RECORD DATE March 13, 2024

Items of business:	Board’s Recommendation:
• To elect the 11 director nominees named in this proxy statement.	FOR
• To approve, by non-binding vote, the compensation paid to the Company’s named executive officers (NEOs) as disclosed in this proxy statement (Say-on-Pay vote).	FOR
• To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024.	FOR
• To approve an amendment to the Company’s Certificate of Incorporation adding a provision regarding exculpation of officers in accordance with Delaware law.	FOR
• To consider and act upon the stockholder proposal described in this proxy statement, if properly presented at the 2024 Annual Meeting of Stockholders.	AGAINST the stockholder proposal
• To transact such other business as may properly come before the 2024 Annual Meeting of Stockholders.

Stockholders may participate in the 2024 Annual Meeting of Stockholders by logging in at www.virtualshareholdermeeting.com/UBER2024.

Please see pages 2 and 84 of this proxy statement for additional information regarding participation in the virtual meeting.

Your vote is very important to us. You can be sure your shares are represented at the meeting if you are a stockholder of record by promptly voting electronically over the Internet or by telephone or by returning your completed proxy card in the pre-addressed, postage-paid return envelope (which will be provided to those stockholders who request to receive paper copies of these materials by mail) or, if your shares are held in street name, by returning your completed voting instruction card to your broker. If, for any reason, you desire to revoke or change your proxy, you may do so at any time prior to 11:59 p.m. Eastern Time on May 5, 2024. The proxy is solicited by the Board of Directors of Uber Technologies, Inc.

We cordially invite you to attend the meeting.

By Order of the Board of Directors,

Tony West

Chief Legal Officer and Corporate Secretary
San Francisco, CA

March [     ], 2024

To Vote Prior to Annual Meeting:

By Internet Go to www.proxyvote.com and follow the instructions

By telephone Call 1-800-690-6903

By mail Sign, date, and return your proxy card in the postage-paid envelope

2	Uber 2024 Proxy Statement	Important Information About Uber’s Virtual Annual Meeting

Important Information About
Uber’s Virtual Annual Meeting

Uber’s 2024 Annual Meeting of Stockholders (Annual Meeting) will be conducted virtually, via live webcast. As a global company with stockholders located around the world, we are focused on providing convenient access and promoting attendance and participation. The Board of Directors (Board) believes that the virtual format enhances attendance and active participation regardless of where a stockholder lives. Similar to prior years, stockholders without an internet connection or a computer will be able to listen to the meeting by calling a toll-free telephone number.

We also intend to provide stockholders with the opportunity to communicate with the Board and management by submitting questions before and during the meeting on the virtual portal. A recording of the Annual Meeting will also be available on our Investor Relations website for one year following the Annual Meeting.

If you were a holder of record of Uber common stock at the close of business on March 13, 2024, you are entitled to participate in the Annual Meeting on May 6, 2024. Below are some frequently asked questions regarding our Annual Meeting.

How can I view and participate in the Annual Meeting? To participate, visit www.virtualshareholdermeeting.com/UBER2024 and log in with your 16-digit control number included in your proxy materials.

When can I join the virtual Annual Meeting? You may begin to log in to the meeting platform beginning at 7:45 a.m. Pacific Time on May 6, 2024. The meeting will begin promptly at 8:00 a.m. Pacific Time on May 6, 2024.

How can I ask questions and vote? We encourage you to submit your questions and vote in advance by visiting www.proxyvote.com. Stockholders may also vote and submit questions virtually during the meeting (subject to time restrictions and to our Rules of Conduct). To participate in the meeting webcast visit www.virtualshareholdermeeting.com/UBER2024.

What if I lost my 16-digit control number? You will be able to log in as a guest. To view the meeting webcast visit www.virtualshareholdermeeting.com/UBER2024 and register as a guest. If you log in as a guest, you will not be able to vote your shares or ask questions during the meeting.

What if I don’t have Internet access? Please call 1-877-346-6111 (toll free) or 1-213-992-4622 (international) to listen to the meeting proceedings. You will not be able to vote your shares or ask questions during the meeting.

What if I experience technical difficulties? Please call 844-986-0822 (U.S.) or 303-562-9302 (international) for assistance.

Where can I find additional information? For additional information about how to attend the Annual Meeting, please see “Additional Information” starting on page 84, which includes our Rules of Conduct for our Annual Meeting.

If there are questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints, management will post answers to a representative set of such questions at investor.uber.com. The questions and answers will remain available until Uber’s 2025 Proxy Statement is filed. We also encourage you to read our Annual Report on Form 10-K available at www.proxyvote.com.

Your vote is important to us! Please vote today at www.proxyvote.com

Table of Contents	3

Forward-looking statements

This proxy statement contains forward-looking statements regarding our future business expectations, including our climate change- and sustainability-related goals and related time frames. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. These risks, uncertainties, and other factors relate to, among others: investments in new products or offerings, the availability and adoption of zero-emission vehicles and related infrastructure, the development of zero-emission vehicle technology, our ability to partner with cities, transit agencies, and micromobility providers, our financial performance and ability to invest in and provide resources to promote sustainable rides, our ability to attract Drivers, Couriers, consumers, and other partners to our platform, competition, and managing our growth and corporate culture, financial performance, our brand and reputation, other legal and regulatory developments, particularly with respect to our relationships with Drivers and Couriers and the impact of the global economy, including rising inflation and interest rates. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent quarterly reports and other filings filed with the Securities and Exchange Commission from time to time. All information provided in this proxy statement is as of the date of this proxy statement and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this proxy statements, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

4

Proxy Statement Summary

Mobility New Products Portfolio

UberX Share

Taxi

Uber Connect

Uber Rent

Uber Valet

Carshare

Launched new features and announced market expansions across new Mobility Products. Mobility new products Gross Bookings run-rate of $11 billion

Membership

19M Members

Members generate 30% of Gross Bookings

Uber One

Launched Uber One in seven new markets, bringing total to 25 markets globally

2023 Platform Highlights

Advertising

Ice Cream
Deals & Favorites

Launched Sponsored Items on Uber Eats to additional categories and markets. Advertising revenue run-rate now exceeds $900 million

Teen Accounts on Uber

Safety
Safety tools
Contact 911
Contact safety agent
Record audio
Share ride info
Report issue
How you're protected
Auto-detour detection
Live trip tracking
Your parent or guardian can follow your ride to make sure you get where you need to go. They'll also receive notifications when you request a ride, while you're on-trip, and when you arrive.

Unlocked new demographic segment with Teen Accounts, promoting safety, independence, and peace of mind

5

Proxy Statement Summary

A GLOBAL TECH PLATFORM AT MASSIVE SCALE

Uber

150M
MAPCs as of Q4 2023

+15%
year-over-year

70+
Countries[1]

10K+
Cities[1]

$137.9B
Gross bookings

+20%[2]
year-over-year

9.4B
Trips

+24%
year-over-year

Uber Eats

(1) Based on our internal definition of a city, which includes metropolitan areas that include several cities; countries and cities metrics as of December 31, 2023.
(2) Growth percentages for Gross Bookings reflected on a constant currency basis.

6

Proxy Statement Summary

Nominees for Board of Directors

You are being asked to vote on the election of the 11 directors listed below. Additional information about each nominee’s background and experience can be found beginning on page 17.

Ronald Sugar† Former Chairman and CEO, Northrop Grumman Age: 75 Board Tenure: 5.6 Years Committee Memberships: Nominating and Governance (Chair); Compensation	Dara Khosrowshahi CEO, Uber Age: 54 Board Tenure: 6.5 Years Committee Memberships: None

Revathi Advaithi* CEO, Flex Ltd. Age: 56 Board Tenure: 3.7 Years Committee Memberships: Audit	Wan Ling Martello* Co-founder and Partner, BayPine Age: 65 Board Tenure: 6.8 Years Committee Memberships: Nominating and Governance; Compensation

Turqi Alnowaiser* Deputy Governor and Head of International Investments Division, The Public Investment Fund Age: 47 Board Tenure: <1 Year Committee Memberships: Audit	John Thain* Former Chairman and CEO, CIT Group Age: 68 Board Tenure: 6.5 Years Committee Memberships: Audit (Chair)

Ursula Burns* Former Chairman and CEO, VEON Ltd. Age: 65 Board Tenure: 6.5 Years Committee Memberships: Audit; Nominating and Governance	David Trujillo* Partner, TPG Age: 48 Board Tenure: 6.7 Years Committee Memberships: Nominating and Governance; Compensation

Robert Eckert* Operating Partner, FFL Partners LLC Age: 69 Board Tenure: 4.0 Years Committee Memberships: Nominating and Governance; Compensation (Chair)	Alexander Wynaendts* Former CEO and Chairman, Aegon NV Age: 63 Board Tenure: 3.0 Years Committee Memberships: Audit

Amanda Ginsberg* Former CEO, Match Group, Inc. Age: 54 Board Tenure: 4.1 Years Committee Memberships: Compensation

Note: Age and Board tenure measured as of March 15, 2024. † Independent Chairperson of the Board * Independent Director

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Proxy Statement Summary

Corporate Governance Highlights We strive to maintain the highest governance standards in our business. Our commitment to effective corporate governance is illustrated by the following practices:

WHAT WE DO Independent chairperson Ensure slate includes qualified women and minorities for every open Board seat Fully independent Audit, Compensation, and Nominating and Governance Committees that meet at least quarterly Annual elections for all directors Directors elected by majority vote in uncontested elections Board oversight of management succession planning Board, committee, and individual director evaluation process Stock ownership guidelines for directors and executive officers Incorporate performance metrics tied to our cultural values, including safety, climate, and diversity, equity, and inclusion (DEI) metrics into executive compensation WHAT WE DON'T DO Dual class stock Allow hedging of Uber stock by directors or employees Allow pledging of Uber stock by directors or employees for margin loans or similar speculative transactions Have a stockholder rights plan (poison pill) Have a classified Board Require a supermajority vote to amend our bylaws or certificate of incorporation Require a supermajority vote to remove directors Clawback policy in our executive compensation program that exceeds the Securities and Exchange Commission (SEC) and New York Stock Exchange (NYSE) requirements Permit stockholders, who own at least 25% of the aggregate voting power of our securities and satisfy other requirements set forth in our bylaws, to call a special meeting Proxy access that allows a stockholder or a group of up to 20 stockholders continuously holding at least 3% of our voting stock for three years or more to nominate up to two directors or 20% of our Board

8

Proxy Statement Summary

Executive Compensation Highlights

Our Compensation Committee believes ensuring that we have strong, diverse talent with demonstrated ability to grow and scale while focusing on our long-term strategic goals and driving long-term stockholder value is critical to our success and must be reflected in our compensation program. As our compensation program has evolved, we have consistently engaged with our stockholders and incorporated their feedback into all aspects of our program. In response to constructive stockholder feedback, we have continued to make changes to our compensation program in order to better align with stockholder interests, tie pay to performance, and generate long-term stockholder value. Outside of some small but key changes based on stockholder feedback, we largely maintained the philosophy and design of our compensation program from last year as we felt it continued to be effective and we believe our stockholders agree with us, as we received a Say-on-Pay vote of approximately 90% in 2023. We are committed to accountability and to ongoing stockholder engagement and dialogue as we continue to evaluate the structure and effectiveness of our executive compensation program.

The following is a summary of the most notable highlights of our 2023 compensation program, which we believe reflect the mission and values of the Company and incorporate the feedback we received through our extensive stockholder engagement.

Aligned our annual cash bonus goals with the Company's success. We set out to choose performance goals for our annual cash bonus program based on the metrics that define the Company's success. In 2023, we exceeded our targets in our Gross Bookings, Adjusted EBITDA, and Adjusted EBITDA less Stock-based Compensation expense (SBC)2 metrics. Reduced annual equity grants by 10%. As a reflection of the change to the competitive market and how our stockholders fared in 2022, and our efforts to achieve GAAP operating income profitability in 2023, we reduced our annual equity grants for all NEOs by 10%. Addition of SBC metric. We added SBC as a metric (i.e., Adjusted EBITDA less SBC) to our Company financial goals in our annual cash bonus plan in an effort to demonstrate our commitment to stockholders to achieve GAAP operating income profitability. Continued our performance-based equity award program. 2023 marks the third consecutive year we have maintained a consistent long-term performance-based equity award program comprised of 80% financial and 20% strategic environmental, social, and governance (ESG) long-term goals, with all of our NEOs participating. Continued to incorporate ESG priorities throughout our compensation program. While we include DEI, safety, human capital management, and climate goals throughout our compensation program generally, in 2023 we added a climate change metric as a Company-wide strategic metric to our annual cash bonus program. Adopted an enhanced Clawback Policy. To comply with new SEC rules and NYSE listing standards, we adopted an enhanced Clawback Policy that goes beyond the SEC's and NYSE's requirements because we want to ensure we have strong governance policies. Successful Chief Financial Officer transition. We successfully onboarded our new Chief Financial Officer and ensured a smooth transition for the Company.

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Proxy Statement Summary

ESG Strategy and Oversight

Our Approach to ESG

We recognize that strong corporate governance and the appropriate management of ESG risks and opportunities related to our business are essential to promoting long-term value for our stakeholders and our Company. At Uber, we strive to seamlessly and appropriately integrate ESG principles throughout our corporate strategy, our governance structures, and our risk management processes. To do so, we have created a dedicated and centralized ESG team that works cross functionally with various internal experts to further our vision, deliver on our goals, and continuously improve our ESG-related disclosures and engagements. Uber’s Head of ESG Strategy & Engagement provides updates to the Board and Nominating and Governance Committee on our ESG progress and goals.

These material[3] ESG priorities were determined through an ESG-materiality assessment led by an independent third party. Uber’s ESG team also works closely with our Enterprise Risk Management and Internal Audit teams to deliver informed, trusted, and decision-useful disclosures to our stakeholders.

2023 ESG Program Highlights Climate Risks & Sustainability: We continue to make progress towards our goal of having 100% of rides on our Mobility platform in the U.S., Canada, and Europe taken in zero-emission-vehicles (ZEVs), via micromobility, or through public transit. As of Q3 2023, European countries had 9.6% share of trip miles completed in ZEVs on Uber, while Canada and the U.S. had 6.5% share of trip miles completed in ZEVs. In 2023, we also received approval for our emissions reduction targets from the SBTi. Driver & Courier Well-being: We prioritize engagement with Drivers and Couriers as it helps us understand diverse perspectives and how we can best improve their experience, relieve pain points, and support their needs. As a result of our active listening and in response to feedback, in 2023, we introduced new features that focused on helping to make earning on Uber safer and fairer such as real-time navigation feedback and alternate routes, and access to an in-app Review Center to allow Drivers and Couriers to dispute or review a deactivation decision. We also put new systems in place to help protect Drivers from false allegations and unfairly low ratings.

[3]  The use of “material” when referring to ESG topics throughout this proxy statement is intended to flag the most important issues from our ESG assessment. It does not speak to the materiality of those issues to Uber as a whole. To learn more about our ESG-materiality process, which includes approaches to materiality that differ from the U.S. federal securities law definition of materiality, please review Uber’s 2023 ESG Report.

4  In 2020, we set a goal of reaching 50% of trip kilometers completed in battery EVs in seven European capitals: Amsterdam, Berlin, Brussels, Lisbon, London, Madrid, and Paris. For this reason, all mentions of “Europe” when discussing ZEVs in this proxy statement refer to all passenger Mobility trips completed in the country-level markets corresponding to these seven European capitals: the Netherlands, Germany, Belgium, Portugal, the UK, Spain, and France, respectively.

10

Proxy Statement Summary

Ethics & Compliance: It is a company priority to continually improve our global compliance program and align our program priorities to critical risks facing the Company. We engaged an independent third party, Ethisphere, to perform a comprehensive review of our Ethics and Compliance program and company culture. In 2023, after completing the review process, Ethisphere awarded Uber its Compliance Leader Verification status for 2024, and Uber was also named a 2023 Business Ethics Leadership Alliance (BELA) Community Champion. Human Capital Management: We recognize that our employees are key to our success, and that a diverse, equitable, and inclusive corporate culture is a strategic business priority. In 2023, we published our Civil Rights Assessment which assessed our efforts to promote civil rights, DEI, and safety and made recommendations for additional actions to increase equal opportunities for all stakeholders in the U.S., which we have already started working towards. User Safety: We firmly believe our work on safety is never done. Safety is a priority for those using our platform through continuous in-and-out of app safety features and strive to help create a safe environment and reduce incidents that impact the physical safety of our users. For information on our approach to safety, please view our most recent report found here: www.uber.com/us/en/about/ reports/us-safety-report.

ESG Oversight

Our Board of Directors recognizes that effective management of and governance over Uber’s most impactful ESG risks and opportunities is fundamental to our long-term success as a company and to our stockholders. Our ESG program is overseen by our Board and its independent Audit, Compensation, and Nominating and Governance Committees. Each of these key committees have formal oversight of various ESG priorities that fall within their purview. Our Board is actively engaged in overseeing the components of our ESG program and provides feedback on our overall strategy, commitments, and specific risks that may arise from our business and operations.

The chart below summarizes the Board and each committee’s primary responsibility for the components of our ESG program and our impactful ESG topics.

11

Proxy Statement Summary

Below is a summary of the primary oversight responsibilities of the Board and its committees for each area of focus.

Climate Risk & Sustainability	The full Board and the Nominating and Governance Committee oversee environmental sustainability, including our approach to climate change-related matters. Both the full Board and the Nominating and Governance Committee periodically receive updates on policy and regulatory trends at the local, state, and national levels concerning climate- and emissions-related developments and receives reports on Uber’s strategy for and progress towards achieving its science-based emissions reduction targets. The Nominating and Governance Committee briefs the full Board on these matters.
Cybersecurity	Uber’s Board oversees the cybersecurity program, and Uber’s risk profile with respect to cybersecurity matters, through regular reports and reviews. These include presentations by the Chief Information Security Officer (CISO) to the Board and Audit Committee on an alternating quarterly basis and quarterly reports of certain cybersecurity incidents to the Board.
Data Privacy	Uber’s Board receives reports or reviews from Uber’s Chief Privacy Officer at least annually.
Driver & Courier Well-being	The full Board receives regular updates on Driver and Courier well-being throughout the year. In 2023, the Board received information about the benefits of multi-app use by Drivers and Couriers on our platform; how Uber listens and responds to feedback from Drivers and the direct improvements we make as a result of these engagements; building sustainable structures for the well-being of Drivers and Couriers that include flexibility and earnings transparency, and how Uber’s Product Equity Team works to ensure that fairness, accessibility, and safety principles for Drivers and Couriers are built into product development.
Ethics & Compliance	The Audit Committee oversees a variety of ethics and compliance matters and receives regular reports from the Chief Ethics and Compliance Officer. These reports include updates on our compliance with applicable laws and regulations and our compliance framework and program development, including oversight of our systems and controls for ethical behavior and the prevention of bribery. Additionally, the Audit Committee is informed of and oversees the investigation and follow-up (including disciplinary action) of any instances of material non-compliance, including violations of Uber’s Business Conduct Guide. This oversight includes the review of any ongoing examinations by regulatory authorities and the Company’s response. The Audit Committee regularly briefs the entire Board on these matters.
Human Capital Management	The Compensation Committee is actively engaged in overseeing our people and culture strategy. The Compensation Committee regularly reviews and reports back to the Board on a broad range of human capital management topics, including talent management; culture; employee engagement, development, and retention; DEI; and equity and fairness, among other topics.
Regulatory Environment	The Board oversees risk management, including Uber’s compliance with applicable laws and regulations. The Board’s assessment of, and decisions regarding, risk occur in the context of and in conjunction with the Board’s and its committees’ ongoing activities. The Board receives regular updates by our Chief Legal Officer and our SVP, Marketing and Public Affairs. Regulatory issues are also discussed with the Board multiple times each year through our Enterprise Risk Management program.
User Safety	The Board receives updates at least annually and is actively engaged in user safety. The Board and management deeply understand the importance of safety, which is why safety is tied to our Company values and is a performance metric for each of our most senior executives. Our Senior Vice President of Core Services and our Head of Safety reports to the Board on Uber’s Safety Management System, which can include updates on Uber’s safety policies, safety risk management and controls, and safety assurance, including reporting on critical safety incidents like motor vehicle fatalities, physical assault fatalities, and critical sexual assaults.

12

Proxy Statement Summary

Our Commitment to Transparency & Reporting

Our ESG reporting is informed by the standards of the Sustainability Accounting Standards Board (SASB) and the guidance of the Task Force on Climate-related Financial Disclosures (TCFD). We continue to monitor the evolution of reporting standards, such as the International Sustainability Standards Board.

We actively review reports and ratings issued by ESG data providers and identify disclosures that can inform their analyses. As a result of these efforts, we have seen an increase in our ratings over the past few years. For example, our MSCI ESG rating has improved from BBB to A and our CDP (Carbon Disclosure Project) score has improved to a B. We continue to engage with our stockholders and stakeholders to focus on providing meaningful and potentially decision-useful disclosures. Below is a summary of our stand-alone reports that are available at www.uber.com.

13

Proxy Statement Summary

Stockholder Engagement in 2023

We believe that proactive outreach and constructive engagement with our stockholders is crucial to Uber’s success as a company. Throughout the year, we held strategic engagements with our stockholders to seek feedback on various important topics. Feedback received from these engagements are then summarized and shared with a broader team of executives and our Board. These engagements drive increased corporate accountability, improve decision-making, and ultimately assist in creating long-term stockholder value.

Leading up to our initial public offering (IPO), we substantially reshaped our corporate governance structure, policies, and procedures based on input from our stockholders. Since then, we have continued to increase our stockholder engagement efforts with a growing number of our largest stockholders and other key constituents on a wide variety of interests including our strategy and operating performance and also corporate governance, executive compensation, and environmental and social matters. Throughout the year, our Independent Chairperson, Ronald Sugar, and our executive leadership team also met with some of our largest stockholders to discuss a variety of topics.

Uber has long understood and valued the importance of our comprehensive stockholder engagement program and we believe these engagement efforts will allow us to better understand our stockholders’ priorities and perspectives and provide us with useful input concerning our corporate strategy, our compensation, and ESG practices.

14

Proxy Statement Summary

ESG - Stockholder Engagement

Along with internal cross functional engagement, Uber’s ESG team, as well as members of management and our Board, conducts extensive ESG-related engagements with our stockholders and other stakeholders. In 2023, the ESG engagement team met with stockholders on ESG-related topics such as:

Feedback received from these engagements is regularly reported to our Board and Nominating and Governance Committee. We diligently work to incorporate stockholder perspectives into our ESG strategy and reporting.

EXAMPLES OF WHAT WE HEARD IN 2023	HOW WE RESPONDED
Encouraged to enhance stockholder rights	Added proxy access to our bylaws in October 2023. Amended and restated our bylaws in February 2024 to add stockholder right to call a special meeting.
Encouraged to enhance our disclosure on our climate goals and strategy	Enhanced our Environmental, Social, and Governance Report (ESG Report) to more clearly discuss our climate transition plan structure, highlighting governance, scenario analysis, value chain engagement, low-carbon initiatives, policy engagement, risks and opportunities, and our climate-related targets. We also announced Delivery and Freight goals and maintained our Climate Assessment and Performance Report publication, showing how we have progressed towards increasing monthly ZEV Drivers active on Uber’s Driver app, quarterly ZEV trips, share of trip miles completed in ZEVs, and average carbon intensity of trips on Uber in Canada, Europe, and the U.S.
Encouraged to enhance reporting around political and lobbying expenditures	Updated our U.S. Political Engagement Report to include expanded disclosures based on feedback from our stockholders.
Encouraged to assess corporate culture and disclose our efforts to promote civil rights and DEI	We engaged an independent third party, Covington & Burling LLP (Covington) to assess our efforts to promote civil rights, DEI, and safety throughout the Company and published our Civil Rights Assessment in August 2023. We have taken tangible steps to begin implementing Covington’s recommendations, such as adding an expert in worker health and safety to our Safety Advisory Board and establishing our Equity Leadership Council to steer our progress with oversight from management and our Board.
Encouraged to provide more information on feedback cycles and how we engage with Drivers and Couriers	Continued to prioritize engagement and listening sessions with Drivers and Couriers around the world and conduct surveys to gather valuable feedback. We also expanded our Driver and Courier advisory programs which enable Drivers and Couriers to provide assistance to fellow Drivers and Couriers and work directly with Uber’s operations and product teams on behalf of their communities.
Encouraged to continue our disclosure on safety	In 2022, we published our second U.S. Safety Report to track our progress, drive accountability, and strengthen safety on our platform and beyond. In 2023, we updated our ESG Report to, among other things, highlight our global safety management system (SMS), which shapes and defines our commitment to safety. Our commitment to enhance our disclosures of Uber’s work on safety will be reflected in our forthcoming disclosures.
Encouraged to share more information around data privacy and cybersecurity	Maintained an industry leading data privacy program to protect user’s privacy rights and data. In 2023, we enhanced our Privacy Center by introducing Privacy Check-up, a feature allowing users to easily view and adjust their data and privacy settings. In addition to providing comprehensive disclosures regarding our cybersecurity risk management program in our Annual Report on Form 10-K for the year ended December 31, 2023 in accordance with SEC rules, we added a technology and cybersecurity experience category to our Director Skills, Experience, and Background matrix, which can be found below.
Encouraged to share information on how Uber is monitoring Artificial Intelligence (AI)	Members of our Privacy & Cybersecurity Legal, Product Legal, Public Policy, Engineering teams, and others continued monitoring the regulatory and technical landscape on the evolution of AI and leveraged the expertise of leaders in our cross-functional AI Law & Ethics Council to create strategies and goals regarding applications of AI and related ethics and governance issues.

15

Voting Agenda

Proposal 1

Election of Directors

The Board of Directors recommends a vote FOR each of the director nominees listed in this proxy statement to hold office until the 2025 Annual Meeting of stockholders and until their successors are elected.

	✓	Our Board recommends a vote FOR
See page 16 for more information

Proposal 2

Advisory Vote to Approve 2023 Named Executive Officer Compensation

The Board of Directors recommends a vote FOR the approval, on a non-binding advisory basis, of the 2023 compensation of our named executive officers (NEOs) (the “Say-on-Pay vote”).

	✓	Our Board recommends a vote FOR
See page 74 for more information

Proposal 3

Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2024.

	✓	Our Board recommends a vote FOR
See page 75 for more information

Proposal 4

Management Proposal to Amend the Certificate of Incorporation to reflect Delaware Law Provisions Regarding Exculpation of Officers

The Board of Directors recommends a vote FOR the amendment of the Certificate of Incorporation to allow exculpation of officers.

	✓	Our Board recommends a vote FOR
See page 77 for more information

Proposal 5

Stockholder Proposal to Prepare an Independent Third-Party Audit on Driver Health and Safety

If properly presented at the Annual Meeting, the Board of Directors recommends a vote AGAINST the stockholder proposal to prepare an independent third-party audit on Driver health and safety.

	x	Our Board recommends a vote AGAINST
See page 79 for more information

16	Uber 2024 Proxy Statement	Proposal 1 — Election of Directors

Proposal 1 — Election of Directors

Our Board of Directors has nominated the 11 director nominees listed below for election at the 2024 Annual Meeting. Each of the director nominees currently serves on the Board. The current term of all directors will expire at the 2024 Annual Meeting when their successors are elected, and the Board has nominated each of these individuals for a new one-year term that will expire at the 2025 Annual Meeting when their successors are elected.

Each of the director nominees identified in this proxy statement has consented to being named as a nominee in our proxy materials and has accepted the nomination and agreed to serve as a director if elected by the Company’s stockholders. If any nominee becomes unable or for good cause unwilling to serve between the date of the proxy statement and the 2024 Annual Meeting, the Board may designate a new nominee, and the persons named as proxies will vote on that substitute nominee.

Name	Age	Position
Ronald Sugar(1)(2)	75	Independent Chairperson of the Board of Directors
Revathi Advaithi(3)	56	Director
Turqi Alnowaiser(3)	47	Director
Ursula Burns(2)(3)	65	Director
Robert Eckert(1)(2)	69	Director
Amanda Ginsberg(1)	54	Director
Dara Khosrowshahi	54	Director and Chief Executive Officer
Wan Ling Martello(1)(2)	65	Director
John Thain(3)	68	Director
David Trujillo(1)(2)	48	Director
Alexander Wynaendts(3)	63	Director

(1)	Compensation Committee member.
(2)	Nominating and Governance Committee member.
(3)	Audit Committee member.

Director Nominees	17

Director Nominees

The Board of Directors recommends a vote FOR each of the following director nominees to hold office until the 2024 Annual Meeting of stockholders and until their successors are elected.

Ronald Sugar

Age: 75 Former Chairman and CEO, Northrop Grumman Other Public Company Boards: • Apple Inc. • Amgen, Inc.

Biography

Dr. Sugar has served as the Independent Chairperson of our Board of Directors since July 2018. Dr. Sugar was Chairman of the board of directors and Chief Executive Officer of Northrop Grumman Corporation, a global aerospace and defense company, from 2003 until his retirement in 2010, and President and Chief Operating Officer from 2001 until 2003. He was President and Chief Operating Officer of Litton Industries, Inc. from 2000 until the company was acquired by Northrop Grumman Corporation in 2001. Prior to that time, he served as Chief Financial Officer of TRW Inc. Dr. Sugar is also an adviser to Ares Management LLC, Bain & Company, and Singapore’s Temasek Investment Company. He is a trustee of the University of Southern California, board of visitors member of the University of California, Los Angeles Anderson School of Management, past Chairman of the Aerospace Industries Association, and a member of the National Academy of Engineering. Dr. Sugar currently serves on the board of directors of Amgen, Inc. and Apple Inc. He previously served on the board of directors of Air Lease Corporation from 2010 to 2020 and the board of directors of Chevron Corporation from 2005 to 2023.

Qualifications

Dr. Sugar was selected to serve on our Board of Directors because of his experience as the leader of a global company, particularly as Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation, his innovation, technology, and high-growth experience, consumer and digital experience, particularly his experience on Apple’s board of directors, his financial expertise, and his government, policy, and regulatory experience.

Revathi Advaithi

Age: 56 CEO, Flex Ltd. Other Public Company Boards: • Flex Ltd.

Biography

Ms. Advaithi has served on our Board of Directors since July 2020. Ms. Advaithi has been Chief Executive Officer and a director of Flex Ltd., a manufacturer that delivers technology innovation, supply chain, and manufacturing solutions to diverse industries and end markets, since 2019. Prior to joining Flex, Ms. Advaithi was President and Chief Operating Officer, Electrical Sector, of Eaton Corporation plc, a power management company, a position she held from 2015. Prior to that role, she was President of Electrical Sector, Americas, of Eaton from 2012 through 2015, President of Electrical Sector, Asia Pacific, from 2009 to 2012, and vice president and general manager between 2008 and 2009. Between 2002 and 2008, Ms. Advaithi worked at Honeywell, where she held several senior roles within the sourcing and supply chain functions of the aerospace sector before being named vice president and general manager of Honeywell’s Field Solutions business in 2006. She held various other roles at Eaton between 1995 and 2002.

Qualifications

Ms. Advaithi was selected to serve on our Board of Directors due to her leadership experience as Chief Executive Officer of a large global technology company and her experience in engineering, operations, logistics, international management, and technology more generally.

18	Uber 2024 Proxy Statement	Proposal 1 — Election of Directors

Turqi Alnowaiser

Age: 47 Deputy Governor and Head of International Investments Division, The Public Investment Fund Other Public Company Boards: • Lucid Group, Inc. • Hapag-Lloyd AG

Biography

Mr. Alnowaiser has served on our Board of Directors since November 2023. Mr. Alnowaiser has served as Deputy Governor and Head of the International Investments Division at The Public Investment Fund, a sovereign wealth fund of the Kingdom of Saudi Arabia, since June 2021, and previously served as Head of International Investments at The Public Investment Fund from October 2016 to June 2021. Mr. Alnowaiser previously served as Senior Advisor at The Public Investment Fund from October 2015 to September 2016, prior to which he held several executive roles at Saudi Fransi Capital, a leading financial services firm based in Saudi Arabia, including as Head of Asset Management. Before his career at Saudi Fransi Capital, Mr. Alnowaiser specialized in developing, managing, and regulating various financial products across asset classes at Morgan Stanley, the Capital Market Authority of Saudi Arabia, and the Saudi Industrial Development Fund. Mr. Alnowaiser has served on the board of directors of Lucid Group, Inc., since April 2019 and has served as Chairman of Lucid’s board, since April 2023. Mr. Alnowaiser has also served on the board of directors of Hapag-Lloyd AG since February 2018.

Qualifications

Mr. Alnowaiser was selected to serve on our Board of Directors due to his financial services, regulatory, and operational experience, particularly in his roles at The Public Investment Fund and his leadership experience in the Middle East.

Ursula Burns

Age: 65 Former Chairman and CEO,VEON Ltd. Other Public Company Boards: • Endeavor Group Holdings, Inc. • IHS Holdings Limited

Biography

Ms. Burns has served on our Board of Directors since October 2017. In April 2021, Ms. Burns co-founded Integrum Holdings LP, an investment firm focused on partnering with technology-enabled services companies. Previously, she was Chairman of VEON Ltd., an international telecommunications and technology company, from 2017 to 2020, during which time she served as Executive Chairman from March 2018 to December 2018, and was Chief Executive Officer from 2018 to 2020. Ms. Burns was Chairman of Xerox Corporation from 2009 to 2017 and Chief Executive Officer from 2009 to 2016, prior to which she advanced through many engineering and management positions after joining the company in 1980. U.S. President Barack Obama appointed Ms. Burns to help lead the White House national program on Science, Technology, Engineering and Math (STEM) from 2009 to 2016, and she served as Chair of the President’s Export Council from 2015 to 2016 after serving as Vice Chair from 2010 to 2015. Ms. Burns currently serves on the board of directors of Endeavor Group Holdings, Inc. and IHS Holdings Limited. She previously served on the board of directors of American Express Company from 2004 to 2018, Nestle S.A. from 2017 to April 2021, VEON Ltd. from 2017 to 2020, Xerox Corporation from 2007 to 2017, Plum Acquisition Corp. I from 2021 to 2023, and Exxon Mobil Corporation from 2012 to 2023.

Qualifications

Ms. Burns was selected to serve on our Board of Directors because of her experience as the leader of a global company, particularly her experience as Chairman and Chief Executive Officer of Xerox, her technology and digital experience, her financial expertise, and her government, policy, and regulatory experience.

Robert Eckert

Age: 69 Operating Partner, FFL Partners, LLC Other Public Company Boards: • Amgen, Inc. • Levi Strauss & Co.

Biography

Mr. Eckert has served on our Board of Directors since March 2020. Mr. Eckert has been an Operating Partner of FFL Partners, LLC, a private equity firm, since 2014. Mr. Eckert is also Chairman Emeritus of Mattel, Inc., a role he has held since 2013. He was Mattel’s Chairman and Chief Executive Officer from 2000 until 2011, and he continued to serve as its Chairman until 2012. He previously worked for Kraft Foods, Inc. for 23 years, and served as President and Chief Executive Officer from 1997 until 2000. From 1995 to 1997, Mr. Eckert was Group Vice President of Kraft Foods, and from 1993 to 1995, he was President of the Oscar Mayer foods division of Kraft Foods. Mr. Eckert currently serves on the board of directors of Amgen, Inc., Eyemart Express Holdings, LLC, Levi Strauss & Co., and Quinn Company. He previously served on the board of directors of McDonald’s Corporation from 2003 to 2023.

Qualifications

Mr. Eckert was selected to serve on our Board of Directors due to his leadership experience as Chief Executive Officer of large global public companies and his extensive experience leading global consumer brands at Mattel and Kraft and financial expertise as a partner of FFL Partners, LLC and his government, policy, and regulatory experience.

Director Nominees	19

Amanda Ginsberg

Age: 54 Former CEO, Match Group, Inc. Other Public Company Boards: • ThredUp Inc.

Biography

Ms. Ginsberg has served on our Board of Directors since February 2020. Ms. Ginsberg was Chief Executive Officer of Match Group, Inc. from 2017 to 2020. Prior to this role, she was Chief Executive Officer of Match Group Americas from 2015 to 2017, where she was responsible for the Match U.S. brand, Match Affinity Brands, OkCupid, PlentyOfFish, ParPerfeito, and overall North and South American expansion. Previously, she was the Chief Executive Officer of The Princeton Review from 2014 to 2015, where she expanded its services to include online services, including tutoring and college counseling for a new generation of students. Ms. Ginsberg currently serves on the board of directors of ThredUp Inc. She previously served on the board of directors of Care.com from 2012 to 2014, J.C. Penney from 2015 to 2020, Match Group, Inc. from 2017 to 2020, and Z-Work Acquisition Corp from 2020 to 2022.

Qualifications

Ms. Ginsberg was selected to serve on our Board of Directors principally based on her extensive operational, innovation, and high-growth experience with consumer and digital companies and global company leadership, including serving as Chief Executive Officer of a leading provider of Internet-based dating products and a leading test preparation company and on-demand learning solutions company.

Dara Khosrowshahi

Age: 54 CEO, Uber Other Public Company Boards: • Aurora Innovation, Inc. • Expedia Group • Grab Holdings Ltd.

Biography

Mr. Khosrowshahi has served as our Chief Executive Officer and a member of our Board of Directors since September 2017. Prior to joining Uber, Mr. Khosrowshahi was President and Chief Executive Officer of Expedia Group, Inc., an online travel company, from 2005 to 2017. From 1998 to 2005, Mr. Khosrowshahi served in several senior management roles at IAC/InterActiveCorp, a media and internet company, including Chief Executive Officer of IAC Travel, a division of IAC/InterActiveCorp, from January 2005 to August 2005, Executive Vice President and Chief Financial Officer of IAC/ InterActiveCorp from 2002 to 2005, and as IAC/InterActiveCorp’s Executive Vice President, Operations and Strategic Planning, from 2000 to 2002. He worked at Allen & Company LLC from 1991 to 1998, where he was Vice President from 1995 to 1998. Mr. Khosrowshahi currently serves on the board of directors of Aurora Innovation, Inc., Expedia Group, Inc., and Grab Holdings Ltd. He was a member of the supervisory board of trivago, N.V. from 2016 to 2017 and previously served on the board of directors of the following companies: The New York Times Company from 2015 to 2017 and TripAdvisor, Inc. from 2011 to 2013.

Qualifications

Mr. Khosrowshahi was selected to serve on our Board of Directors based on the perspective and experience he brings as our Chief Executive Officer, as a former leader of Expedia, a global company, his innovation, technology, and high-growth experience, consumer and digital experience, and his financial expertise.

20	Uber 2024 Proxy Statement	Proposal 1 — Election of Directors

Wan Ling Martello

Age: 65 Co-founder and Partner, BayPine Other Public Company Boards: • Alibaba Group • Stellantis, N.V.

Biography

Ms. Martello has served on our Board of Directors since June 2017. Ms. Martello is currently a Founding Partner at BayPine, a private equity firm, a role she has held since 2020. From 2015 to 2018, she was Executive Vice President and Chief Executive Officer of the Asia, Oceania, and sub-Saharan Africa regions at Nestlé S.A., a Swiss multinational food and beverage company. She was Nestlé’s global Chief Financial Officer from 2012 to 2015 and Nestlés Executive Vice President from 2011 to 2012. Ms. Martello was a senior executive at Walmart Stores, Inc. from 2005 to 2011, where she served as Executive Vice President, Chief Operating Officer for Global eCommerce, and Senior Vice President, Chief Financial Officer & Strategy for Walmart International. Prior to Walmart, she was the Chief Financial Officer and then President, U.S.A., at NCH Marketing Services, Inc., from 1998 to 2005. Prior to NCH Marketing, she held various positions at Borden Foods and at Kraft Inc. (now known as the Kraft Heinz Company). Ms. Martello currently serves on the board of directors of Alibaba Group and Stellantis N.V.

Qualifications

Ms. Martello was selected to serve on our Board of Directors because of her experience as a senior executive of Nestlé, a global company, her consumer experience as a director of Alibaba and senior executive at Walmart, her financial expertise as the Chief Financial Officer at Nestlé, and her global experience.

John Thain

Age: 68 Former Chairman and CEO, CIT Group Other Public Company Boards: • Deutsche Bank AG

Biography

Mr. Thain has served on our Board of Directors since October 2017. Mr. Thain is the founding partner of Pine Island Capital Partners LLC, a private investment firm, and has served as Chairman since 2017. He was Chairman and Chief Executive Officer of CIT Group from 2010 until 2016, and Chairman of CIT Group until 2016. In 2009, prior to joining CIT Group, he was President of Global Banking, Securities and Wealth Management for Bank of America. From December 2007 to January 2009, prior to its merger with Bank of America, Mr. Thain was Chairman and Chief Executive Officer of Merrill Lynch & Co., Inc. From 2006 to 2007, he was Chief Executive Officer and a director of NYSE Euronext, Inc. following the NYSE Group and Euronext N.V. merger. He joined the New York Stock Exchange in 2004, serving as Chief Executive Officer and a director. From 2003 through 2004, Mr. Thain was the President and Chief Operating Officer of The Goldman Sachs Group Inc., and from 1999 through 2003 he was President and Co-Chief Operating Officer. From 1994 to 1999, he was Chief Financial Officer and Head of Operations, Technology and Finance, and from 1995 to 1997 he was also Co-Chief Executive Officer for European operations for The Goldman Sachs Group, L.P. Mr. Thain currently serves on the Supervisory Board of Deutsche Bank AG. He previously served on the board of directors of Goldman Sachs Group Inc. from 1998 to 2004.

Qualifications

Mr. Thain was selected to serve on our Board of Directors because of his experience as Chief Executive Officer of several global companies, his financial expertise from his roles at CIT Group, Merrill Lynch, and NYSE Euronext, and his government, policy, and regulatory experience.

Director Nominees	21

David I. Trujillo

Age: 48 Partner, TPG Other Public Company Boards: • TPG Inc.

Biography

Mr. Trujillo has served on our Board of Directors since June 2017. Mr. Trujillo is a Partner and a member of the Executive Committee and board of directors of TPG, a private equity firm with $210+ billion in assets under management. He is Co- Managing Partner of TPG Growth, Co-Managing Partner of TTAD (TPG Technology Adjacencies), Managing Partner of TDM (TPG Digital Media), and leads the firm’s Internet, Digital Media, and Communications private equity investing efforts. He joined TPG in 2006 and has been a private equity investor for 26 years, including at Golder, Thoma, Cressey, Rauner (GTCR) prior to joining TPG. Mr. Trujillo is currently a Director of the following non-public companies: Azoff Music Company, Beauty for All Industries (fka Ipsy), Calm, DirecTV, Entertainment Partners, GMR (Global Music Rights), MusixMatch, and Prodigy Education. Mr. Trujillo led TPG’s historic investments in Airbnb, Astound Broadband, Creative Artists Agency (CAA), and Spotify.

Qualifications

Mr. Trujillo was selected to serve on our Board of Directors, having led TPG’s investment in us in 2013, and because of his extensive experience in technology, high-growth, consumer, and digital companies, such as Airbnb and Spotify, as well as his financial expertise as a Partner of TPG.

Alexander Wynaendts

Age: 63 Former CEO and Chairman, Aegon NV Other Public Company Boards: • Air France-KLM • Deutsche Bank AG

Biography

Mr. Wynaendts has served on our Board of Directors since March 2021. From 2008 to 2020, he was Chief Executive Officer and Chairman of the Management and Executive Boards of Aegon NV, one of the world’s leading providers of life insurance, pensions, and asset management. From 2007 to 2008, Mr. Wynaendts was Chief Operating Officer at Aegon. He was appointed as a member of Aegon’s Executive Board in 2003, overseeing the company’s international growth strategy. He joined Aegon in 1997 as Senior Vice President for Group Business Development. Prior to Aegon, Mr. Wynaendts began his career in 1984 with ABN AMRO Bank, working in Amsterdam and London in the Dutch bank’s capital markets, asset management, corporate finance, and private banking operations. He currently serves as Chair of the Supervisory Board of Uber Payments BV, the Company’s indirect subsidiary in the Netherlands, which holds an e-money license and processes payments for the Company’s operations in Europe. Mr. Wynaendts currently serves on the board of directors of Air France- KLM SA and the Supervisory Board of Deutsche Bank AG, where he serves as Chairman. He formerly served on the board of directors of Citigroup Inc. from 2016 to 2021.

Qualifications

Mr. Wynaendts was selected to serve on our Board of Directors based on his extensive operational experience, including serving as both Chief Executive Officer and Chief Operating Officer of Aegon, a global provider of life insurance, pensions, and asset management and his extensive government, policy, and regulatory experience.

Other Governance Matters

Board Leadership Structure

Our corporate governance guidelines provide that the roles of chairperson of the Board of Directors and Chief Executive Officer (CEO) must be held by separate persons, and the chairperson of our Board of Directors must be independent. Dr. Sugar currently serves as the Independent Chairperson of our Board of Directors. In this role, he provides independent leadership and oversight of the Board of Directors and serves as a liaison between our Board of Directors and senior management. An independent chairperson helps enable independent directors to raise issues and concerns to the independent chairperson for consideration by our Board of Directors before involving senior management.

Delinquent Section 16(a) Reports

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations to us, we believe that for fiscal year 2023, all filing requirements applicable to the Company’s officers, directors, and greater than 10% beneficial owners pursuant to Section 16(a) of the Exchange Act, were complied with, except that John Thain filed one Form 4 relating to a vesting of restricted stock units (RSUs) late due to administrative oversight.

22	Uber 2024 Proxy Statement	Director Skills, Experience, & Background

Director Skills, Experience, & Background

Uber has a diverse set of director skills and experience on the Board. Listed below are certain skills and experiences that we consider important for our Board of Directors in light of our current business and structure.

Ms. Advaithi self-identifies as South Asian, Mr. Alnowaiser self-identifies as Middle Eastern/North African, Ms. Burns self-identifies as Black/ African American, Mr. Khosrowshahi self-identifies as Middle Eastern/North African, and Ms. Martello self-identifies as Southeast Asian/East Asian/Pacific Islander.

Vote Required & Recommendation of the Board of Directors

To be elected, each director nominee requires the affirmative vote of the majority of votes properly cast (i.e., the number of shares voted “FOR” the nominee must exceed the number of shares voted “AGAINST” the nominee). Abstentions and “broker non-votes” will have no effect on the outcome of the vote.

Corporate Governance	23

Corporate Governance

We strive to maintain the highest governance standards in our business. Our commitment to effective corporate governance is illustrated by the following practices:

Board, Committee, & Director Performance

Our Board recognizes the importance of a comprehensive self-assessment framework for maintaining optimal Board effectiveness and to ensure each individual director is able to effectively discharge his and her duties in supporting the Company and its objectives. Our Nominating and Governance Committee oversees ongoing review of the performance of our Board, committees, and each individual director including oversight of the annual self-evaluation process and the implementation and review of our corporate governance guidelines.

Annual Evaluations

Every year, each director participates in evaluations of the Board, each standing committee, and each individual director that allow for individual director feedback and promote collective discussion on a number of important topics relating to the Board and the Company, including the effectiveness of the Board, each committee, and each individual director.

To facilitate this discussion, each director receives a questionnaire that covers a range of topics, including the Board’s role, composition, and committee structure; the Board’s focus on the Company’s leadership and succession planning, operations and strategy, and risk management; and the Board’s and each committee’s meetings and materials. Each director also receives a separate questionnaire to evaluate every other individual director, providing an opportunity for feedback on each director’s strengths and opportunities to improve, and whether such director is effective in serving on the Board. At the next regular Board meeting, led by the Nominating and Governance Committee and our Independent Chairperson, the results of the evaluations are discussed and potential focus areas and proposed actions are identified for the coming year, which are communicated to senior management, as appropriate. The Board assesses the progress made in areas targeted for improvement from the prior year's evaluation as part of its annual self-assessment process.

The Nominating and Governance Committee oversees this annual self-evaluation process, which is led by our Independent Chairperson and provides the Board and each director with valuable and diverse insights into the performance of the Board, including opportunities for improvement. The components of the self-evaluation process are outlined below.

Annual Evaluation Cycle
PREPARATION
Nominating and Governance Committee prepares and finalizes written questionnaires for evaluating the Board.
QUESTIONNAIRES
Directors provide feedback on the Board and each Committee, as well as each individual director.
SUMMARY OF EVALUATIONS
Outside counsel aggregates the completed questionnaires and provides a written summary of results to Independent Chairperson and CEO.
ONE-ON-ONE DISCUSSIONS
Independent Chairperson discusses results in one-on-one discussions with each director, encouraging candid feedback.
SUMMARY REVIEW
Independent Chairperson reviews the summary and results of the evaluation process with the Nominating and Governance Committee.
FEEDBACK
Nominating and Governance Committee leads a discussion of the results with the Board in executive session to identify focus areas and proposed actions.
ONGOING EFFORTS
The Board implements any agreed-upon actions and is encouraged to provide ongoing feedback, which can be discussed at every regular meeting during executive.

24	Uber 2024 Proxy Statement	Board, Committee, & Director Performance

Evaluation Results

The Board and each committee began the most recent annual evaluation process in the fourth quarter of 2023 and completed the process in February 2024. The Board and each committee, after individual one-on-one discussions and discussion at the full Board, was satisfied with its performance and the performance of each individual director and the Nominating and Governance Committee proposed for each current director to stand for re-election at the 2024 Annual Meeting.

Changes Implemented

Our Board is committed to ensuring that the right mix of skills, background and experience, and gender and ethnic diversity is represented on the Board and its committees. This self-evaluation process has played an integral part of our Board refreshment since 2019 as evidenced by the addition of five additional directors to our Board since early 2020, including the most recent addition in November 2023. In the most recent self-evaluation process completed in early 2024, the Board discussed and assessed each member’s cybersecurity and technology skills and updated the Board skills matrix to reflect the foregoing by adding a new skill, “Technology and Cybersecurity Experience.” In addition, we have also made changes to our committee composition and our corporate governance guidelines since the start of 2021 as described below.

Director Commitments

Our Nominating and Governance Committee recognizes the importance of ensuring that external commitments do not impair any director’s ability to discharge their responsibilities to effectively serve on the Board. While director effectiveness has always been taken into account as part of the annual evaluation process and related discussions, in 2022, the Nominating and Governance Committee recommended, and our Board approved, changes to our corporate governance guidelines to explicitly require that the Nominating and Governance Committee review each director’s external board commitments, including board leadership roles such as serving as board chair or lead director of a public company, on at least an annual basis as part of the annual evaluation process to ensure that no director’s ability to serve effectively on our Board is impaired by external board commitments.

The Nominating and Governance Committee completed this review of external board commitments in early 2024 and, taking into consideration factors such as the results of its overall annual evaluation process, determined that no director’s ability to serve was impaired by their existing external board commitments.

All directors are currently compliant with the numerical limits on external board memberships set forth in our corporate governance guidelines other than our CEO, Dara Khosrowshahi, who serves on the boards of Expedia Group, Grab Holdings Ltd., and Aurora Innovation, Inc., each a public company. We believe that as companies that Uber holds significant equity stakes in, there is significant value to Mr. Khosrowshahi serving on the boards of Grab and Aurora and the Nominating and Governance Committee has approved an exception to the numerical limits, as permitted under our corporate governance guidelines.

For more information on the Company’s policies on external board commitments, see Corporate Governance Policies and Practices below.

Corporate Governance Policies & Practice	25

Corporate Governance Policies & Practice

Corporate Governance Guidelines

Our corporate governance guidelines embody many of our governance policies, practices, and procedures, which are the foundation of our commitment to effective corporate governance. The Nominating and Governance Committee will review the corporate governance guidelines periodically and recommend amendments to our Board of Directors as appropriate. The corporate governance guidelines outline the responsibilities, operations, qualifications, and composition of our Board of Directors, among other matters. The full text of our corporate governance guidelines is posted on the Investor Relations page of our website, www.uber.com. We also intend to disclose on our website any future amendments of our corporate governance guidelines.

Board Diversity

Under our corporate governance guidelines, diversity is one of several critical factors that the Nominating and Governance Committee considers when evaluating the composition of our Board of Directors, amongst other critical selection criteria, including (i) integrity, (ii) sound business judgment, (iii) commitment to the highest ethical standards, (iv) professional background, (v) skills and relevant business experience, (vi) ability and willingness to commit time to the Board of Directors and represent long-term interests of stockholders, and (vii) expected contributions to the Board of Directors. For a company like ours, which operates in over 70 countries around the globe, diversity factors that are considered include race, ethnicity, gender, national origin, and geography. The proposed composition of our Board of Directors includes four women directors, directors ranging in age from 47 to 75, and directors with a range of ethnic/racial diversity, with six of our directors identifying as White (Non-Hispanic or Latinx), two as Middle Eastern/North African, one as Black or African-American, one as South Asian, and one as Southeast Asian, East Asian, or Pacific Islander.

Our Board of Directors is committed to including individuals on the Board whose backgrounds reflect the diversity represented by our employees and platform users. In addition, each director contributes to the Board’s overall diversity by providing a variety of perspectives based on distinct personal and professional experiences and backgrounds. In furtherance of this, the Nominating and Governance Committee conducts annual self-evaluations to assess the Board and its committees’ performance and effectiveness, which includes consideration of diversity and other selection criteria.

Committees of the Board of Directors

Consistent with our corporate governance guidelines and the requirements of our committee charters, all members of the Audit, Compensation, and Nominating and Governance Committees are independent. The Nominating and Governance Committee recommends committee composition and committee chairs to the Board of Directors at least annually. The Board of Directors and each committee has the authority to engage, and approve the fees of, independent legal, financial, or other advisors as they may deem necessary, without consulting with or obtaining the approval of management.

Additional Board Service

Pursuant to the corporate governance guidelines, no director may serve on more than four other public company boards or on more than one other public company board if the director is also our CEO or the chief executive officer of another public company. The Nominating and Governance Committee may approve exceptions if it determines that the additional service will not impair the director’s effectiveness as a member of our Board of Directors.

In 2022, the corporate governance guidelines were amended to provide that the Board evaluate whether directors’ abilities to serve on our Board is impaired by external board commitments. Specifically, the guidelines were amended to require that directors notify the Nominating and Governance Committee if joining a new board or assuming a board chair or lead independent director role on a public company board and to include an annual review of each directors’ external board commitments, in conjunction with the annual Board, committee, and director evaluation process described in this proxy statement, to ensure their effectiveness as a director was not impaired. The Nominating and Governance Committee conducted this annual review in 2024 and determined that no director’s effectiveness was impaired by their external board commitments.

Majority Voting for Directors

In an uncontested election, each director will be elected by a majority of the votes cast. If an incumbent director in an uncontested election fails to receive the required vote for re-election, our Board of Directors will evaluate whether it should accept the director’s resignation, which must be tendered to our Board of Directors pursuant to our governance documents. Our Board of Directors may consider any factors it deems relevant in deciding whether to accept a resignation from such director.

Role of our Board of Directors in Succession Planning

The responsibilities of our Board of Directors, or a committee thereof as determined by our Board of Directors, include periodically reviewing succession planning for our executive officers, including our CEO. The goal of our Board of Directors is to have a long-term and continuing program for effective senior leadership development and succession. We have a contingency plan in place for emergencies such as the death, disability, or unexpected or sudden departure of an executive officer.

Annually, the Board of Directors reviews a succession assessment for our senior leaders including our NEOs. The assessment profiles each potential NEO successor and includes strengths, opportunities, overall readiness, and information regarding diversity.

Promoting Integrity

At Uber, we do the right thing. Period. We foster an environment where we hold ourselves to the highest standards of integrity by communicating regularly and educating often about ethics and expected standards of conduct. We celebrate the importance of ethical decision-making and doing the right thing, particularly during our annual Ethics & Compliance Week where we remind employees about their responsibility to raise concerns or questions regarding ethics,

26	Uber 2024 Proxy Statement	Corporate Governance Policies & Practice

compliance, workplace culture, discrimination, and harassment. Employees are offered various reporting channels including Uber’s Integrity Helpline, a toll-free number that is available 24 hours a day, seven days a week, 365 days a year and is staffed by live operators who can connect to translators to accommodate multiple languages. Uber publicizes its Integrity Helpline through internal communications and by featuring it externally within its Business Conduct Guide, which is posted on the Investor Relations site. Employees are expected to use the Integrity Helpline to promptly report suspected violations of laws, regulations, rules, policies, procedures, and standards, including our Business Conduct Guide.

Calls to the Uber Integrity Helpline are received by a third-party vendor, which conducts intake for the concerns raised on the calls. Reported matters are promptly brought to the attention of our internal investigations teams. As a general matter, our Global Head of Internal Audit, Chief Ethics and Compliance Officer, Head of Employee Relations, and Chief Trust and Security Officer share responsibility for reviewing concerns expressed through the Integrity Helpline and are responsible for ensuring that such concerns are handled appropriately. Our Investigations Protocol allocates responsibility for handling the concerns to the appropriate function within our Company and establishes investigative standards among the participating functions. Investigators within the relevant functions participate in mandatory investigative training as well. Concerns may also be reported to or through managers, HR business partners, and a dedicated e-mail address managed by the Compliance team. In addition, individuals may raise concerns through a web portal that is available in more than 20 languages including English, Spanish, Portuguese, and French, among others. Any individual may also raise a concern by accessing our corporate website. Individuals may choose to remain anonymous when reporting such matters to the extent permitted by applicable laws and regulations.

Our corporate policies prohibit retaliatory actions against anyone who in good faith raises concerns or questions or who participates in a subsequent investigation of such concerns or questions. Our Chief Ethics and Compliance Officer and our Global Head of Internal Audit report to the Audit Committee no less than quarterly regarding issues raised through the Uber Integrity Helpline.

Business Conduct Guide & Code of Ethics

We have adopted a Business Conduct Guide and Code of Ethics, which is posted on the Investor Relations page of our website, www.uber.com. We will also disclose on our website any amendments to the sections of our Business Conduct Guide that constitute our Code of Ethics and any waivers granted to our executive officers or directors.

Prohibition on Hedging & Pledging Shares

Our insider trading policy prohibits our directors and employees from hedging their economic exposures to Uber stock, or using their Uber stock as collateral for margin loans and other similar speculative transactions.

Stock Ownership Guidelines

In order to align our directors’ and executive officers’ interests with those of our stockholders, our stock ownership guidelines require, as of the applicable measurement date (i) our non-employee directors to hold Uber stock valued at ten times their annual cash retainer within three years of becoming subject to the guidelines, and (ii) our executive officers to hold Uber stock valued at a multiple of three times (ten times for our CEO) their annual base salaries within five years of becoming subject to the guidelines.

Our guidelines also include a stock retention requirement that requires any executive officer who does not satisfy the stock ownership guidelines as of an annual measurement date to retain 50% of all vested shares acquired by the executive officer pursuant to any equity award (net of shares sold or withheld to pay the applicable exercise price and/or taxes) until such time as the executive officer satisfies the stock ownership guidelines. Satisfaction of this requirement is measured as of any subsequent date on which the executive officer wishes to dispose of the acquired shares.

Clawback Policy

In 2023, we adopted an amended and restated Clawback Policy (Clawback Policy) in accordance with the adoption of the final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Act Wall Street Reform and Consumer Protection Act by the Securities and Exchange Commission (SEC). The Clawback Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation from current and former executives officers (as such term is defined in Rule 10D-1, for purposes of this section, a “Section 16 officer”) of the Company in the event that the Company is required to prepare an accounting restatement. The recovery of such compensation applies regardless of whether a Section 16 officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement.

Additionally, under our amended and restated Clawback Policy, our Board of Directors may seek to recover equity compensation (including stock options, restricted stock, time-based RSUs, and performance- based RSUs (PRSUs)) awarded after March 28, 2019 and cash severance and incentive-based compensation awarded after October 26, 2020 from an executive officer (including senior executives designated by the Board of Directors or the Compensation Committee) in connection with a material breach by such executive officer of restrictive covenants in agreements between us and the executive officer, accounting restatements as a result of material non-compliance with any financial reporting requirement, or as a result of the executive officer’s misconduct that harms the business or reputation of the Company.

Corporate Governance Policies & Practice	27

How the Board Oversees Culture

The Board and its committees play a critical role in overseeing how we develop and maintain the culture that we want.

Audit Committee

•	Receives reports from the Chief Ethics and Compliance Officer and Global Head of Internal Audit no less than quarterly regarding the Company’s Integrity Helpline
•	Is given information regarding all reports that come through the Integrity Helpline, including the nature of the reports, how the reports are resolved, and whether any reports involve senior management or individuals associated with financial reporting
•	Ensures that the resolution of any and all allegations regarding wrongdoing involving members of senior management are reported back to the Audit Committee
•	Regularly meets in executive session with the Chief Ethics and Compliance Officer, the Global Head of Internal Audit, the Chief Legal Officer, and our external audit partner to discuss any compliance, internal audit, or legal issues that involve senior management

Compensation Committee

•	Receives regular reports on offer acceptance, attrition, and retention rates
•	Receives summaries of employee engagement survey results and related matters
•	Has tied executive compensation for our most senior executives to DEI, climate, and safety metrics
•	Reviews employee DEI efforts

Nominating & Governance Committee

•	Oversees the Company’s ESG matters, including receiving reports from management on environmental sustainability efforts and corporate political activities

Board of Directors

•	Takes employee engagement, DEI, and other matters into account for the evaluation of the CEO and senior management
•	Receives quarterly reports from the Office of Diversity and Inclusion regarding our progress against our diversity goals
•	Has regular discussions with senior management regarding public sentiment involving Uber, media coverage, as well as regulatory and legislative sentiment involving Uber

28	Uber 2024 Proxy Statement	Director Independence Determination

Director Independence Determination

Our Board of Directors has determined that, applying the standards adopted by the New York Stock Exchange (NYSE), each of the following directors is independent:

Revathi Advaithi Turqi Alnowaiser Ursula Burns Robert Eckert	Amanda Ginsberg Wan Ling Martello Ronald Sugar	John Thain David Trujillo Alexander Wynaendts

Our Board of Directors has determined that Dara Khosrowshahi is not independent.

Committees of the Board of Directors

To support effective governance, our Board of Directors delegates certain of its responsibilities to committees. We have three standing committees— the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee—and may from time to time form other committees. The committee charter for each of the three standing committees is available on the Investor Relations section of our website, www.uber.com.

The standing committees of our Board of Directors are described below:

Audit Committee
Members:	Committee Roles & Responsibilities:
John Thain (Chair) Revathi Advaithi Turqi Alnowaiser Ursula Burns Alexander Wynaendts

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to, among other things:

›     the integrity of our financial statements and financial reporting process, including the review of our annual and quarterly financial statements and reports;

›     the integrity of our accounting and financial reporting processes and systems of internal controls over financial reporting, including review with management, our independent auditors, and head of our internal audit function;

›     the performance of the internal audit function and plan;

›      the engagement of our independent auditors and the evaluation of their qualifications, independence, and performance;

›     our compliance with legal and regulatory requirements, including an assessment of our compliance program;

›     policies and processes for risk management and fraud prevention; and

›     the Company’s overall risk profile, including without limitation with respect to cybersecurity and privacy matters.

John Thain, the chair of the Audit Committee, Revathi Advaithi, Turqi Alnowaiser, Ursula Burns, and Alexander Wynaendts each qualify as an “Audit Committee financial expert” as defined by the SEC and each member qualifies as “financially literate” as required by the corporate governance rules of the NYSE.

Nominating & Governance Committee	29

Nominating & Governance Committee
Members:	Committee Roles & Responsibilities:
Ronald Sugar (Chair) Ursula Burns Robert Eckert Wan Ling Martello David Trujillo

The Nominating and Governance Committee assists the Board of Directors in the following functions, among others:

›     periodically reviewing our corporate governance framework and recommending changes as appropriate;

›     identifying, interviewing, and recruiting individuals to become members of the Board of Directors and evaluating the independence of each director and director candidate at least annually;

›     periodically reviewing and making recommendations to the Board of Directors regarding the size of the Board of Directors and of its committees;

›     evaluating and recommending to the Board of Directors at least annually each committee’s composition;

›     overseeing the annual evaluation process for the Board of Directors, each committee, and each individual director, the orientation program for new directors, and a continuing education program for current directors;

›     overseeing ESG matters including environmental sustainability as well as corporate political activities and contributions and lobbying activities;

›     considering stockholder proposals and recommending actions on such proposals; and

›     evaluating requests by directors to serve on boards of directors of other companies.

Compensation Committee
Members:	Committee Roles & Responsibilities:
Robert Eckert (Chair) Amanda Ginsberg Wan Ling Martello Ronald Sugar David Trujillo

The Compensation Committee has been delegated broad authority to oversee the compensation of our officers, employees, consultants, and other Uber service providers.

The Compensation Committee assists the Board of Directors in the following functions, among others:

›     annually reviewing and approving the individual and corporate goals and objectives for our executive officers;

›     establishing, reviewing, and approving salaries, bonuses, and other compensation for our executive officers;

›     reviewing and approving executive compensation agreements and any material amendments;

›     reviewing and approving incentive compensation plans and grants for our executive officers;

›     overseeing and at least annually reviewing management’s assessment of major compensation-related risk exposures and the mitigation thereof;

›     overseeing the administration of and performance of duties under the Company’s Clawback Policy;

›     periodically reviewing our Stock Ownership Guidelines and assessing compliance with such guidelines;

›     periodically reviewing the Company’s human capital strategies, initiatives, and programs with respect to the Company’s culture, talent, recruitment, retention, and employee engagement and employee DEI efforts;

›     periodically reviewing and recommending to the Board of Directors the type and amount of compensation paid to directors; and

›     considering the results of stockholder advisory votes on executive compensation and the frequency of such votes.

30	Uber 2024 Proxy Statement	Committee Composition

Committee Composition

	Audit(1)	Nominating and Governance	Compensation
Ronald Sugar (Independent Chairperson)
Revathi Advaithi
Turqi Alnowaiser
Ursula Burns
Robert Eckert
Amanda Ginsberg
Dara Khosrowshahi
Wan Ling Martello
John Thain
David Trujillo
Alexander Wynaendts

(1)   Each Audit Committee member qualifies as an “Audit Committee financial expert” as defined by the SEC and each member qualifies as “financially literate” as required by the corporate governance rules of the NYSE.

  committee member        committee chair

Meetings of the Board of Directors & Standing Committees

Our Board of Directors and Audit, Compensation, and Nominating and Governance Committees meet at least quarterly. In 2023, our Board of Directors met 12 times, the Audit Committee met seven times, the Compensation Committee met seven times, and the Nominating and Governance Committee met four times. Each director who served on our Board of Directors during 2023 attended at least 75% of the meetings of the Board of Directors and committees on which he or she served that were held during his or her tenure on our Board, with the exception of David Trujillo, who attended less than 75% of Board meetings and Compensation Committee Meetings. Under our corporate governance guidelines, all directors are expected to attend the Company’s annual meeting of stockholders. All of our current directors who were serving on our Board at the time of the 2023 Annual Meeting attended such meeting.

Meetings of Non-Management Directors

During 2023, our Board of Directors held executive sessions without management present.

Board Oversight

Our Board of Directors, which currently consists of 11 members, oversees our business affairs and works with senior management to determine our long-term strategy. A transparent dialogue between our Board of Directors, its standing committees, and senior management is essential to our Board of Directors’ oversight role, and, to this end, our Board of Directors and its standing committees regularly conduct meetings with risk management experts and our senior officers responsible for risk oversight, including our Chief Legal Officer, Chief Ethics and Compliance Officer, Chief Financial Officer, and Chief Executive Officer. Our Audit Committee oversees our risk management procedures and processes for preventing and detecting fraud.

Our Board of Directors’ Role in Risk Oversight	31

Our Board of Directors’ Role in Risk Oversight

Our commitment to innovation inherently involves significant risk. As a result, one of our Board of Directors’ important functions is the oversight of risk management. Our Board of Directors’ assessment of and decisions regarding risk occur in the context of and in conjunction with our Board of Directors’ and standing committees’ other activities. We seek to align our approach to risk-taking with our business strategy by encouraging innovation while managing our levels of risk.

Risk Assessment Responsibilities & Processes

Our committee charters and risk management policies set forth the following risk-related responsibilities:

The Board of Directors

•	Has primary responsibility for risk oversight.
•	Assigns specific oversight duties to the committees of the Board.
•	Receives periodic briefings and participates in informational sessions with management on the types of risks we face and our enterprise risk management system.
•	Receives reports from management on risks as they arise.

The Compensation Committee

•	Oversees compensation program for employees and senior management.
•	Oversees and reviews compensation-related risks.
•	Reviews the Company’s human capital strategies, initiatives, and programs with respect to the Company’s culture, talent, recruitment, retention, and employee engagement and employee DEI efforts.
•	Reviews conflicts of interest involving advisors to the Compensation Committee.

The Nominating & Governance Committee

•	Reviews risks associated with our corporate governance framework and provides recommendations as appropriate.
•	Identifies, interviews, recruits, and performs due diligence on potential Board members and evaluates the independence of each director and director candidate.
•	Oversees the Company’s ESG matters including environmental sustainability and political contributions and lobbying activities.

The Audit Committee

•	Annually reviews our risk profile, including with respect to cybersecurity and privacy matters.
•	Obtains updates on management’s implementation and maintenance of a Company-wide risk management process.
•	Receives periodic briefings on our internal audit function, risk identification, mitigation, and control.
•	Reviews our risk management processes and procedures.
•	Reviews any allegations of fraud disclosed to the Audit Committee, including those involving management or any employee with a significant role in our internal controls over financial reporting, legal compliance, or corporate governance.
•	Reviews with management our major financial risk exposures and the steps management has taken to monitor such exposures, including policies and procedures with respect to risk assessment and risk management.
•	Receives and discusses quarterly updates from the Global Head of Internal Audit regarding our risk management processes and systems of internal control.
•	Oversees management’s arrangements for the prevention, deterrence, and detection of fraud and management’s responses to allegations of fraud.

Management

•	Identifies risk and develops risk controls related to significant business activities.
•	Includes risk assessments in strategy decisions.
•	Develops programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk with potential reward, and the appropriate manner in which to manage risk.
•	Establishes procedures to prevent, deter, and detect fraud.
•	Provides reports and updates on risk-related matters to the Audit, Nominating and Governance, and Compensation Committees.

32	Uber 2024 Proxy Statement	Board of Directors’ Role in Cybersecurity Oversight

Board of Directors’ Role in Cybersecurity Oversight

Safeguarding our critical networks and the information that platform users share with us is vital to our business. Our Board of Directors oversees our efforts to address cybersecurity risk through the oversight of our senior management team, including our Chief Legal Officer, Chief Privacy Officer, Chief Trust and Security Officer, Chief Information Security Officer (CISO), Head of Platform Engineering, and EU Data Protection Officer.

Our CISO provides reports to the Audit Committee and the Board on an alternating quarterly basis, and such reports include certain cybersecurity incidents. Our CISO is also responsible for a range of cybersecurity activities, including conducting threat environment and vulnerability assessments, managing cyber incidents, pursuing projects to strengthen internal cybersecurity, working closely with our privacy and cybersecurity legal team that reports into our Chief Privacy Officer, coordinating with our operations teams to evaluate the cybersecurity implications of our products and offerings, and coordinating management’s efforts to monitor, detect, and prevent cyber threats to our Company. In addition, the Audit Committee annually reviews Uber’s risk profile with respect to cybersecurity matters. Our Chief Privacy Officer provides reports to the Board on an annual basis and as requested from time to time.

Certain Relationships & Related Person Transactions

Other than the executive officer and director compensation arrangements discussed in the sections titled “Executive Compensation” and “Director Compensation” and compensation to other executive officers that would have been disclosed in that section if such executive officers had been a NEO, we describe transactions and series of similar transactions, since January 1, 2023, in which we participated or will participate, in which:

•	the amounts involved exceeded or exceed $120,000; and
•	any of our then directors, executive officers, or holders of more than 5% of our capital stock at the time of such transaction, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Investors’ Rights Agreement

Prior to our IPO, we entered into an amended and restated investors’ rights agreement with certain holders of our redeemable convertible preferred stock (IRA), including The Public Investment Fund and entities affiliated with TPG, all of which were beneficial holders of more than 5% of our capital stock or are entities with which certain of our directors are affiliated. This agreement provides that the holders of common stock issuable upon conversion of our redeemable convertible preferred stock have the right to demand that we file a registration statement or request that their shares of common stock be covered by a registration statement that we are otherwise filing. In addition to the registration rights, the IRA provided for certain information rights and a right of first offer. The provisions of the amended and restated investors’ rights agreement, other than those relating to registration rights, terminated upon the closing of our IPO.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the Board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.

Other Transactions

We entered into a Series A Preferred Stock Purchase Agreement (Purchase Agreement) pursuant to which we sold shares of Uber Freight Holding Corporation, a majority-owned subsidiary of Uber (Uber Freight), to The Public Investment Fund, a stockholder of Uber and an entity affiliated with Turqi Alnowaiser, a member of our Board of Directors. Pursuant to the Purchase Agreement, we sold shares representing a minority interest in Uber Freight, for an aggregate purchase price of approximately $125 million. The sale of shares closed in July 2021. The transaction was approved by our Audit Committee in accordance with the Company’s Related Party Transactions Policy.

We have granted stock options, RSUs, and restricted stock awards to our executive officers and certain of our directors. For a description of the equity awards held by our NEOs and directors that are currently outstanding, see “Compensation Discussion & Analysis” (CD&A) and “Compensation Tables” in this proxy statement.

Policies & Procedures for Transactions with Related Persons	33

We have entered into change in control arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits. For a description of these agreements, see “Compensation Tables—Potential Payments upon Termination or Change in Control” in this proxy statement.

We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies & Procedures for Transactions with Related Persons

In May 2019, we adopted a written policy that our executive officers, directors, beneficial owners of more than 5% of any class of our capital stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related party transaction with us without the consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, beneficial owner of more than 5% of any class of our capital stock, or any member of the immediate family of any of the foregoing persons, in which such person would have a direct or indirect interest, must be presented to our Audit Committee for review, consideration, and approval, or ratification. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances of the transaction available to it, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unrelated third party or to employees under the same or similar circumstances, and the extent of the related person’s interest in the transaction. The written policy requires that, in determining whether to approve or reject a related person transaction, our Audit Committee must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee determines in good faith.

Communication with Directors & Executive Officers

Stockholders and others who wish to communicate with the Board of Directors or any individual director, including our Independent Chairperson, may do so by writing to the following address:

Board of Directors
Uber Technologies, Inc.

c/o Corporate Secretary
1725 3rd Street

San Francisco, California 94158

All such correspondence is reviewed by the Corporate Secretary’s office, which logs the material for tracking purposes. Our Board of Directors has asked the Corporate Secretary’s office to forward to the appropriate director(s) all correspondence, except for personal grievances, items unrelated to the functions of the Board of Directors, business solicitations, advertisements, and materials that are profane.

Availability of Corporate Governance Documents

Our corporate governance and ESG documents are available on the Investor Relations section of our website at www.uber.com. The information contained in, or that can be accessed through, our website is not a part of, or incorporated by reference in, this proxy statement. Additionally, copies of our Certificate of Incorporation, Bylaws, all standing Committee Charters, the Corporate Governance Guidelines, the Business Conduct Guide and Code of Ethics, Conflicts of Interest Policy, Stock Ownership Guidelines, Clawback Policy, and the Related Party Transactions Policy are available in print upon request by writing to the Corporate Secretary at Uber Technologies, Inc., 1725 3rd Street, San Francisco, California 94158.

34	Uber 2024 Proxy Statement	Director Compensation

Director Compensation

We compensate our non-employee directors in accordance with our Director Compensation Policy established by our Compensation Committee in consultation with our Board of Directors, compensation consultants, CEO, and other members of our senior management team. The Director Compensation Policy is intended to reward our non-employee directors for their experience and performance, motivate them to achieve our long-term strategic goals, and help align our director compensation program with those of other leading U.S.-based publicly traded companies.

Our Director Compensation Policy consisted of the following elements in 2023:

Description of Non-Employee Director Compensation	Amount
Cash Retainer for All Directors(1)	$ 50,000
Annual RSU Grant for All Directors(2)(3)	$ 275,000
Committee Additional Cash Retainer(1)
Audit Committee Chair	$ 40,000
Compensation Committee Chair	$ 30,000
Nominating and Governance Committee Chair	$ 30,000
Non-Chair Audit Committee Member	$ 20,000
Non-Chair Compensation Committee Member	$ 15,000
Non-Chair Nominating and Governance Committee Member	$ 15,000
Independent Chairperson of the Board Additional Cash Retainer(1)	$ 200,000

(1)	Earned daily and paid in arrears on a quarterly basis. Non-employee directors joining the Board of Directors after the beginning of the year receive a prorated cash retainer reflecting his or her actual period of service on our Board of Directors for the year. Non-employee directors based in the U.S. may elect to receive all or a portion of any cash retainer in the form of RSUs pursuant to the RSU Conversion and Deferral Program for Directors and such RSUs are granted quarterly.
(2)	A non-employee director joining the Board of Directors after the date of the Annual Meeting of Stockholders for the applicable year receives a prorated Annual RSU Grant reflecting his or her actual period of service on our Board of Directors for the year, with such year being measured beginning on the date of the Annual Meeting of Stockholders for the applicable year.
(3)	Pursuant to our Director Compensation Policy, the Annual RSU Grant payable to non-employee directors is payable based on service for the fiscal year commencing at each Annual Meeting of Stockholders. Our Annual RSU Grants for 2023 was made on the date of our 2023 Annual Meeting of Stockholders, with such RSU grants vesting on the day prior to the 2024 Annual Meeting of Stockholders for all of our non-employee directors other than Mr. Alnowaiser. Mr. Alnowaiser joined the Board of Directors in November 2023 and was granted his prorated Annual RSU Grant on November 30, 2023.

Our non-employee directors based in the U.S. may elect to receive all or a portion of their earned cash retainers in the form of vested RSUs, pursuant to our RSU Conversion and Deferral Program for Directors. The program also allows non-employee directors to defer RSU grants to be issued in either (i) a single payment or (ii) three annual installments. A non-employee director may defer settlement and payout to another time either during his or her service or following termination of his or her service, at the non-employee director’s election. A non-employee director must generally make such RSU election and/or deferral election before the start of each calendar year. For the 2023 Annual RSU Grant, non- employee directors made their RSU election and/or deferral election in December 2022.

We do not pay meeting fees. We do offer reimbursements to our non-employee directors for their reasonable out-of-pocket expenses, including travel and lodging, incurred in attending meetings of our Board of Directors and committees.

Fiscal 2023 Non-Employee Director Compensation	35

Fiscal 2023 Non-Employee Director Compensation

The following table summarizes all compensation awarded to, earned by, or paid to each of our non-employee directors during 2023.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Ronald Sugar	$295,000	$ 343,646	—	$638,646
Revathi Advaithi	$ 70,000	$ 362,629(4)	—	$ 432,629
Turqi Alnowaiser(5)	$ 8,822	$ 166,321	—	$ 175,143
Ursula Burns	$ —(6)	$ 430,564(7)	—	$ 430,564
Robert Eckert	$ 95,000	$ 343,646	—	$ 438,646
Amanda Ginsberg	$ 65,000	$ 343,646	—	$ 408,646
Wan Ling Martello	$ 80,000	$ 343,646	—	$ 423,646
John Thain	$ —(6)	$ 435,658(7)	—	$ 435,658
Alexander Wynaendts	$ 70,000	$343,646	$110,560(8)	$ 524,206
David Trujillo(9)	$ —	—	—	—
Yasir Al-Rumayyan(10)	$ 24,356	—	—	$ 24,356

(1)	The amounts shown represent the cash portion of the annual retainers, committee chair retainers, committee member retainers, and Independent Chairperson retainers. Any cash retainer amounts elected to be received as vested RSUs pursuant to our RSU Conversion and Deferral Program for Directors that were granted in 2023 are reflected in the Stock Awards column.
(2)	Includes the Annual RSU Grant made in May 2023 to each of our non-employee directors under our Director Compensation Policy.
(3)	The amounts reflect the grant date fair value of RSUs, calculated in accordance with FASB ASC Topic 718 based on the market price of the shares subject to the award on the date of grant. Because our Director Compensation Policy and RSU Conversion and Deferral Program provide that the grant value (or prorated grant value for non-employee directors joining our Board of Directors after the beginning of the year) of the RSU grants made to our non-employee directors are converted into the number of shares underlying the award based on the average daily closing price per share of our common stock in the month prior to the grant date, the dollar amounts reported above will not match the dollar amounts identified pursuant to our Director Compensation Policy, including with regard to all or a portion of any cash retainer paid in the form of RSUs pursuant to the RSU Conversion and Deferral Program. All or a portion of the stock awards may have been deferred based on the non-employee director’s compensation election under our RSU Conversion and Deferral Program for Directors. As of December 31, 2023, our non-employee directors held the following RSUs:

Name	Aggregate Shares Subject to Outstanding Stock Awards (#)	Portion of Outstanding Stock Awards that is Vested and Deferred (#)
Ronald Sugar	8,850	—
Turqi Alnowaiser(5)	2,950	—
Revathi Advaithi	18,521	9,671
Ursula Burns	20,412	11,562
Robert Eckert	17,252	8,402
Amanda Ginsberg	17,252	8,402
Wan Ling Martello	8,850	—
John Thain	8,850	—
Alexander Wynaendts	8,850	—
David Trujillo	—	—
Yasir Al-Rumayyan(10)	—	—

(4)	Includes, for Ms. Advaithi, the RSU grant made pursuant to her election under our RSU Conversion and Deferral Program for Directors with respect to her service on the Board of Directors and committees in Q4 of 2022, as such grants were made in January 2023.
(5)	Mr. Alnowaiser joined the Board of Directors in November 2023 and received a prorated cash retainer reflecting his actual period of service on our Board of Directors for the year. Mr. Alnowaiser also received a prorated Annual RSU Grant, reflecting his actual period of service on our Board of Directors for the year, with such year being measured beginning on the date of the 2023 Annual Meeting of Stockholders.
(6)	Ms. Burns and Mr. Thain elected to receive all of the cash retainer fees due to them for their 2023 service on the Board of Directors and committees in vested RSUs pursuant to our RSU Conversion and Deferral Program for Directors. These RSUs are granted on a quarterly basis, are fully vested at the time of grant, and settle in accordance with their election pursuant to our RSU Conversion and Deferral Program for Directors.
(7)	Includes, for Ms. Burns and Mr. Thain, the RSU grants made pursuant to their elections under our RSU Conversion and Deferral Program for Directors with respect to their service on the Board of Directors and committees in Q4 of 2022, as such grants were made in January 2023, through Q3 of 2023. This column does not reflect RSU grants to Ms. Burns and Mr. Thain that were made pursuant to their elections under our RSU Conversion and Deferral Program for Directors for their service on the Board of Directors and committees in Q4 of 2023, as such grants were made in January 2024. The grant date fair value of each such RSU grant, calculated in accordance with FASB ASC Topic 718 and based on the market price of the shares subject to the award on the date of grant, was $21,844 and $23,154, for Ms. Burns, and Mr. Thain, respectively.
(8)	Mr. Wynaendts received €100,000 for his role as a director of Uber Payments BV, a subsidiary located in the Netherlands. For purposes of this disclosure, we converted Mr. Wynaendts’ compensation from euros to U.S. dollars using the December 2023 month-end exchange rate, which was 1.1056.
(9)	As an employee of TPG, an investor in the Company, Mr. Trujillo elected to receive no compensation for his 2023 service on our Board of Directors.
(10)	As Mr. Al-Rumayyan transitioned off of our Board of Directors following the 2023 Annual Meeting of Stockholders, he received a prorated cash retainer reflecting his actual period of service on our Board of Directors for the year. He did not receive an Annual RSU Grant in 2023.

36	Uber 2024 Proxy Statement	Executive Officers

Executive Officers

Name	Age	Position
Dara Khosrowshahi	54	Chief Executive Officer and Director
Prashanth Mahendra-Rajah	54	Chief Financial Officer
Jill Hazelbaker	42	Senior Vice President, Marketing and Public Affairs
Nikki Krishnamurthy	52	Senior Vice President and Chief People Officer
Tony West	58	Senior Vice President, Chief Legal Officer and Corporate Secretary

Dara Khosrowshahi. See “Director Nominees” above.

Prashanth Mahendra-Rajah. Mr. Mahendra-Rajah has served as our Chief Financial Officer since November 2023. Prior to joining Uber, Mr. Mahendra-Rajah was Executive Vice President, Finance and Chief Financial Officer of Analog Devices, Inc., a global technology company and semiconductor manufacturer from June 2022 to October 2023 and its Senior Vice President, Finance and Chief Financial Officer from September 2017 to June 2022. Prior to Analog Devices, Mr. Mahendra-Rajah was Chief Financial Officer of WABCO Holdings Inc., a global supplier of commercial vehicle technologies, from June 2014 to September 2017. He previously served as Division Chief Financial Officer and in other financial leadership roles at Applied Materials, Inc. from 2012 to 2014, Visa Inc. from 2010 to 2012, and United Technologies Corporation from 1998 to 2010. Mr. Mahendra-Rajah has served as a member of the board of directors of The Goodyear Tire & Rubber Company since June 2021, where he serves on the audit committee and committee on corporate responsibility and compliance.

Jill Hazelbaker. Ms. Hazelbaker has served as our Senior Vice President, Marketing and Public Affairs since June 2019. She was Senior Vice President, Communications and Public Policy from 2017 to 2019. From 2015 to 2017, Ms. Hazelbaker served as our Vice President, Communications and Public Policy. Prior to joining Uber, Ms. Hazelbaker was Vice President, Communications and of Communications and Public Policy of Snap Inc., a social media company, from October 2014 to October 2015. From January 2010 until October 2014, Ms. Hazelbaker held senior Communications and Public Policy roles at Google. Prior to joining Google, Ms. Hazelbaker served as Press Secretary to Mayor Michael Bloomberg’s re-election campaign in New York City in 2009 and as the Communications Director for Senator John McCain’s U.S. presidential campaign from 2007 to 2008.

Nikki Krishnamurthy. Ms. Krishnamurthy has served as our Chief People Officer since October 2018. Prior to joining Uber, Ms. Krishnamurthy served as Chief People Officer of Expedia from 2016 to 2018. From 2013 to 2016, Ms. Krishnamurthy was Vice President of Expedia Local Expert, a branch of Expedia that provides online concierge services, and prior to that, she held the role of Vice President of Human Resources for Expedia from 2009 to 2013. Previously, Ms. Krishnamurthy was Principal HR Consultant for Washington Mutual Card Services from September 2007 to September 2009.

Tony West. Mr. West has served as our Senior Vice President, Chief Legal Officer and Corporate Secretary since November 2017. Prior to joining Uber, Mr. West was Executive Vice President, Government Affairs, General Counsel and Corporate Secretary from 2014 to 2017 at PepsiCo Inc., a food and beverage company. Prior to joining PepsiCo, Mr. West served as Associate Attorney General of the United States from 2012 to 2014, after previously serving as the Assistant Attorney General for the Civil Division in the U.S. Department of Justice from 2009 to 2012. From 2001 to 2009, Mr. West was a partner at Morrison & Foerster LLP. He also served as Special Assistant Attorney General at the California Department of Justice from 1999 to 2001 and, prior to that, as an Assistant United States Attorney in the Northern District of California.

Security Ownership of Certain Beneficial Owners & Management	37

Security Ownership of Certain Beneficial Owners & Management

The following table sets forth certain information with respect to the beneficial ownership of Uber’s common stock as of March 1, 2024, except where noted below, by:

(i)	each of our NEOs,
(ii)	each of our directors and nominees for director,
(iii)	all current directors and executive officers as a group, and
(iv)	each person or entity known by us to own beneficially more than 5% of our common stock based solely on Uber’s review of filings with the SEC pursuant to Section 13(d), 13(g), or Section 16 of the Exchange Act.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The total number of shares outstanding as of March 1, 2024 was 2,081,391,175.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Uber Technologies, Inc., 1725 3rd Street, San Francisco, California 94158.

Shares Beneficially Owned
Name of Beneficial Owner	Shares	% of Shares Outstanding
Directors and Named Executive Officers:
Dara Khosrowshahi(1)	4,181,896	*
Nelson Chai(2)	299,457	*
Jill Hazelbaker(3)	183,791	*
Nikki Krishnamurthy(4)	551,006	*
Prashanth Mahendra-Rajah(5)	11,092	*
Tony West(6)	548,370	*
Revathi Advaithi(7)	10,988	*
Turqi Alnowaiser(8)	72,840,541	3.50%
Ursula Burns(9)	155,540	*
Robert Eckert(10)	28,069	*
Amanda Ginsberg(11)	13,519	*
Wan Ling Martello(12)	75,945	*
Ronald Sugar(13)	219,277	*
John Thain(14)	167,398	*
David Trujillo(15)	—	*
Alexander Wynaendts(16)	12,767	*
All current directors and executive officers as a group (15 persons)(17)	79,000,199	3.8%
Greater than 5% Stockholders:
Blackrock (18)	139,348,552	6.69%
FMR LLC(19)	123,501,432	5.93%
The Vanguard Group(20)	167,629,298	8.05%

*	Represents beneficial ownership of less than 1%
(1)	Consists of (i) 1,116,243 shares of common stock held by Mr. Khosrowshahi, (ii) RSUs for 252,376 shares of common stock, for which the service-based vesting condition would be satisfied within 60 days of March 1, 2024, and (iii) 2,606,298 shares of common stock subject to options held by Mr. Khosrowshahi that are exercisable and 206,979 shares of common stock subject to options that are exercisable within 60 days of March 1, 2024.

38	Uber 2024 Proxy Statement	Security Ownership of Certain Beneficial Owners and Management

(2)	Consists of (i) 299,457 shares of common stock held by Mr. Chai as of October 18, 2023.
(3)	Consists of (i) 110,579 shares of common stock held by Ms. Hazelbaker, (ii) 9,002 shares of common stock held by the Franks 2021 Irrevocable Trust of which the beneficiaries are members of Ms. Hazelbaker's immediate family, and (ii) RSUs for 64,210 shares of common stock, for which the service-based vesting condition would be satisfied within 60 days of March 1, 2024.
(4)	Consists of (i) 284,932 shares of common stock held by Ms. Krishnamurthy, (ii) RSUs for 66,074 shares of common stock for which the service-based vesting condition would be satisfied within 60 days of March 1, 2024, and (iii) 200,000 shares of common stock subject to options held by Ms. Krishnamurthy that are exercisable within 60 days of March 1, 2024.
(5)	Consists of (i) 5,415 shares of common stock held by Mr. Prashanth Mahendra-Rajah and (ii) RSUs for 5,677 shares of common stock for which the service-based vesting condition would be satisfied within 60 days of March 1, 2024.
(6)	Consists of (i) 192,990 shares of common stock held by Mr. West, (ii) RSUs for 55,380 shares of common stock for which the service-based vesting condition would be satisfied within 60 days of March 1, 2024, and (iii) 300,000 shares of common stock subject to options held by Mr. West that are exercisable within 60 days of March 1, 2024.
(7)	Consists of 10,988 shares of common stock held by Ms. Advaithi.
(8)	Consists of (i) 0 shares of common stock held by Turqi Alnowaiser and (ii) 72,840,541 shares of common stock held by The Public Investment Fund. Turqi Alnowaiser is the Deputy Governor and Head of the International Investments Division of The Public Investment Fund which is the sovereign wealth fund of the Kingdom of Saudi Arabia. The address for The Public Investment Fund is P.O. Box 6847, Riyadh 11452, Kingdom of Saudi Arabia.
(9)	Consists of 155,540 shares of common stock held by Ms. Burns.
(10)	Consists of (i) 12,329 shares of common stock held by Mr. Eckert and (ii) 15,740 shares of common stock held by the Robert A. Eckert Living Trust, of which Mr.Eckert is the trustee.
(11)	Consists of 13,519 shares of common stock held by Ms. Ginsberg.
(12)	Consists of 75,945 shares of common stock held by Ms. Martello.
(13)	Consists of (i) 171,729 shares of common stock held by The Sugar Family Trust, of which Dr. Sugar is the trustee and (ii) 47,548 shares held by Dr. Sugar.
(14)	Consists of 167,398 shares of common stock held by Mr. Thain.
(15)	Mr. Trujillo does not beneficially own shares of common stock and does not receive stock compensation for his board service. See “Director Compensation” on pages 34 and 35 for additional information.
(16)	Consists of 12,767 shares of common stock held by Mr. Wynaendts.
(17)	Consists of (i) 75,243,205 shares of common stock held by all our current directors and executive officers as a group, (ii) RSUs for 443,717 shares of common stock for which the service-based vesting condition would be satisfied within 60 days of March 1, 2024, and (iii) 3,313,227 shares of common stock subject to options that are exercisable within 60 days of March 1, 2024. Excludes shares held by former executive Nelson Chai.
(18)	Based solely on a Schedule 13G filed on January 26, 2024, BlackRock, Inc. (BlackRock) reported 139,348,552 shares of common stock beneficially owned, or that may be deemed to be beneficially owned, by certain operating units of BlackRock, Inc. and its subsidiaries and affiliates. BlackRock reported that it has sole voting power with respect to 132,822,422 shares of common stock, and sole dispositive power with respect to 139,348,552 shares of common stock. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.
(19)	Based solely on a Schedule 13G/A filed on February 9, 2024, FMR LLC (Fidelity) reported 123,501,432 shares of common stock beneficially owned, or that may be deemed to be beneficially owned, by certain operating units of Fidelity and its subsidiaries and affiliates. Fidelity reported that it has sole dispositive power with respect to 123,501,432 shares of common stock. The address for Fidelity is 245 Summer Street, Boston, MA 02210.
(20)	Based solely on a Schedule 13G/A filed on February 13, 2024, The Vanguard Group (Vanguard) reported 167,629,298 shares of common stock beneficially owned, or that may be deemed to be beneficially owned, by certain operating units of Vanguard and its subsidiaries and affiliates. Vanguard reported that it has shared voting power with respect to 2,632,337 shares of common stock and sole dispositive power with respect to 159,015,964 shares of common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

Executive Compensation	39

Executive Compensation

Letter From Our Compensation Committee

Dear Stockholders,

Thank you for your continued support of Uber through another standout operational year. Below are highlights from the year that we hope provide useful context as you review the details of our 2023 executive compensation program in the Compensation Discussion and Analysis that follows.

2023 Highlights

Financial Results and GAAP Profitability. In 2023, profitability was again a key Company priority. After achieving our first free cash flow positive year in 2022, we realized our GAAP profitability milestone in 2023 by achieving quarterly and full-year positive GAAP operating income for the first time. Our Mobility business experienced an increase in Gross Bookings of 32% year-over-year on a constant-currency basis, to $68.9 billion and achieved segment Adjusted EBITDA of approximately $5.0 billion, an increase of 50% year-over-year. Likewise, our Delivery business experienced an increase in Gross Bookings of 15% year-over-year on a constant-currency basis, to $63.7 billion and achieved segment adjusted EBITDA of approximately $1.5 billion, an increase of 173% year-over-year. Although our Uber Freight business fell short of our financial targets, driven largely by macro-economic factors that have impacted the entire sector, we continue to be disciplined on cost management as capacity in the sector continues to normalize in 2024.

Total Stockholder Return. We believe our financial results are directly tied to our total stockholder return (TSR). Our TSR improved significantly over the course of 2023, by approximately 143%, reaching a then record high in December 2023 and continued to increase in the first quarter of 2024. In 2023, our one-year TSR outperformed the S&P 500 and our proxy peers, benefitting from continued top-line momentum and the achievement of record profitability.

Pay-for-Performance. We continued to align our compensation program with the Company’s performance. Given our strong financial performance in 2023, we achieved and exceeded the pre-established targets for our 2023 key financial goals under our annual cash bonus plan and long-term equity incentive plan. We continue to strongly believe in pay-for-performance, whether positive or negative.

Compensation Program Evolution. In 2023 we adopted an expanded Clawback Policy that exceeds the requirements set forth by the SEC to ensure that our governance policies are among the strongest. For our annual cash bonus program, we added a climate change metric as a Company-wide strategic metric in furtherance of our commitment to our ESG priorities and added a stock-based compensation expense metric as a Company financial goal in response to stockholder feedback. In addition, we modified our severance plan to align it with our peers and to reflect our current equity practices that have evolved since our IPO.

Regulatory Progress. This year, we affirmed Driver independence through legislation in three U.S. states and we signed the first-ever sectoral collective bargaining agreements in France for Drivers and Couriers. We signed a landmark, first-of-its-kind agreement with the New York Attorney General ensuring Drivers across New York State can now enjoy both the flexibility they want, and new important benefits. We also laid solid groundwork for continued progress in championing our vision globally in the coming year.

Successful Chief Financial Officer Transition. This year we successfully onboarded Prashanth Mahendra-Rajah as our new Chief Financial Officer and ensured a smooth transition for the Company. We look forward to Prashanth helping us deliver even more innovation and efficiency as we continue our next phase of profitable growth.

Moving into 2024

2024 Strategic Priorities. While scaling profitability and cash flows remains top of mind, we are focusing our efforts and attention on improving experiences for all users. Our priorities for 2024 include making every user experience magical, scaling our growth bets in Mobility and Delivery, becoming more efficient on costs, maintaining or gaining our category position in key Mobility and Delivery countries and focusing on our climate goals while carefully navigating external complexities. These strategic business priorities are built into our 2024 executive compensation program, including the addition of a climate goal to our long-term incentive program. We are confident that these goals will keep us on the path towards sustained profitability and growth, while reimagining the way the world moves for the better.

Thank you for your continued support and investment in Uber.

Sincerely,

The Compensation Committee
Robert Eckert (Chair)

Amanda Ginsberg
Wan Ling Martello
Ronald Sugar
David Trujillo

40	Uber 2024 Proxy Statement	Compensation Discussion & Analysis

Compensation Discussion & Analysis

The following discussion and analysis of our executive compensation philosophy, objectives, and design, our compensation-setting process, our executive compensation program components, and the decisions made for the compensation of our named executive officers (NEOs) in 2023 should be read together with the foregoing letter from our Compensation Committee, and the compensation tables and related disclosures below. The discussion in this section contains forward-looking statements that are based on our current considerations and expectations relating to our executive compensation programs and philosophy. As our business needs evolve, the actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this section.

2023 Named Executive Officers

Name	Title
Dara Khosrowshahi	Chief Executive Officer and Director
Prashanth Mahendra-Rajah(1)	Chief Financial Officer
Jill Hazelbaker	Senior Vice President, Marketing and Public Affairs
Nikki Krishnamurthy	Senior Vice President and Chief People Officer
Tony West	Senior Vice President,Chief Legal Officer and Corporate Secretary
Nelson Chai(2)	Former Chief Financial Officer

(1)	Mr. Mahendra-Rajah commenced employment with Uber on November 1, 2023 and transitioned into his role as our Chief Financial Officer (CFO) on November 8, 2023.
(2)	Mr. Chai, our former CFO, transitioned his role as CFO to Mr. Mahendra-Rajah on November 8, 2023, and his employment with the Company was terminated on January 5, 2024.

Key 2023 Business Highlights & Challenges6

The market in which we compete is constantly evolving, which requires continuous innovation and agility to remain competitive. Ensuring that we have strong, diverse talent with demonstrated ability to grow and scale while relentlessly focusing on our long-term strategic goals and driving long-term stockholder value, is critical to our success, and we believe this was proven out in 2023.

2023 was an exceptional year for Uber, delivering healthy and sustainable growth across several of our primary metrics as we executed against our strategy. We delivered record profits, hitting our full-year GAAP operating profitability milestone in 2023, and making it into the Standard & Poor’s 500 Index (S&P 500) sooner than anticipated. Our Gross Bookings grew 20%, ending at $137.9 billion. We ended the year with $1.9 billion in net income— impacted by a $1.6 billion net benefit (pre-tax) from revaluations of our equity investments, and we delivered Adjusted EBITDA profitability for the year at $4.1 billion, a 137% increase year-over-year. Our Mobility business had another standout year with $68.9 billion Gross Bookings, increasing 32% year-over-year, while gaining category position in eight of our top ten Mobility markets. Likewise, our Delivery business had an outstanding year delivering Gross Bookings of $63.7 billion, a 15% increase year-over-year through improved network efficiencies, advertising, and marketing and incentive optimization, while continuing to gain category position internationally and maintaining category position in the U.S. Additionally, we’ve seen tremendous momentum in Uber One memberships, which now represent nearly 50% of U.S. Delivery Gross Bookings (up ten percentage points year-over-year). The Freight business had another challenging year largely driven by a lower revenue per load and volume, both a consequence of the challenging freight market cycle. Uber Freight Gross Bookings ended 2023 at $5.2 billion, a 25% decrease year-over-year. However, we continue to be disciplined on cost management, with Adjusted EBITDA stable sequentially.

Certain key financial results and strategic and operational achievements are highlighted below, while full financial results, including reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures, are reflected in Appendix A, beginning on page 90 of this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2023, which can be found at https://investor.uber. com/financials and on the SEC’s website.

6 Growth percentages for Gross Bookings reflected on a constant currency basis.

Key 2023 Business Highlights & Challenges	41

Additional Highlights:

✓	Achieved Uber’s first ever full-year positive GAAP operating income, and joined the S&P 500 index sooner than expected.
✓	Continued to successfully expand our Uber One cross-platform membership program, with members generating 30% of Mobility and Delivery Gross Bookings (up 700 basis points year-over-year), and with Uber One now available in 25 markets globally.
✓	Reached an all-time high of 6.8 million monthly active Drivers and Couriers in Q4 of 2023, an increase of 26% year-over-year.
✓	Achieved Revenue of $37.3 billion, up 17% year-over-year, with Mobility increasing $5.8 billion (up 41% year-over-year), and Delivery increasing $1.3 billion (up 12% year-over-year).
✓	Our suite of non-UberX products (e.g., Reserve, Taxi, Moto, Uber for Business, and Shared Rides), continued to grow more than 80% year-over-year in Q4, generating $11 billion in annualized bookings (or 14% of Mobility Gross Bookings).
✓	Our science-based emissions targets submitted to the Science Based Targets initiative (SBTi) were approved in 2023 by SBTi, and we continued momentum toward our zero emissions goal by increasing the share of trip miles completed in zero-emission- vehicles (ZEVs) across Europe and Canada and the U.S. Further discussion of our targets and goals can be found in our forthcoming 2024 ESG Report.
✓	Affirmed Driver independence through legislation in three U.S. states, as well as reaching a landmark, first-of-its-kind agreement with the New York Attorney General ensuring Drivers across New York State can now enjoy both the flexibility and benefits and protections that they deserve.
✓	Employee retention remains high year-over-year, and although our position against our DEI results improved year-over-year, we still have work to do. Additionally, although Uber’s internal cultural survey results were slightly down year-over-year from all time highs, employees continue to be engaged and Uber’s internal culture continues to be a top priority for our leaders.

42	Uber 2024 Proxy Statement	Compensation Discussion & Analysis

Say-On-Pay Results & Stockholder Engagement

Our Board of Directors and our Compensation Committee deeply value the continued interest of and feedback from our stockholders on our executive compensation program, and we are committed to maintaining an active dialogue to ensure stockholder perspectives are thoughtfully taken into account. We maintain strong engagement with our stockholders throughout the year and have implemented many changes to our executive compensation program, in response to their feedback. We believe that our robust executive compensation program, along with our willingness to engage with and listen to our stockholders, helped us obtain positive Say-on-Pay results of approximately 90% or higher in the past three years.

We continuously seek feedback from our stockholders to ensure our program remains a strong, world-class executive compensation program with the right tools in place to compete in the attraction, retention, and motivation of key talent, critical to the success of our business in pursuit of long- term stockholder value. We are committed to holding ourselves accountable to our stockholders and to ongoing robust stockholder engagement and dialogue as we evaluate the structure and effectiveness of our executive compensation program going forward.

Response to Say-On-Pay in 2023

Our stockholders express interest in certain components of our compensation program and we respond to this feedback by regularly reviewing and updating our compensation program, as described in the table below.

What We Heard	What We Did
Financial Metrics: Consider SBC expense in our compensation program.	✓ Added Adj. EBITDA less SBC expense metric as a financial metric to our annual cash bonus plan in an effort to demonstrate our commitment to stockholders to achieve GAAP operating income profitability.
Enhance Disclosure of Compensation Program: Provide high-quality and transparent disclosures of performance metrics and results.	✓ Enhanced the disclosure through this CD&A by streamlining the discussion of our performance metrics and results in a way that is clear, concise, and easy to understand.
ESG Goals: Include ESG goals in executive compensation, and ensure they are quantifiable and positively impact the business.	✓ Included climate change goals as one of our strategic goals in our annual cash bonus plan that applies to all our NEOs, increasing the number of ESG goals in our compensation program.
Performance Goals: Ensure incentive plan goals are aligned with and/or exceed stockholder expectations.	✓ Took stockholder Gross Bookings growth and Adj. EBITDA growth expectations into considerations when developing our short- and long-term incentive programs goals.
Driver and Courier Well-being: Focus on ensuring that we have the best platform for Drivers and Couriers.	✓ Incorporate Driver and Courier goals into our annual cash bonus plan to increase the number of monthly active Drivers and Couriers by improving their experience in an effort to have the best platform for them.

The Compensation Committee evaluates and responds to stockholder feedback by implementing changes to our compensation program that further align the interests of our executives with those of our stockholders. These changes ensure that our programs continue to support Uber's key priorities as they evolve year-over-year.

In 2024, we will continue to incorporate goals in both our short- and long-term incentive programs that will align the interests of our executives with those of our stockholders, and ensure that we continue to focus and make progress on our ESG goals, including our DEI, safety, Driver and Courier well-being, climate, and human capital management initiatives. Additionally, as a reflection of our compensation philosophy of aligning pay with performance, in 2024, over half of our CEO’s annual equity award will be in the form of PRSUs.

Compensation Philosophy, Objectives, & Governance	43

Compensation Philosophy, Objectives, & Governance

Philosophy and Objectives. In order to promote long-term stockholder value creation, link the compensation of our executive officers to our long- term strategic goals and key drivers of our business, and align pay with performance, the primary focus of our compensation philosophy and program is on the long-term elements of target total compensation. Our executive compensation program is designed to achieve the following objectives:

The total compensation package for our executive officers consists primarily of a combination of base salary, annual cash bonuses, and long- term equity incentives.

Our Compensation Committee regularly evaluates our executive compensation philosophy, objectives, program, and practices as we continue to look for ways to further evolve our compensation program in order to attract, motivate, and retain executives critical to the ongoing success of our business and the creation of long-term stockholder value, and to align pay with performance. The Compensation Committee also focuses on responding to evolving pay practices of other leading U.S. publicly-traded companies, particularly those among our peer group, and pay governance trends, and considering the views of our stockholders and the recommendations of our compensation consultants. The market in which we compete is constantly changing and being disrupted, and requires continuous innovation and agility to remain competitive. This is the key reason we believe it is important that the compensation structure we establish provides us an adequate level of flexibility to enable us to incentivize management to adjust priorities and make the strategic decisions that are often necessary for us to succeed in the dynamic market in which we operate.

44	Uber 2024 Proxy Statement	Compensation Discussion & Analysis

We established a number of policies and practices, listed below to support our compensation philosophy, improve our compensation governance, and drive performance that aligns executives’ and stockholders’ interests.

WHAT WE DO
•	Solicit stockholder feedback on our compensation program and potential enhancements through a robust year-round stockholder engagement program
•	Design our executive compensation program such that a significant portion of compensation is at risk based on the achievement of measures we believe drive the creation of long-term stockholder value
•	Maintain stock ownership guidelines for our executive officers and directors, including a rigorous 10x base salary requirement for our CEO, and stock retention guidelines
•	Ensure executive accountability through a robust Clawback Policy applicable to certain cash and equity compensation awarded to our executive officers, exceeding what the SEC and NYSE require
•	Retain an independent compensation consultant
•	Review our peer group on an annual basis
•	Include ESG performance metrics tied to our mission and values, including DEI, climate, and safety measures, which support a strong culture and address the interests of a wide array of stakeholders
•	Conduct an annual compensation risk assessment to evaluate both cash and equity incentive plans across executive and non-executive employee populations
•	Cap our PRSUs’ rTSR modifier at target if our absolute TSR is negative so that there is no upward modification
WHAT WE DON’T DO
•	Allow hedging of Uber stock by directors or employees
•	Allow pledging of Uber stock by directors or employees for margin loans or similar speculative transactions
•	Sponsor special benefit or retirement plans that are exclusive to the executive team
•	Single-trigger acceleration following a change in control
•	Excessive perquisites
•	Encourage unnecessary and excessive risk taking
•	Provide excise tax (golden parachute) gross-ups
•	Provide supplemental retirement and pension benefits
•	Provide guaranteed bonuses or uncapped incentive award opportunities for executives

Role of Management, Consultants, and Our Compensation Committee

Our Compensation Committee oversees and provides strategic direction to management regarding all aspects of Uber’s executive compensation programs, including setting the form and amount of compensation paid to our CEO and all executive officers, in addition to reviewing Uber’s broader human capital strategies. In carrying out its responsibilities, the Compensation Committee retained and sought the advice of Semler Brossy Consulting Group, an independent national compensation consulting firm, to advise the Compensation Committee regarding the Company’s executive compensation program, peer group, and other executive compensation-related matters. Our CEO provides input to the Compensation Committee with respect to the compensation of the NEOs other than himself, and reviews the individual performance of each officer other than himself with the Compensation Committee. The chart below summarizes the roles that management, compensation consultants, and our Compensation Committee play.

Compensation Philosophy, Objectives, & Governance	45

Compensation Setting Process. In setting the form and amount of compensation to be paid to each executive officer, including our CEO, the Compensation Committee reviews the total target compensation for our executive officers and considers developments in compensation practices, governance trends, competitive data, and the views of our stockholders and the recommendations of our compensation consultants. Our CEO provides input to the Compensation Committee with respect to the compensation and individual performance of each NEO other than himself. He does not participate in the deliberations or determination of his own compensation. The chart below summarizes our process for setting compensation.

46	Uber 2024 Proxy Statement	Compensation Discussion & Analysis

Use of Peer Group. The Compensation Committee regularly reviews the appropriateness of the peer group used for purposes of evaluating executive officer compensation. For 2023, as part of our standard peer group review cycle, and considering input from our compensation consultants, the Compensation Committee analyzed our peer group and removed X (formerly known as Twitter), as it is no longer a public company. At the time our peer group review occurred, the Compensation Committee believed the group accurately reflected our peer companies and no additional changes were necessary. While we acknowledge that our peer group contains a few companies that are significantly larger, we consistently compete with those companies for talent and the Compensation Committee believes it is important to be aware of pay levels at our most competitive talent destinations and sources. We continue to believe our peer group is appropriate as the companies we include are technology and consumer-facing companies that are appropriately sized and are business and talent competitors.

In developing the peer group, the Compensation Committee considered a variety of factors, including:

•	Business Dynamics: The peer group includes other U.S.-based publicly traded companies in related industries and prioritizes companies that share similar business dynamics with us. The Compensation Committee reviewed companies from a wide range of industries, including other technology platforms, software, logistics, travel, and transportation. The foundation of our platform is our massive network, leading technology, operational excellence, and product expertise. Although we are classified as a Transportation company under Standard and Poor’s Global Industry Classification Standard, we primarily compete with other leading technology companies for expertise that allows us to set the standard for powering movement on-demand, provide platform users with a contextual, intuitive interface, continually evolve features and functionality, and deliver safety and trust.
•	Talent Flows: We are always competing for the best talent with other technology companies and the broader market. A primary factor considered by the Compensation Committee was our actual experience in the talent market for executive officers. Historically, approximately more than one-third of executives and senior management have come directly from or have been previously employed by companies in our peer group, a trend that continued in 2023. To our knowledge, none of our executives or senior management have been sourced from transportation and logistics companies. Based on our actual experience, we do not believe non-technology companies in industries like transportation and logistics are the appropriate comparators for our business.
•	Size and Scale: Our peer group represents a portfolio of companies, some of which are much smaller than Uber and some much larger, but generally reflects companies with which we aggressively compete for talent. In 2021, we made changes based on stockholder feedback to reduce the weighting on significantly larger peers and to ensure the peer companies are, on balance, appropriately sized and important talent and business competitors, and we continue to monitor whether additional changes are necessary. When last reviewed and approved by the Compensation Committee, Uber’s gross profit and market capitalization were positioned at approximately the median of the resulting peer group as of July 2023 and revenue was near the 75th percentile.

The following companies represent the peer group we used in evaluating the competitiveness and appropriateness of our 2023 compensation program:

2023 Peer Group
Adobe	Booking Holdings	Lyft	Salesforce
Airbnb	DoorDash	Meta Platforms	Spotify Technology
Alphabet	eBay	Netflix	Tesla
Amazon.com	Expedia Group	Oracle	Visa
Block	Intuit	PayPal Holdings	VMware

While the Compensation Committee considers peer data to be a helpful reference to assess the competitiveness and appropriateness of our executive compensation program, the Compensation Committee applies its own business judgment and experience to determine individual compensation and does not set or target the compensation of our executives at specific levels or within specified percentile ranges relative to peer company pay levels. Our Compensation Committee will continue to work with our CEO and our compensation consultants to position pay based on a variety of factors, including market data for executive compensation drawn from our peer group.

The Compensation Committee supplements the peer group analysis with references, as a touchstone and without specifically benchmarking to any given level, compensation data of broader technology and consumer companies to better understand our broader competitive positioning.

2023 Executive Compensation Program Key Components	47

2023 Executive Compensation Program Key Components

Our 2023 compensation program consists of the following components: base salaries, annual cash incentives, and long-term equity incentives in the form of RSUs, PRSUs, and, for Mr. Khosrowshahi only, stock options. In 2023, Mr. Mahendra-Rajah also received stock options as part of his new-hire equity award. We also provide certain other benefits, as described under the heading “Other Benefits.” In order to promote long-term stockholder value creation and link compensation to the key drivers of our business, our primary focus is on the long-term elements of target total direct compensation. Under our executive compensation program, 95% of Mr. Khosrowshahi’s 2023 target total direct compensation was variable and at risk, and on average, 92% was variable and at risk for our other NEOs.

A summary of our key pay elements and the rationale for each element is set forth in the following table:

48	Uber 2024 Proxy Statement	Compensation Discussion & Analysis

Base Salary

We provide base salary as a fixed source of compensation for our executive officers for their day-to-day responsibilities, allowing them a degree of certainty in the face of having a substantial percentage of their compensation at risk in the form of equity awards and bonuses contingent on the achievement of specific performance objectives. Our Compensation Committee recognizes the importance of base salaries as an element of compensation that, in certain circumstances, can help attract and retain the highest level of talented and experienced executive officers.

Each executive’s base salary is determined based upon a number of factors, including each executive’s skills, experience, performance, value in the marketplace and criticality of the role, internal pay equity, and competitive market data. At the beginning of 2023 we evaluated Mr. Chai’s base salary and, based on our review of competitive market data, determined it was appropriate to increase his base salary by 15.6% as he had not received an increase in his base salary since his appointment as Uber’s CFO in 2018, while maintaining 2022 base salary levels for the remaining NEOs.

The table below reflects the base salary at the rate in effect for each NEO as of the end of 2023.

Name	2023 Base Salary	2022 Base Salary	% Change from 2022
Dara Khosrowshahi	$ 1,000,000	$ 1,000,000	0%
Prashanth Mahendra-Rajah(1)	$ 800,000	—	—
Jill Hazelbaker	$ 800,000	$ 800,000	0%
Nikki Krishnamurthy	$ 700,000	$ 700,000	0%
Tony West	$ 800,000	$ 800,000	0%
Nelson Chai	$ 925,000	$ 800,000	15.6%
(1)	Mr. Mahendra-Rajah commenced employment with Uber as our CFO in November 2023.

Annual Cash Bonus

Our annual cash bonus plan creates a direct relationship between individual bonus amounts and key business performance metrics of the Company that align with the interests of our stockholders. Each year, the Compensation Committee establishes a target bonus amount for each NEO, displayed below as a percentage of base salary. The actual bonuses earned by each NEO are conditioned upon the achievement of certain Company-wide performance goals established by the Compensation Committee and are also conditioned upon the achievement of individual performance goals, which are unique to each NEO. Following the close of the fiscal year, the Compensation Committee conducts a comprehensive review of the level of attainment of the Company-wide performance goals and each NEO’s individual performance, and determines the bonus payout earned by each NEO.

The table below details the target annual cash bonus opportunity for each NEO for 2023:

Name	2023 Target Bonus	2023 Target Bonus as a % of Base Salary	2022 Target Bonus as a % of Base Salary	% Change from 2022 as a % of Base Salary
Dara Khosrowshahi	$ 2,000,000	200%	200%	0%
Prashanth Mahendra-Rajah(1)	$ 800,000	100%	—	—
Jill Hazelbaker	$ 800,000	100%	100%	0%
Nikki Krishnamurthy	$ 700,000	100%	100%	0%
Tony West	$ 1,600,000	200%	200%	0%
Nelson Chai	$ 925,000	100%	100%	0%

(1)    Mr. Mahendra-Rajah commenced employment with Uber as our CFO in November 2023. As such, his 2023 target cash bonus opportunity was prorated based on days with the Company during 2023.

2023 Executive Compensation Program Key Components	49

2023 Annual Cash Bonus Plan Goals

In 2023, we continued to evolve the strategic and operational priorities in our annual cash bonus plan, taking into account stockholder feedback received in 2022. The Compensation Committee believes the plan design and chosen measures and weighting are responsive to our stockholders, and appropriate to incentivize achievement of certain long-term corporate goals that we believe further our long-term strategic and overall profitability goals. Additionally, the Compensation Committee established individual performance goals for our NEOs that can increase or decrease the bonus payable to each NEO by 50%-150% based on individual performance (with a maximum bonus payable to each NEO capped at 200% of target). The Compensation Committee believes this provides a structure for recognizing individual achievement and holding each NEO accountable for their personal performance (as described later in the bonus payout section, individual modifiers for 2023 were determined to be 100%, and therefore did not have an impact on bonus payouts). Below is a high level summary of the structure of our 2023 Annual Cash Bonus Plan:

Company Goals

60%
Financial
- 20% Gross Bookings
- 20% Adjusted EBITDA
- 20% Adjusted EBITDA less SBC

→

- **Goals:** Threshold, target, and maximum goals established at start of year
- **Measurement:** 100% formulaic
- **Payout Range:** 50% - 200% of target bonus (0% payout if threshold goal not achieved)

40%
Strategic & Operational Priorities
- Five equally weighted priorities (each 8%)

→

- **Goals:** Targets established at start of year
- **Measurement:** Performance evaluated against pre-established quantitative metrics
- **Payout Range:** 50% - 200% of target bonus

✕ (Company results above multiplied by modifier below)

Individual Modifier
50% –150%
- Specific individual and/or functional goals

→

- **Goals:** Mixed quantitative & qualitative goals established at start of year
- **Measurement:** Performance evaluated against pre-established objective metrics
- **Payout Range:** 50% - 150% of Company results

Maximum overall payout is capped at 200% of target bonus

50	Uber 2024 Proxy Statement	Compensation Discussion & Analysis

2023 Annual Cash Bonus Plan Achievement - Company Goals

The discussion below summarizes each component of the Company goals for our 2023 Annual Cash Bonus Plan and the level of achievement assigned to each component by the Compensation Committee. For 2023, the Compensation Committee set the target for each goal higher than both the target and achievement earned in 2022. A summary of achievement for our 2023 Annual Cash Bonus Plan is immediately below, and a detailed discussion of the results follows.

2 023 Executive Compensation Program Key Components	51

Financial Goals (60% Weighting)

✓   Gross Bookings. In 2023, we beat our overall Gross Bookings targets by approximately $5.6 billion, ending 2023 with $137.9B up 20% on a constant currency basis, compared to 2022. Gross Bookings growth was primarily driven by increases in users (MAPCs) and frequency (monthly Trips per MAPC), both reaching all time highs in Q4 2023. MAPCs grew to 150M while frequency expanded sequentially each quarter to 5.8 in Q4 of 2023, improving year-over-year by 15% and 8%, respectively. Mobility Gross Bookings grew 32% year-over-year, on a constant currency basis, driven by strong underlying Trips growth, as we continued to broaden Mobility use cases through additional products such as Reserve, Taxi, Moto, among others. Delivery Gross Bookings grew 15% year-over-year, on a constant currency basis, accelerating on a year-over-year basis to 17% in Q4 of 2023 as we deepened membership penetration and further scaled Grocery & Retail to $7 billion in Q4 of 2023 annualized Gross Bookings.

✓   Adjusted EBITDA. 2023 Adjusted EBITDA improved year-over-year by approximately $2.3 billion, landing at $4.1 billion for the full year significantly exceeding our targets. This was driven by maintaining a focus on driving cost efficiencies and gaining operating leverage through a disciplined approach to managing fixed costs and headcount. This operational rigor allowed us to continue to invest across a number of key growth areas and still improve overall profit margin, outperforming on Adjusted EBITDA in 2023.

✓   Adjusted EBITDA less SBC. In 2023, we added “Adjusted EBITDA less Stock-based Compensation Expense (SBC)” to our annual bonus plan metrics in an effort to demonstrate our commitment to stockholders to achieve GAAP operating income profitability. As a result of our disciplined approach to headcount, and favorable labor market dynamics, the rate of annual SBC growth decelerated significantly compared to prior years, to 8% year-over-year, which resulted in outperformance of this metric in 2023.

Strategic & Operational Priorities (40% Weighting)

At the beginning of 2023, the Compensation Committee established five key strategic and operational priorities that we believe furthered our long-term strategy and aligned with our missions and values as a company. These strategic and operational priorities were a mix of quantitative metrics based on objective criteria and were each equally weighted (i.e., 8%) in the bonus formula, accounting for 40% of the annual cash bonus. Uber has always been a company that embraces change and flexibility in order to respond to evolving market conditions and opportunities, as well as a company that values and encourages problem-solving and speed, and we believe that the priorities we established for our 2023 Annual Cash Bonus Plan reflect the current state of our business and incorporate stockholder feedback. We believe that the balance of strategic and operational quantitative goals provides a comprehensive and robust system for the measurement of our NEOs’ performance, while enabling the Company to embrace the pace of change and the importance of innovation and agility in the market in which we operate.

Performance against each of the strategic and operational priorities was evaluated at the end of 2023, with such assessment described below:

✓      Build robust membership program across Mobility and Delivery. We exceeded our target of increasing membership by 50% year-over- year. During 2023, our Uber One member base continued its impressive growth, ending 2023 with 19 million members, growing over 60% year-over-year. In addition to geographic expansion, we’ve successfully driven new member growth through brand campaigns, enhanced program benefits, and further expansion to 25 countries by the end of 2023 (13 more countries than 2022).

✓      Maintain or gain category position (CP)[7] for Mobility and Delivery globally. In 2023, CP for our Mobility business remained strong, gaining CP in the majority of our top markets, experiencing multi-year highs in the U.S., U.K., Canada, India, and Spain. Similarly, Delivery CP performed well and gained CP in all ten of its key markets.

 x       Incorporate Company culture into day to day. Uber’s values define who we are as a Company and provide the clear guidance we need to achieve our mission. We pride ourselves on being a values led organization and are committed to living and modeling these values each day. To that end, we set an incredibly high bar for ourselves, and to ensure that we’re holding ourselves accountable to living and modeling these cultural values in our day to day, we measure employee sentiment through an internal employee survey twice a year. Following strong results in 2022, we set an ambitious goal to further improve our cultural values survey results. In 2023, despite our survey results decreasing by approximately three percentage points year-over-year, our cultural values survey results remain positive and near all-time highs, and employees continue to be highly engaged.

✓/x  Climate change. Uber continues to be committed to environmental sustainability and our contributions to climate improvement. In 2023, we saw meaningful improvement in the percentage of zero-emission vehicle miles on our platform in both the U.S. and Canada and our key European cities, with an increase of over three percentage points and over four percentage points respectively. Although we made notable progress, we fell short of our goals and remain focused on continued improvement moving forward.

✓      Best platform for Drivers and Couriers. In 2023, we announced several improvements to the Uber Driver app, while also making earnings on Uber safer and fairer. As a result, by Q4 of 2023, monthly active Drivers and Couriers reached 6.8 million, an increase of 26% year-over-year. New features aimed at improving safety included “Record My Ride” and Rider verification, as well as other app improvements that made Courier parking and drop-offs easier. Additionally, improvements were made to make earnings more fair, including a pathway to reviewing account deactivations and protecting Drivers from false allegations and unfair ratings.

7 Category position is based on internal estimates based on our billings and estimated billings of other ridesharing platforms and/or food delivery platforms as of the last week of the applicable period. Billings represents the sum of the amounts billed to the consumer, as listed on the receipt after discounts and credits.

52	Uber 2024 Proxy Statement	Compensation Discussion & Analysis

2023 Annual Cash Bonus Plan Achievement - Individual Modifier

At the beginning of 2023, the Compensation Committee established strategic and functional goals that contribute to our long-term strategy and align with the mission and values of our Company for each NEO on an individual basis. As discussed above, although the Compensation Committee may adjust the final payout of the annual cash bonus upward or downward by 50%-150% on the basis of individual performance after determination of the formulaic Company-wide achievement, and despite the Compensation Committee recognition of the exemplary performance of each NEO over the course of the year (as described in detail in the section below), which led to the Company’s outstanding financial year and subsequent above target formulaic cash bonus payout, it determined that it was appropriate to not provide any adjustments on the basis of individual performance for any of the NEOs.

The table below sets forth the individualized performance goals of each NEO established at the beginning of 2023 and summarizes the results assessed by the Compensation Committee in determining whether to modify the annual cash bonus payment. As noted above, the Compensation Committee did not choose to modify the annual cash bonus payments through a downward or upward adjustment from the individual modifier.

Dara Khosrowshahi
Deliver on cost savings and efficiency	•	Significantly improved GAAP operating costs, reducing from 10.5% of Gross Bookings in Q4 of 2022 to 8.0% of Gross Bookings in Q4 of 2023, approximately 250 basis points improvement year-over-year on a reported basis (or approximately 110 basis points improvement excluding business model change impacts).
	•	Made progress in key priority areas with a disciplined approach to managing fixed costs and headcount, which resulted in significant efficiencies and cost savings, despite material headwinds related to insurance primarily due to an increase in miles driven in our Mobility business.

Drive platform engagement	•	Improved quarterly active platform consumer’s multi-product usage year-over- year, leading to notable progress in user engagement growth (Trips per user) and overall Gross Bookings growth throughout 2023.
	•	Expanded multi-product usage primarily as a function of Mobility efforts aimed to grow non-UberX Trips and use case expansion in areas such as Uber Reserve, Taxi, and Uber for Business, among others, and for Delivery, the investments in global membership growth, and focus on driving Uber Eats users to engage in Grocery & Retail related offerings.

Grow New Verticals and Direct	•	Although slightly lagging behind target, the Grocery & Retail (formerly referred to as New Verticals) and Uber Direct businesses showed strong momentum, scaling to $7 billion in Q4 2023 annualized Gross Bookings, and outperformed expectations on an underlying Trips basis.

Champion IC+ models	•	Attained a landmark, first-of-its-kind agreement with the New York Attorney General ensuring Drivers across the state can now enjoy both the flexibility they want, and new important benefits, laying the framework for future agreements.
	•	Affirmed Driver independence in the U.S. through legislation in three states.
	•	Advanced similar outcomes in markets around the world, resulting in the passage of legislation in Australia and proposed legislation in Brazil in early 2024.

Jill Hazelbaker
Drive growth across Uber products	•	Led successful brand campaigns that drove a significant lift in awareness and consideration across multiple markets, products, and lines of business.
	•	Drove growth in our Mobility offering by achieving positive lifts in awareness for our products, including hailables, reserve, and teen offerings, in seven out of eight priority markets.
	•	Demand for our Delivery offering grew year-over-year in nearly all markets, despite strong competition.
	•	Achieved notable growth in the brand awareness of Uber One across all markets.

2023 Executive Compensation Program Key Components	53

Deliver new users and increased engagement through improved performance marketing efficiency	•	Performance marketing channels materially increased impact, and the customer relationship management channel grew 50% year-over-year.
	•	Increased engagement and drove acquisition in both our Mobility offering and our Delivery offering by utilizing various performance marketing channels successfully.
	•	Customer resource management channel grew incremental gross bookings by approximately 100% for Riders, Drivers, and Couriers, and approximately 54% for Uber Eats users.

Champion IC+ models	•	Attained a landmark, first-of-its-kind agreement with the New York Attorney General ensuring Drivers across the state can now enjoy both the flexibility they want, and new important benefits, laying the framework for future agreements.
	•	Affirmed Driver independence in the U.S. through legislation in three states.
	•	Advanced similar outcomes in markets around the world, resulting in the passage of legislation in Australia and proposed legislation in Brazil in early 2024.

Nikki Krishnamurthy
Improve Uber’s hiring	•	While 2023 was a year of disciplined headcount growth, candidate Net Promoter Scores, which measure how candidates like or dislike their experience with our organization during their application and recruitment process, remained steady.
	•	Interviewer satisfaction levels remained in the 90%+ range during 2023.

Employee retention	•	Employee retention remained strong during 2023, with voluntary attrition down an additional 6.5 percentage points year-over-year. While some of this decrease continues to be attributable to external factors (e.g., macroeconomic, reductions in force at many of our peer companies and in the broader technology market), our employee survey results show that employees continue to be proud to work at Uber and passionate about our mission and therefore want to stay and continue to help us achieve our long-term goals.

Optimize real estate cost structure	•	Successfully negotiated the leasing of approximately 500K square feet of San Francisco office space, which was the largest commercial real estate deal in San Francisco since 2019.

Tony West
Champion IC+ models	•	Attained a landmark, first-of-its-kind agreement with the New York Attorney General ensuring Drivers across the state can now enjoy both the flexibility they want, and new important benefits, laying the framework for future agreements.
	•	Affirmed Driver independence in the U.S. through legislation in three states.
	•	Advanced similar outcomes in markets around the world, resulting in the passage of legislation in Australia and proposed legislation in Brazil in early 2024.

Manage enterprise risk	•	Engaged globally with more than 100 regulators, attorney generals, policymakers, labor unions, and other government stakeholders to educate them on our business, encourage collaboration, build public-private partnerships, and mitigate risks.
	•	Launched the Office of Responsible Artificial Intelligence (AI) to further establish and maintain principled and ethical AI use at Uber.

Continued development of our ESG strategy and programs	•	Published Uber’s first Civil Rights Assessment and began implementing recommendations with oversight by a newly formed Equity Leadership Council.
	•	Improved our CDP (Carbon Disclosure Project) score, a key environmental performance indicator, through enhanced disclosures regarding greenhouse gas emissions, energy consumption, and approval of science-based emissions reduction targets by the SBTi.
	•	Increased transparency by expanding and enhancing our Political Engagement Report.
	•	Published a combined ESG and People & Culture Report, making goals and metrics more easily accessible to stockholders through a new external facing website.

54	Uber 2024 Proxy Statement	Compensation Discussion & Analysis

2023 Annual Cash Bonus Payouts

Based on the Compensation Committee’s evaluation of our overall fiscal 2023 performance against the metrics established at the beginning of 2023, as described in detail above, the annual cash bonus payout for each NEO was as set forth in the table below. The Committee determined that the Company Goals component of the annual cash bonus paid out at 158.74% based on the level of achievement against the Company Goals pre-set at the beginning of 2023 (as described in further detail above). While the level of achievement of the Company Goals component of the annual cash bonus is measured based on pre-set, formulaic metrics, the Compensation Committee may adjust the final payout of the annual cash bonus upward or downward by 50%-150% on the basis of individual performance. Although the Compensation Committee recognized the exemplary performance of each NEO over the course of the year, which led to the Company’s outstanding financial year, it decided to not provide any adjustments on the basis of individual performance for any of the NEOs (as measured against the NEO’s pre-set individual performance, as discussed above). The table below sets forth the final bonus payouts for 2023 for each NEO:

Name	Target Incentive	Company Performance %	Individual Performance %	Final Payout %	FY23 Incentive Payout
Dara Khosrowshahi	$ 2,000,000	158.74%	100%	158.74%	$ 3,174,800
Prashanth Mahendra-Rajah(1)	$ 133,699	—	—	100.00%	$ 133,699
Jill Hazelbaker	$ 800,000	158.74%	100%	158.74%	$ 1,269,920
Nikki Krishnamurthy	$ 700,000	158.74%	100%	158.74%	$ 1,111,180
Tony West	$ 1,600,000	158.74%	100%	158.74%	$ 2,539,840
Nelson Chai(2)	$ 925,000	—	—	—	—

(1)	As Mr. Mahendra-Rajah commenced his employment with the Company in November 2023, his 2023 Annual Cash Bonus payout reflects his target amount, prorated based on days with the Company during 2023.
(2)	Mr. Chai was not entitled to receive a 2023 Annual Cash Bonus Payout in accordance with our Executive Severance Plan, due to his involuntary termination of service with the Company, as described in more detail in the “—Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.

Long-Term Equity Incentives

In 2023, we continued to use equity incentives as a key component of our total compensation package for our NEOs. Consistent with our compensation objectives, we believe this approach allows us to attract and retain the highest level of talented and experienced executive officers, aligns our executive officer incentives with the long-term interests of our Company and our stockholders, and ultimately drives long-term stockholder value. Early in the year, the Compensation Committee reviews and approves annual equity awards for our NEOs, and awards are granted in March.

In determining the form, size, frequency, and material terms of NEO equity awards, our Compensation Committee customarily considers, among other factors, each executive officer’s role criticality relative to others at our Company and the Company’s major strategic initiatives, Company and individual performance, the equity awards provided to executive officers in similar roles of our peer companies, and the determination of our Compensation Committee, CEO and compensation consultants of the essential need to retain these executive officers.

Our compensation program is intended to achieve alignment between our long-term strategic goals and our stockholders’ interests, and be grounded in our pay for performance philosophy and our mission and values. In 2021, we began the practice of granting PRSUs to all of our NEOs, rather than just certain NEOs, in order to create alignment across the executive team. Today, all of our NEOs receive long-term equity-incentive awards in the form of PRSUs, which ties them directly to key financial and operational priorities. Our PRSU Program connects our NEO’s compensation to our long- term financial goals and ESG goals that are critical to our business. In 2022, we added stock options to the compensation mix for Mr. Khosrowshahi in lieu of a portion of the time-based RSU award he would otherwise have been granted, which ties Company stock performance to the value received. We will continue to monitor the equity mix in the future to ensure it appropriately balances incentives, alignment, and retention.

Stock Options

We first added stock options to the mix of Mr. Khosrowshahi’s long-term equity incentive compensation in order to further reinforce stockholder value creation in our long-term incentive program in 2022, and continued to include stock options in Mr. Khosrowshahi’s compensation in 2023. The stock options were added in lieu of a portion of the time-based RSUs that would otherwise have been granted to Mr. Khosrowshahi as part of his equity compensation. In 2023, we also granted Mr. Mahendra-Rajah stock options as part of his new-hire equity award. This further aligns their interests with those of stockholders by tying the Company’s stock performance to the potential value received. As a result, 75% of Mr. Khosrowshahi’s target annual equity opportunity, and 57% of Mr. Mahendra-Rajah’s total target new-hire equity opportunity is subject to total stockholder returns and performance-based achievement through both the stock option awards and our PRSU Awards.

Information regarding prior years’ stock option grants to Messrs. Khosrowshahi, West, and Chai, and Ms. Krishnamurthy, including performance- based vesting conditions, is contained in the table “Outstanding Equity Awards as of December 31, 2023.”

RSUs

Time-based RSUs are granted to NEOs to incentivize executives to build value in the Company over time and align equity ownership with our stockholders, while continuing to provide value to our NEOs during periods of market volatility. Our RSUs typically vest over four years.

2023 Executive Compensation Program Key Components	55

PRSUs

Performance-based RSUs are critical to our compensation program and, while previously only granted to certain NEOs, are now granted to all of our NEOs to drive the achievement of key financial, operational, and strategic objectives, which aligns the interests of our executives and stockholders. Currently, all of our NEOs have received PRSU Awards in all three outstanding PRSU award cycles (with the exception of Mr. Mahendra-Rajah, as he joined the Company in November 2023). At the beginning of each performance period, the Compensation Committee establishes financial and strategic goals with metrics that are 100% quantitative for the PRSU Awards. The PRSU Awards cliff-vest based on the achievement of those specified pre-established quantitative targets at the end of the three-year performance period. Our PRSU Awards and their financial and strategic goals are described in more detail below. The following illustrates the overall structure of our PRSU program that has been in place for the past three years.

56	Uber 2024 Proxy Statement	Compensation Discussion & Analysis

2023 Equity Awards

As part of the annual equity refresh portion of our compensation program at the beginning of 2023, our Compensation Committee granted our NEOs a combination of RSUs, PRSUs, and, in the case of Mr. Khosrowshahi, stock options. Upon his commencing employment with the Company in November 2023 as our CFO, Mr. Mahendra-Rajah was granted a new-hire equity award, which consisted of a combination of RSUs, PRSUs, and stock options. Our PRSU awards are subject to the structure described below and cliff-vest at the end of a three-year period based on actual, certified performance against pre-established quantitative goals set by our Compensation Committee. All of our NEOs were granted PRSU Awards in 2023. Our RSU awards granted in 2023 to our NEOs other than Mr. Khosrowshahi vest over four years on a monthly basis (Mr. Mahendra-Rajah’s new-hire RSU grant does not begin vesting until the three month anniversary of the vesting commencement date, and vests on a monthly basis thereafter). RSUs granted in 2023 to Mr. Khosrowshahi vest 25% per year over four years, and stock options granted to Mr. Khosrowshahi and Mr. Mahendra-Rajah vest 25% per year over four years, both providing additional retentive value through annual cliff vesting.

As a reflection of the change to the competitive market during 2022, our stock price performance and how our stockholders fared, and our efforts to achieve GAAP operating income profitability in 2023, the Compensation Committee determined it was appropriate to decrease the value of our annual equity grants for 2023 by 10% versus 2022 grants for all of our NEOs.

The equity grants awarded to our NEOs in 2023 consisted of the following:

Name	Annual RSUs(1)(2)	Annual PRSUs(1)(3)	Annual Stock Options(4)(5)	Total Equity
Dara Khosrowshahi	$ 4,612,500	$ 9,225,000	$ 4,612,500	$ 18,450,000
Prashanth Mahendra-Rajah(6)	$ 6,000,000	$ 4,000,000	$ 4,000,000	$ 14,000,000
Jill Hazelbaker	$ 4,200,000	$ 2,100,000	—	$ 6,300,000
Nikki Krishnamurthy	$ 3,300,000	$ 1,650,000	—	$ 4,950,000
Tony West	$ 4,800,000	$ 2,400,000	—	$ 7,200,000
Nelson Chai(7)	$ 5,400,000	$ 5,400,000	—	$ 10,800,000
(1)	The dollar amounts listed in the table above for fiscal year 2023 PRSUs will not match the amounts in the Stock Awards column of the Summary Compensation Table or the Grants of Plan-Based Awards table. Because the accounting grant date of a PRSU occurs when the performance targets are approved and the terms of the grant become certain, and some financial targets under our PRSUs are established annually, stock awards listed in the Summary Compensation Table and Grants of Plan-Based Awards Table include portions of current and prior year performance-based equity awards, as described in more detail in footnote one to the Summary Compensation Table. In addition, the dollar amounts listed in the table above for 2023 RSUs will not match the amounts in the Stock Awards column of the Summary Compensation Table or the Grants of Plan-Based Awards Table because the number of shares subject to an award is determined based on the 30-day average stock price for the month immediately preceding the month of grant, whereas the grant date fair value reported in those tables is based on the stock price on the grant date.
(2)	The RSUs vest over four years on a monthly basis for all NEOs other than Mr. Khosrowshahi and Mr. Mahendra-Rajah. Mr. Mahendra-Rajah’s new-hire RSU grant does not begin vesting until the three month anniversary of the vesting commencement date, but vests on a monthly basis thereafter. Mr. Khosrowshahi’s RSUs vest 25% per year over four years.
(3)	The PRSUs vest in full following the end of the three-year performance period, with the number of shares earned determined based on certified, actual performance against pre-established goals, 60% of which are measured at the completion of the three-year period, with the remaining 40% measured based on certain metrics for each year in the three-year period, with 13.3% being measured each year.
(4)	Stock options vest 25% per year over four years.
(5)	Stock options were granted to our CFO upon his commencement of employment with Uber in November 2023 as part of his new-hire equity award.
(6)	As Mr. Mehendra-Rajah joined the Company in November 2023, he was granted a new-hire equity award upon his commencement of employment, and will not be eligible to receive an additional equity award as part of the annual equity award refresh process until 2025.
(7)	Mr. Chai forfeited unvested equity from his 2023 equity awards that did not vest in accordance with our Executive Severance Plan, due to his involuntary termination of service with the Company, as described in more detail in the “--Potential Payments Upon Termination or Change in Control” section of this proxy statement.

2023 PRSUs - Metrics & Weights

In 2023, at least one-third of the annual equity awards made to our NEOs were in the form of PRSUs (other than our CFO who commenced his role with the Company in November). Our Compensation Committee established quantitative goals, both financial and strategic, for our 2023 PRSUs, with vesting to occur at the end of a three-year period, subject to the achievements of the specified pre-established targets. As our business evolves, we have evolved our compensation to include a consistent PRSU program. For the past three years, our PRSU Awards have been structured the same, with 80% of the PRSU award based on key financial goals and metrics, 20% of the PRSU Award based on long-term strategic goals and metrics, and the entire PRSU Award subject to a rTSR modifier, ensuring stability in our compensation program.

2023 Executive Compensation Program Key Components	57

Below is a high-level summary of the structure of our 2023 PRSU program:

Financial Goals

•	Adjusted EBITDA Margin. 40% of our 2023 PRSUs were subject to our Adjusted EBITDA Margin goals, with such achievement being measured on an annual basis against targets set by our Compensation Committee established at the beginning of each fiscal year in the three-year performance period.
•	Gross Bookings Growth. 40% of our 2023 PRSUs were subject to our Gross Bookings growth goal, with such achievement being measured as the average over the three-year performance period against pre-set targets established by our Compensation Committee at the beginning of the performance period.

Strategic Goals & rTSR Modifier

In addition to Adjusted EBITDA Margin and Gross Bookings growth, we included strategic metrics, including DEI and safety improvement goals, in our 2023 PRSUs because we believe these goals are important to our key initiatives and growth. We also included an rTSR modifier to further align the interests of our executives to those of our stockholders.

•	DEI Goals. Building diversity in the workforce is a key priority for the Company. The DEI key performance indicators we established consisted of growing the percentage of women at Uber’s manager level and above to 33.5% and growing the percentage of U.S. underrepresented people at the senior analyst level and above to 16% over the three-year performance period, as further detailed in our 2023 Environmental, Social, and Governance report. While we recognize the importance of DEI to our long-term value and performance, we do not make employment or other contracting decisions on the basis of any legally protected characteristic.
•	Safety Improvement Goals. Standing for safety has been a critical component of our executive compensation program since 2018. The consistent inclusion of safety improvement goals in our PRSU program has ensured our NEOs are prioritizing the safety of users and consumers on our platform. While we have historically evaluated our safety improvement goals by analyzing our safety performance results as it relates to our U.S. Mobility business, in 2021, we expanded our measurement of our safety improvement goals to review safety incident rates globally, in both our Mobility and Delivery businesses (see footnote four to the “2021 PRSUs Three Year Strategic Targets” table below for additional information). This shift has continued through our 2023 PRSU program and marks our continued investment and prioritization of safety and transparency on a global level and goes beyond industry practice.
•	rTSR. In order to further align the interests of our executives to those of our stockholders and to tie the long-term compensation of our executives to our long-term financial success, the metrics of our long-term incentive compensation awards are subject to an rTSR modifier. The rTSR modifier compares the three-year annualized TSR of the Company, calculated by using the average stock price for the month immediately preceding the beginning of the performance period and average stock price for the month ending the performance period, against the TSR of the companies included in the S&P 500 over the same three year period. We use the S&P 500 as the comparator for our rTSR modifier as opposed to, for example, our peer group or a technology-focused comparator group (which may experience different levels of volatility in returns compared to the broader market) because it is a robust collection of companies that we believe provides a stable and appropriately representative point of comparison for our Company’s returns. Furthermore, as announced in 2023, Uber joined the S&P 500

58	Uber 2024 Proxy Statement	Compensation Discussion & Analysis

index. The rTSR modifier ensures that the payout of our PRSUs is appropriately calibrated based on whether our TSR is comparable to or better than the companies in the S&P 500. Additionally, if absolute TSR is negative over the three-year period and rTSR is greater than the 50th percentile, the upward modifier is capped at 1.0X, which provides incentive to outperform comparators, but safeguards against upward modification if stockholders have not had positive returns. The table below sets forth the mechanics of the rTSR modifier.

Multiplier(1)	Percentile	Performance Level
0.7X	At or below 25th percentile	Below Target(2)
1.0X	50th percentile	Target
1.3X	At or above 75th percentile	Maximum(3)

(1)	Multipliers in between values shown are linearly interpolated.
(2)	If TSR is in the 0-25th percentile, the applicable rTSR modifier will always be 0.7X, and could result in an ultimate payout of less than 50% of the PRSU target, due to such modification.
(3)	The rTSR modifier will not adjust the performance results above 150% (the overall cap of our 2023 PRSUs).

2021 PRSU Awards: Three-Year Financial Results (2021 - 2023)

Our 2021 PRSUs completed their three-year performance period on December 31, 2023. Below includes a discussion of our levels of achievement against the goals set for our 2021 PRSUs, as well as the final payout of the 2021 PRSU Awards.

The Compensation Committee approved the below Adj. EBITDA Margin targets at the beginning of each fiscal year of the three-year performance period, to be measured on an annual basis, and approved the Average Revenue Growth target at the beginning of the performance period in 2021.

The chart below reflects the actual achievement against the financial targets for the 2021 PRSUs, including the results of our Adjusted EBITDA Margin results for each year of the 2021 PRSUs and the results of our three-year financial goal, Average Revenue Growth. Final payout of the 2021 PRSUs based on our performance is discussed below.

2021 PRSUs - 2021 - 2023 Financial Targets (80%)	Weighting	Target Goal	Results	% Achieved	Weighted Score
Adj. EBITDA Margin - 2021(1)	13.3%	(4.5)%	(4.4)%	101.8%	14%
Adj. EBITDA Margin - 2022(1)	13.3%	2.9%	5.4%	150.0%	20%
Adj. EBITDA Margin - 2023(1)	13.3%	9.9%	10.9%	150.0%	20%
Average Revenue Growth(2)	40.0%	20.0%	52.1%	150.0%	60%
(1)	Adj. EBITDA as a percent of Revenue. Each fiscal year the Compensation Committee set the target goal, following certification of the Company’s financial plan.
(2)	Average Revenue Growth goal set at the beginning of 2021 by the Compensation Committee and results are measured as a three-year average.

2021 PRSU Awards - Three-Year Strategic Targets and Results (2021 - 2023)

The Compensation Committee established the DEI and safety improvement strategic targets at the beginning of 2021 to be measured at the end of the three-year performance period for the 2021 PRSU Awards.

DEI. At the beginning of 2021, our Compensation Committee established two quantitative metrics for measuring performance against our DEI targets, as identified in the table below. Although our performance against our DEI results improved year-over-year, we still have work to do. We achieved above target on our percentage of U.S. underrepresented people at the senior analyst level and above, and slightly below target on our percentage of women at Uber’s manager level and above globally. We continue to include DEI metrics in our incentive programs and are committed to working to achieve these goals.

Safety Improvement. Uber surpassed its goal for reducing the rate of sexual assaults globally. We observed a substantial decrease in Latin America (LatAm) markets, such as Mexico and Brazil, while other major markets across the globe in Europe, Middle East, and Africa (EMEA), Asia Pacific (APAC), and the U.S. remained flat or are starting to increase as we continue to emerge from the COVID-19 pandemic. Uber’s platform often reflects broader societal trends, and the motor vehicle fatality rates, which continue to be heavily impacted by varying societal shifts across the globe following the COVID-19 pandemic, are an example of that. While globally, official data from the World Health Organization noted a decrease in fatal crashes during the COVID-19 pandemic, official data from the National Highway Traffic Safety Administration shows significant increases in 2020, 2021, and 2022 vs. pre-pandemic levels across the U.S. (see data released for 2020-2021 and 2022 by NHTSA). We plan to continue to include safety improvement goals in our PRSU program, as part of our broader commitment to safety, accountability, and transparency.

2023 Executive Compensation Program Key Components	59

2021 PRSUs - Three Year Strategic Targets (20%)	Weighting	Target Goal	% Achieved	Weighted Score
DEI(1)(2)(3)	10%		103%	10.3%
Percentage of women at Uber’s manager level and above (global)	5%	35.0%	78.3%	3.9%
Percentage of U.S. underrepresented people at the senior analyst level and above	5%	14.0%	128.4%	6.4%
Safety Improvement(1)(4)	10%		74%	7.4%
Percent of reduction Critical Sexual Assault(4)	5%	(10.0)%	148.0%	7.4%
Percent of reduction in Motor Vehicle Crash Fatalities(4)	5%	(10.0)%	0%	0%
(1)	Achievement of DEI and safety improvement goals may take into consideration the impact of certain M&A transactions.
(2)	Results as of January 31, 2024 (inclusive of promotions in early 2024 related to 2023 performance).
(3)	Further discussion of the achievement of our DEI strategic targets can be found in our forthcoming 2024 ESG Report.
(4)	Safety improvement performance measure defined by the Company’s safety incident rate over the baseline year of 2020, as measured in reductions in global motor vehicle crash fatalities and global critical sexual assaults over a three-year period. This measurement has expanded and goes beyond what is reported in our U.S. Safety Reports, including but not limited to: (i) geographic scope: for all PRSUs prior to the 2021 PRSUs, this performance measurement has focused on U.S. incidents but will now include global safety incidents. Due to the inclusion of global incidents, U.S. FARS reconciliation is not a prerequisite for analytical results; (ii) line of business expansion: to date, this performance measurement has focused on incidents within our Mobility business, but will now include Delivery motor vehicle fatality incidents as well. All safety incidents in scope are subject to our safety data auditing processes, which can be found on pages 45 - 46 of our 2022 U.S. Safety Report.

2021 PRSUs - Payouts including rTSR Modifier

Final payout of the 2021 PRSUs, which vest on March 16, 2024 based on actual, certified achievement, is set forth below. Results disclosed below reflect the level of achievement of the key financial performance metrics for each of FY21-FY23 and the level of achievement of our DEI and safety improvement performance metrics over the three-year performance period.

Based on these performance results, final payout of the 2021 PRSU Awards for the participating NEOs is set forth below.

FY21-FY23 Award	# of PRSUs Granted	# of PRSUs Vested
Dara Khosrowshahi	121,654	147,517
Jill Hazelbaker	40,145	48,679
Nikki Krishnamurthy	54,483	66,065
Tony West	28,675	34,772
Nelson Chai(1)	52,137	63,220
(1)	Mr. Chai’s 2021 PRSUs vested in accordance with our Executive Severance Plan, due to his involuntary termination of service with the Company, as described in more detail in the “—Potential Payments Upon Termination or Change in Control” section of this proxy statement.

60	Uber 2024 Proxy Statement	Compensation Discussion & Analysis

Other Benefits

Executive Severance Plan & Employment Agreements

In June 2023 we adopted our Amended and Restated 2019 Executive Severance Plan (Executive Severance Plan). Our Executive Severance Plan is described and quantified under the heading “Potential Payments Upon Termination or Change in Control.”

The employment agreements we have entered into with each NEO also serve as participation agreements for our Executive Severance Plan. Each employment agreement generally has no specific term and provides for at-will employment. The employment agreements set forth each NEO’s initial base salary, eligibility to participate in our annual cash bonus program, certain employee benefits, the terms of certain equity grants, and, in the case of our CEO, certain grandfathered severance commitments, as described and quantified under the heading “Potential Payments Upon Termination or Change in Control.”

Security

Because of the high visibility of our Company, our Board of Directors has authorized a security program for the protection of our most senior executives based on ongoing assessments of risk, as well as actual and credible threats made against our executive officers. We require these security measures for our benefit because of the importance of these executives to Uber, and we believe the costs of our security program are necessary and appropriate business expenses since they arise from the nature of the executives’ employment at Uber. Our Board of Directors regularly evaluates and approves the cost and components of our security program, based on comparative data regarding the cost and scope of security programs established by companies in the U.S., both within and outside of our peer group, and professional assessments of safety threats made against our executive officers. Since the implementation of our overall security program, each of these assessments has identified actual and credible threats to Mr. Khosrowshahi’s safety as a result of the high-profile nature of being our CEO.

Our security program consists of business-related and personal security services, including certified protection officers, and secure meeting spaces and accommodations for our executive officers, and the charter aircraft travel described below, as our security team deems necessary and appropriate. In addition, we provide residential security and commuting and other personal transportation services to Mr. Khosrowshahi as our CEO.

Although we view the security services provided to certain of our NEOs as necessary and appropriate business expenses, we reported the aggregate incremental cost of certain of these services in the “All Other Compensation” column of the Summary Compensation Table.

Air Travel

In order to provide a more secure air traveling environment, we provide charter aircraft services for business purposes for certain executive travel. Our Private Airplane Use Policy provides that our CEO and our other NEOs, subject to need based on a security risk assessment, may utilize charter aircraft for business purposes and limited personal travel, subject to availability, provided that for any personal travel the NEOs directly pay or reimburse us for the greater of (i) the aggregate incremental cost of the flight, or (ii) the imputed fringe benefit income value of any personal use. The incremental cost charged to our NEOs for personal use includes, when applicable, the following costs: fuel, landing/parking fees, crew fees and expenses, customs fees, flight services/charts, variable maintenance costs, inspections, catering, aircraft supplies, telephone and wi-fi usage, trip-related hangar rent and parking costs, plane repositioning costs, de-icing fees, pet fees, and other miscellaneous expenses. We do not seek reimbursement of costs such as management fees, lease or subscription payments, banked hours, crew salaries, maintenance costs not related to trips, training, home hangaring, general taxes and insurance, and services support, as these costs are already incurred for business purposes. Guests and family members are permitted to accompany an eligible NEO on the charter aircraft for personal travel or when the aircraft is already going to a specific destination for a business purpose, subject to these reimbursement rules.

Benefits applicable to all employees, including our NEOs

Relocation Assistance

We believe that the best ideas can come from anywhere. To enable us to attract the highest level of talented and experienced executive officers, certain of our executive officers are eligible to receive or have received relocation assistance when necessary or appropriate, including travel, commuting, and temporary housing costs and reimbursement of moving costs. We also generally offer a tax gross-up to employees, including our executive officers, for these payments. There were no relocation expenses incurred for NEOs in 2023.

Employee Benefits

We provide health, dental, vision, life, and disability insurance benefits to our executive officers, on the same terms and conditions as provided to all other eligible U.S. employees. Our executive officers may also participate in our broad-based 401(k) plan. In 2023, we instituted a Company-match as part of our broad-based 401(k) plan, in which all participants are eligible to participate, including our NEOs. As we continue to emerge from the COVID-19 pandemic and return to the office, we believe that having an environment that supports our employees is important, including having a cafeteria that is accessible to all employees, including NEOs, in our offices. For all U.S employees, including NEOs, Uber covers all costs and taxes attributed to our employees due to these offerings under any current rules or regulations. We believe these benefits are consistent with the broad-based employee benefits provided at the companies with whom we compete for talent and therefore are important to attracting and retaining the highest level of talented and experienced executive officers.

Other Compensation Matters	61

Other Compensation Matters

Compensation Risk Assessment

As part of our annual compensation-related risk review, we conducted an analysis to determine whether any risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company in light of our overall business, strategy, and objectives. Management, in concert with the Compensation Committee, reviews and evaluates both cash and equity incentive plans across executive and non-executive employee populations, as well as other compensation-related policies to which our employees are subject.

The process of our assessment is two-pronged and evaluates both (i) material enterprise risks related to our business that may be exacerbated by compensation policies and practices and (ii) the potential risks arising from attributes in our compensation practices, performance criteria, payout curves and leverage, pay mix, and verification of performance results.

After reviewing the results of the analysis, the Compensation Committee and management believe our current compensation policies and practices (i) balance an appropriate risk and reward profile in relation to our overall business strategy and (ii) do not encourage our employees, including our executive officers, to take excessive or inappropriate risks that would have a material adverse effect on the Company.

Stock Ownership Guidelines

In order to align our directors’ and executive officers’ interests with those of our stockholders, our stock ownership guidelines require, as of the applicable measurement date (i) our non-employee directors to hold Uber stock valued at ten times their annual cash retainer within three years of becoming subject to the guidelines, and (ii) our executive officers are to hold Uber stock valued at a multiple of three times (ten times for our CEO) their annual base salaries within five years of becoming subject to the guidelines. As of the applicable measurement date in 2023, all of our executive officers and non-employee directors were in compliance with our stock ownership guidelines.

Our guidelines also include a stock retention requirement that requires any executive officer who does not satisfy the stock ownership guidelines as of an annual measurement date to retain 50% of all vested shares acquired by the executive officer pursuant to any equity award (net of shares sold or withheld to pay the applicable exercise price and/or taxes) until such time as the executive officer satisfies the stock ownership guidelines. Satisfaction of this requirement is measured as of any subsequent date on which the executive officer wishes to dispose of the acquired shares.

Prohibition on Hedging & Pledging Shares

Our insider trading policy provides that Company employees and directors may not engage in derivative transactions involving the Company’s securities. Our insider trading policy further prohibits Company employees and directors from hedging or lending Company securities in any transaction, including by entering into any short sales, swaps, options, puts, calls, forward contracts, or any other similar derivatives transaction. Finally, we do not let our directors or employees pledge their securities for margin loans or any other speculative transactions.

Clawback Policy

In 2023, we adopted an amended and restated Clawback Policy and publicly filed it in accordance with the SEC’s adoption of the final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act and NYSE’s adoption of compensation recovery listing standards. The Clawback Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation from current and former executives officers (as such term is defined in Rule 10D-1, for purposes of this section, a “Section 16 officer”) of the Company in the event that the Company is required to prepare an accounting restatement. The recovery of such compensation applies regardless of whether a Section 16 officer engaged in misconduct or otherwise caused or contributed to the requirement of an accounting restatement.

In addition to implementing measures mandated by the SEC, our Clawback Policy provides that our Board of Directors may seek to recover equity compensation (including stock options, restricted stock, time-based RSUs, and PRSUs) awarded after March 28, 2019, and cash severance and incentive-based compensation awarded after October 26, 2020, from an executive officer (including senior executives designated by the Board of Directors or the Compensation Committee) in connection with a material breach by such executive officer of restrictive covenants in agreements between us and the executive officer, accounting restatements as a result of material non-compliance with any financial reporting requirement, or as a result of the executive officer’s misconduct that harms the business or reputation of the Company.

Tax & Accounting Considerations

Deductibility of executive compensation. The Compensation Committee is mindful that the Company has net operating loss carryforwards that will defer the impact of any deductions that the Company might lose under Section 162(m) for one or more carryforward years, and believes that we should not be constrained by the requirements of Section 162(m) where those requirements would impair our flexibility in attracting and retaining the highest level of talented and experienced executive officers and in compensating our executive officers in a manner that best promotes our mission and strategic objectives.

Taxation of “parachute” payments and deferred compensation. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the Company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director, or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code. We have not agreed to provide our executive officers, including our NEOs, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 4999 or Section 409A of the Code.

Accounting treatment. The accounting impact of our executive compensation program is one of many factors that are considered in determining the size and structure of our executive compensation program, so that we can ensure that it is reasonable and in the best interests of our stockholders.

62	Uber 2024 Proxy Statement	Compensation Discussion & Analysis

Compensation Committee Interlocks & Insider Participation

None of the directors who are currently or who were members of our Compensation Committee during 2023, are either currently, or have been at any time, one of our officers or employees. None of our executive officers currently serves, or served during 2023, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. See the section titled “Certain Relationships and Related Person Transactions” for information about related party transactions involving members of our Compensation Committee or their affiliates.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2023.

The Compensation Committee
Robert Eckert (Chair)

Amanda Ginsberg
Wan Ling Martello
Ronald Sugar
David Trujillo

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship between the annual total compensation of our median employee and the annual total compensation of our CEO.

When determining our median compensated employee, we included annual base salary, target bonus, and target equity levels for our global employee population of approximately 32,350 employees (including subsidiary employees), of which 99% are full-time and 1% are interns and other fixed term employees, other than our CEO, as of November 1, 2023 (Determination Date) in 66 countries. For purposes of this disclosure, we converted employee compensation from local currency to U.S. dollars using the exchange rate on the Determination Date.

For fiscal year 2023, the annual total compensation for the median employee (excluding our CEO) was $83,077. Our median employee is an entry level Account Manager, based in the UK. Annual total compensation of our CEO was $24,248,209. Based on this information, for fiscal year 2023, we estimate that the ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 292 to 1.

The pay ratio described above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee permit companies to use a wide range of methodologies, assumptions and exclusions. As a result, it may not necessarily be meaningful to compare pay ratios reported by other companies.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the foregoing pay ratio measure in making compensation decisions. Information about the Compensation Committee’s policies related to achieving internal pay equity are discussed in our forthcoming 2024 ESG Report.

Compensation Table	63

Compensation Tables

Summary Compensation Table

Name	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Dara Khosrowshahi
Chief Executive Officer & Director	2023	$1,000,000	$0		$13,721,292	$6,089,126	$3,174,800	$262,990	(2)	$24,248,209
	2022	$1,000,000	$0		$14,281,685	$5,888,923	$2,937,200	$169,169		$24,276,977
	2021	$1,000,000	$0		$16,030,080	$0	$2,400,000	$507,738		$19,937,818
Prashanth Mahendra-Rajah
Chief Financial Officer	2023	$133,333	$1,000,000	(3)	$9,558,088	$3,999,988	$133,699	$1,870	(4)	$14,826,979
Jill Hazelbaker
SVP, Marketing and Public Affairs	2023	$800,000	$0		$6,191,829	$0	$1,269,920	$10,059	(4)	$8,271,808
	2022	$800,000	$0		$6,267,013	$0	$1,174,880	$0		$8,241,893
	2021	$800,000	$0		$6,150,976	$0	$960,000	$0		$7,910,976
Nikki Krishnamurthy
SVP & Chief People Officer	2023	$700,000	$0		$4,945,968	$0	$1,111,180	$249,313	(5)	$7,006,462
	2022	$683,333	$0		$5,381,507	$0	$1,028,020	$102,796		$7,195,656
	2021	$591,667	$0		$9,416,914	$0	$720,000	$12,402		$10,740,983
Tony West
SVP, Chief Legal Officer & Corporate Secretary	2023	$800,000	$0		$7,015,711	$0	$2,539,840	$9,995	(4)	$10,365,547
	2022	$800,000	$0		$7,461,678	$0	$2,349,760	$0		$10,611,438
	2021	$800,000	$0		$5,382,731	$0	$1,200,000	$36,022		$7,418,752
Nelson Chai
Former Chief Financial Officer	2023	$904,167	$0		$10,556,989	$0	$0	$26,048	(5)	$11,487,204
	2022	$800,000	$0		$10,290,602	$0	$1,174,880	$20,890		$12,286,372
	2021	$800,000	$0		$5,066,060	$0	$960,000	$11,427		$6,837,486

(1)	The reported amounts reflect the grant date fair value of RSUs calculated in accordance with FASB ASC Topic 718. Because the grant date for a performance-based award occurs for accounting purposes when performance targets are approved, and our 2021, 2022, and 2023 PRSU awards contain performance targets that we approved in 2023, PRSU award values in this column reflect the 2023 approved targets and include (i) for 2021, 13% of the total 2021 PRSUs (i.e., representing the approved target for 2023 Adjusted EBITDA Margin), (ii) for 2022, 13% of the total 2022 PRSUs (i.e., representing the approved target for 2023 Adjusted EBITDA Margin), and (iii) for 2023, 73% of the total 2023 PRSUs (i.e., 13% representing the approved target for 2023 Adjusted EBITDA Margin, 40% representing the target approved for Gross Bookings Growth, and 20% representing the DEI and safety improvement goals, approved for 2023-2025). For more information regarding the accounting for and assumptions we used to calculate the grant date fair values for RSUs and PRSUs, see the heading “Stock Based Compensation Expense” in Note 1 and 10 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023.
(2)	Includes a premium for long-term disability insurance, payments for certain broad-based benefits provided to all eligible employees, a discussion of which can be found in the “Other Benefits” section in the CD&A, and costs incurred for Mr. Khosrowshahi’s security and personal safety. Security and personal safety costs include $58,760 for the aggregate incremental costs we incurred related to personal transportation services, including vehicles and drivers, accommodation, and certified protection officers, $176,581 in aggregate costs of residential security, with such amount deemed necessary based on a third-party security and threat level risk assessment on Mr. Khosrowshahi’s residence, and $17,348 in aggregate incremental costs of protective intelligence services. Additional details regarding our security program and security risk assessments can be found in the “Other Benefits” section in the CD&A. In reporting the aggregate incremental cost for personal transportation services and protective intelligence services, we reported costs billed by third parties related to personal transportation services, personal use of certified protection officers, and personal use of protective intelligence services used by Mr. Khosrowshahi. We did not report driver, security or protective intelligence staff salaries, vehicle lease or rental fees, vehicle registration or insurance costs, or other similar costs because we already incur those costs for business purposes.
(3)	Represents a signing bonus received by Mr. Mahendra-Rajah in connection with the commencement of his employment with Uber on November 1, 2023. If Mr. Mahendra-Rajah voluntarily resigns from the Company or is terminated by the Company for Cause (as defined in our Executive Severance Plan) before the two-year anniversary of his start date, he will be required to repay a prorated amount of the signing bonus, based on the number of months he was employed by the Company.
(4)	Represents payments for certain broad-based benefits provided to all eligible employees, a discussion of which can be found in the “Other Benefits” section in the CD&A.
(5)	Represents a tax gross-up payment related to business travel and other taxes for certain broad-based benefits provided to all eligible employees, a discussion of which can be found in the “Other Benefits” section in the CD&A, $241,313 for Ms. Krishnamurthy, $239,518 of which pertains to business travel, and $26,048 for Mr. Chai, $23,845 of which pertains to business travel.

64	Uber 2024 Proxy Statement	Compensation Discussion & Analysis

Grants of Plan-Based Awards Table

The following table shows all plan-based awards granted to our NEOs during 2023. The equity awards granted during 2023 identified in the table below are also reported in “Outstanding Equity Awards as of December 31, 2023.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name and Grant Type	Grant Date(1)	Approval Date	Target ($)(2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dara Khosrowshahi
2023 Annual Cash Incentive	—	2/28/2023	$2,000,000	$4,000,000	—	—	—	—	—	—	—
2023 Annual Stock Options	3/1/2023	2/28/2023	—	—	—	—	—	—	402,720	$32.99	$6,089,126
2023 Annual RSUs	3/1/2023	2/28/2023	—	—	—	—	—	134,240	—	—	$4,428,578
2023 Annual PRSUs	3/1/2023	2/28/2023	—	—	98,443	196,885	295,328	—	—	—	$7,546,602
2022 Annual PRSUs	3/1/2023	2/7/2022	—	—	18,897	37,794	56,691	—	—	—	$1,316,743
2021 Annual PRSUs	3/1/2023	2/8/2021	—	—	8,110	16,221	24,332	—	—	—	$ 429,370
Prashanth Mahendra-Rajah
2023 Annual Cash Incentive	—	9/25/2023	$ 800,000	$1,600,000	—	—	—	—	—	—	—
2023 Stock Annual Options	11/1/2023	9/25/2023	—	—	—	—	—	—	203,873	$43.83	$3,999,988
2023 Annual RSUs	11/1/2023	9/25/2023	—	—	—	—	—	136,239	—	—	$5,971,355
2023 Annual PRSUs	11/1/2023	9/25/2023	—	—	33,302	66,606	99,909	—	—	—	$3,586,733
Jill Hazelbaker
2023 Annual Cash Incentive	—	2/6/2023	$ 800,000	$1,600,000	—	—	—	—	—	—	–
2023 Annual RSUs	3/1/2023	2/6/2023	—	—	—	—	—	122,235	—	—	$4,032,533
2023 Annual PRSUs	3/1/2023	2/6/2023	—	—	22,408	44,818	67,227	—	—	—	$1,717,874
2022 Annual PRSUs	3/1/2032	2/7/2022	—	—	4,302	8,603	12,905	—	—	—	$ 299,729
2021 Annual PRSUs	3/1/2023	2/8/2021	—	—	2,676	5,353	8,030	—	—	—	$ 141,694
Nikki Krishnamurthy
2023 Annual Cash Incentive	—	2/6/2023	$ 700,000	$1,400,000	—	—	—	—	—	—	–
2023 Annual RSUs	3/1/2023	2/6/2023	—	—	—	—	—	96,041	—	—	$3,168,393
2023 Annual PRSUs	3/1/2023	2/6/2023	—	—	17,607	35,214	52,281	—	—	—	$1,349,753
2022 Annual PRSUs	3/1/2023	2/7/2022	—	—	3,380	6,760	10,140	—	—	—	$ 235,518
2021 Annual PRSUs	3/1/2023	2/8/2021	—	—	3,632	7,265	10,898	—	—	—	$ 192,305
Tony West
2023 Annual Cash Incentive	—	2/6/2023	$1,600,000	$3,200,000	—	—	—	—	—	—	–
2023 Annual RSUs	3/1/2023	2/6/2023	—	—	—	—	—	139,697	—	—	$4,608,604
2023 Annual PRSUs	3/1/2023	2/6/2023	—	—	25,610	51,222	76,833	—	—	—	$1,963,339
2022 Annual PRSUs	3/1/2023	2/7/2022	—	—	4,916	9,832	14,748	—	—	—	$ 342,547
2021 Annual PRSUs	3/1/2023	2/8/2021	—	—	1,912	3,824	5,736	—	—	—	$ 101,221
Nelson Chai
2023 Annual Cash Incentive	—	2/6/2023	$ 925,000	$1,850,000	—	—	—	—	—	—	–
2023 Annual RSUs	3/1/2023	2/6/2023	—	—	—	—	—	157,159	—	—	$5,184,675
2023 Annual PRSUs	3/1/2023	2/6/2023	—	—	57,624	115,249	172,874	—	—	—	$4,417,494
2022 Annual PRSUs	3/1/2023	2/7/2022	—	—	11,062	22,124	33,186	—	—	—	$ 770,800
2021 Annual PRSUs	3/1/2023	2/8/2021	—	—	3,476	6,952	10,428	—	—	—	$ 184,019

(1)	The vesting schedule applicable to each award is set forth in the “Outstanding Equity Awards as of December 31, 2023" table.

Outstanding Equity Awards as of December 31, 2023	65

(2)	There is no overall threshold level of performance applicable to our 2023 annual cash bonus plan. The Gross Bookings, Adjusted EBITDA, and Adjusted EBITDA less SBC goals of our 2023 annual cash bonus plan were each subject to a performance threshold level 50%.
(3)	The reported amounts reflect the grant date fair value of RSUs calculated in accordance with FASB ASC Topic 718. Because the grant date for a performance-based award occurs for accounting purposes when performance targets are approved, and our 2021, 2022, and 2023 PRSU awards contain performance targets that we approved in 2023, PRSU award values in this column reflect the 2023 approved targets and include (i) for 2021, 13% of the total 2021 PRSUs (i.e., representing the approved target for 2023 Adjusted EBITDA Margin), (ii) for 2022, 13% of the total 2022 PRSUs (i.e., representing the approved target for 2023 Adjusted EBITDA Margin), and (iii) for 2023, 73% of the total 2023 PRSUs (i.e., 13% representing the approved target for 2023 Adjusted EBITDA Margin, 40% representing the target approved for Gross Bookings Growth, and 20% representing the DEI and safety improvement goals, approved for 2023-2025). For more information regarding the accounting for and assumptions we used to calculate the grant date fair values for RSUs and PRSUs, see the heading “Stock Based Compensation Expense” in Note 1 and 10 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023.

Outstanding Equity Awards as of December 31, 2023

The following table presents information regarding outstanding equity awards held by our NEOs as of December 31, 2023.

		Option Awards(2)								Stock Awards(2)
Name	Award Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Dara Khosrowshahi	9/5/2017	750,000	—		1,750,000	(4)	$33.65	(5)	9/4/2024	—		—	—		—
	3/2/2020	—	—		—		—		—	40,626	(6)	$2,501,343	—		—
	3/1/2021	—	—		—		—		—	60,827	(7)	$3,745,118	121,654	(8)	$7,490,237
	3/1/2022	106,298	318,895	(9)	—		$33.89		3/1/2029	106,298	(9)	$6,544,768	245,665	(10)	$15,125,594
	3/1/2023	—	402,720	(11)	—		$32.99		3/1/2030	134,240	(11)	$8,265,157	196,885	(12)	$12,122,209
Prashanth Mahendra-Rajah	11/1/2023	—	203,873	(13)	—		$43.83		11/1/2030	136,239	(14)	$8,388,235	66,606	(12)	4,100,931
Jill Hazelbaker	3/2/2020	—	—		—		—		—	7,313	(15)	$450,261	—		—
	7/29/2020	—	—		—		—		—	32,688	(16)	$2,012,600	—		—
	3/1/2021	—	—		—		—		—	25,471	(17)	$1,568,249	40,145	(8)	$2,471,728
	3/1/2022	—	—		—		—		—	72,594	(18)	$4,469,613	55,924	(10)	$3,443,241
	3/1/2023	—	—		—		—		—	99,316	(18)	$6,114,886	44,818	(12)	$2,759,444
Nikki Krishnamurthy	10/29/2018	—	—		200,000	(19)	$40.82		10/28/2028	—		—	24,498	(20)	$1,508,342
	3/2/2020	—	—		—		—		—	5,417	(15)	$333,525	—		—
	3/1/2021	—	—		—		—		—	34,568	(17)	$2,128,352	54,483	(8)	$3,354,518
	3/1/2022	—	—		—		—		—	57,038	(18)	$3,511,830	43,940	(10)	$2,705,386
	3/1/2023	—	—		—		—		—	78,033	(18)	$4,804,492	35,214	(12)	$2,168,126
Tony West	3/21/2018	—	—		300,000	(21)	$33.65		3/20/2028	—		—	—		—
	3/2/2020	—	—		—		—		—	5,471	(15)	$333,525	—		—
	7/29/2020	—	—		—		—		—	44,830	(22)	$2,760,183	—		—
	3/1/2021	—	—		—		—		—	18,194	(17)	$1,120,205	28,675	(8)	$1,765,520
	3/1/2022	—	—		—		—		—	82,964	(18)	$5,108,093	63,913	(10)	$3,935,123
	3/1/2023	—	—		—		—		—	113,504	(18)	$6,988,441	51,222	(12)	$3,153,739
Nelson Chai	9/10/2018	—	—		500,000	(23)	$40.60		9/9/2028	—		—	123,152	(24)	$7,582,469
	3/1/2021	—	—		—		—		—	16,293	(25)	$1,003,160	52,137	(8)	$3,210,075
	3/1/2022	—	—		—		—		—	93,335	(18)	$5,746,636	143,804	(10)	$8,854,012
	3/1/2023	—	—		—		—		—	127,692	(18)	$7,861,996	115,249	(12)	$7,095,881
(1)	The award date reflects the legal grant date of the underlying award.
(2)	Awards are subject to a continuous service requirement unless otherwise noted.
(3)	The market value is based on the closing price of our common stock on December 29, 2023 of $61.57 per share.
(4)	20% vest annually commencing on September 5, 2018, subject to the occurrence of the earlier of (i) the effectiveness of a change in control transaction with acquisition proceeds of at least $120 billion or (ii) the consummation of an offering and our achievement over a 90 consecutive day trading period of a fully- diluted equity value of $120 billion based on the average closing price of our common stock during such period. This equity award vested on February 6, 2024 upon the achievement of the performance-based condition.

66	Uber 2024 Proxy Statement	Compensation Discussion & Analysis

(5)	On May 8, 2018, we repriced this option grant to shorten the term from 10 years to seven years and to reduce the exercise price from $41.65 per share to $33.65 per share. The fair value of the option grant did not materially change as a result of this repricing.
(6)	25% vests on March 16, 2021 and 25% vests annually thereafter.
(7)	25% vests on March 16, 2022 and 25% vests annually thereafter.
(8)	Vests on March 16, 2024 in amounts based on our and the NEO’s performance between January 1, 2021 and December 31, 2023 as determined by metrics including Adjusted EBITDA Margin, Revenue Growth, safety, and DEI. Based on final performance certified by the Compensation Committee in February 2024, the following number of RSUs are eligible to vest as of March 16, 2024: 147,517 RSUs for Mr. Khosrowshahi, 63,220 RSUs for Mr. Chai, 48,679 RSUs for Ms. Hazelbaker, 34,772 RSUs for Mr. West, and 66,065 RSUs for Ms. Krishnamurthy.
(9)	25% vests on March 16, 2023 and 25% vests annually thereafter.
(10)	Vests on March 16, 2025 in amounts based on our and the NEO’s performance between January 1, 2022 and December 31, 2024 as determined by metrics including Adjusted EBITDA Margin, Gross Bookings Growth, safety, and DEI.
(11)	25% vests on March 16, 2024 and 25% vests annually thereafter.
(12)	Vests on March 16, 2026 in amounts based on our and the NEO’s performance between January 1, 2023 and December 31, 2025 as determined by metrics including Adjusted EBITDA Margin, Gross Bookings Growth, safety, and DEI.
(13)	25% vests on November 16, 2024 and 25% vests annually thereafter.
(14)	3/48 vests on February 16, 2024 and 1/48 vests monthly thereafter.
(15)	25% vests on March 16, 2021 and 1/48 vests monthly thereafter.
(16)	4/48 vests on November 16, 2020 and 1/48 vests monthly thereafter.
(17)	25% vests on March 16, 2022 and 1/48 vests monthly thereafter.
(18)	1/48 vests monthly.
(19)	20% vests annually commencing on October 1, 2019, subject to the occurrence of the earlier of (i) the effectiveness of a change in control transaction with acquisition proceeds of at least $120 billion or (ii) our achievement over a 90 consecutive day trading period of a fully-diluted equity value of $120 billion based on the average closing price of our common stock during such period. This equity award vested on February 6, 2024 upon the achievement of the performance-based condition.
(20)	Vests upon our achievement over a 90 consecutive day trading period of a fully-diluted equity value of $120 billion, (i) based on the average closing price of our common stock during such period, and (ii) provided such achievement occurs prior to October 29, 2025. This equity award vested on February 6, 2024 upon the achievement of the performance-based condition.
(21)	20% vests annually commencing on March 1, 2019, subject to the occurrence of the earlier of (i) the effectiveness of a change in control transaction with acquisition proceeds of at least $120 billion or (ii) our achievement over a 90 consecutive day trading period of a fully-diluted equity value of $120 billion based on the average closing price of our common stock during such period. This equity award vested on February 6, 2024 upon the achievement of the performance-based condition.
(22)	20% vests on August 16, 2021, 1/48 vests monthly for 24 months thereafter, and 1/40 vests monthly for the remaining 12 months thereafter.
(23)	20% vests annually commencing on September 10, 2019, subject to the occurrence of the earlier of (i) the effectiveness of a change in control transaction with acquisition proceeds of at least $120 billion or (ii) our achievement over a 90 consecutive day trading period of a fully-diluted equity value of $120 billion based on the average closing price of our common stock during such period. This equity award was forfeited for no consideration upon Mr. Chai’s termination of service with the Company on January 5, 2024 in accordance with the terms set forth in the Executive Severance Plan.
(24)	Vests upon our achievement over a 90 consecutive day trading period of a fully-diluted equity value of $120 billion, (i) based on the average closing price of our common stock during such period, and (ii) provided such achievement occurs prior to September 9, 2025. This equity award was forfeited for no consideration upon Mr. Chai’s termination of service with the Company on January 5, 2024 in accordance with the terms set forth in the Executive Severance Plan.
(25)	The grant made to Mr. Chai on March 1, 2021 initially vested 1/48 on March 16, 2023, 1/48 vested monthly for 11 months thereafter, and 3/48 vested monthly for the remaining 12 months thereafter. On July 19, 2021, the Compensation Committee modified the vesting schedule of this award such that 25% vests on March 16th, 2022, and 1/48 vests monthly thereafter, to align with the vesting schedules applicable to other executive officers’ equity awards.

Stock Option Exercises & Stock Vested During 2023

The following table shows information regarding the vesting of stock awards held by our NEOs during fiscal year 2023. None of our NEOs exercised stock options during 2023.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Dara Khosrowshahi	258,038	$ 8,445,584
Prashanth Mahendra-Rajah	—	—
Jill Hazelbaker	185,295	$ 7,754,629
Nikki Krishnamurthy	125,502	$ 5,052,969
Tony West	192,127	$ 7,932,362
Nelson Chai	83,983	$ 3,646,915

(1)	Reflects the closing price of our common stock on the vesting date multiplied by the number of shares vested.

Potential Payments Upon Termination or Change in Control	67

Potential Payments Upon Termination or Change in Control

After maintaining our executive severance plan that was put in place pre-IPO through the beginning of last year, our Compensation Committee reviewed a detailed competitive assessment and determined that making adjustments to our severance benefits was necessary to remain competitive. As a result, in June 2023 we adopted our Amended and Restated 2019 Executive Severance Plan in order to better align ourselves with the market and remain competitive with our peers in our quest for hiring and retaining the best talent. The Compensation Committee worked with our independent compensation consultant in order to understand the prevailing practices of the market and our peers. As we have grown and evolved as a Company since our IPO, our compensation program must also grow and evolve in parallel. We believe that adopting this Executive Severance Plan brings us up to speed and aligns us with other companies of our caliber and size, and positions us with the ability to ensure certainty and consistency in our severance practices, which in turn allows us to attract and retain top talent.

Executive Severance Plan

Qualifying Termination Outside of a Change in Control Period

Our Executive Severance Plan provides that, upon a termination of the NEO’s employment by the Company for any reason other than for “cause” or by the NEO for “good reason,” each as defined in our Executive Severance Plan (for purposes of this section, a “qualifying termination”), and subject to the NEO’s execution of an irrevocable release of general claims in favor of the Company, our NEOs are entitled to the following severance benefits and compensation:

•	a lump sum cash payment, equal to the sum of: (i) 12 months of the NEO’s then-current salary (24 months in the case of our CEO); (ii) the NEO’s target annual bonus, prorated for the number of months that the NEO was employed in the year of termination; and (iii) an amount equal to 12 months of medical and dental premiums in effect immediately prior to the NEO’s termination;
•	for time-based equity awards, 12 months of additional vesting following the NEO’s termination; and
•	for performance-based equity awards that have not completed their performance period, prorata vesting of the awards based on the number of complete months elapsed between the grant date of such awards and the NEO’s termination, plus an additional six months of vesting, with performance measured at an amount equal to the lesser of (i) target, or (ii) actual achievement of the performance metrics applicable to such awards as of the last day of the quarter preceding the quarter of the NEO’s termination. If an NEO’s termination date occurs following the completion of a performance period, but prior to the certification of the results by the Compensation Committee, performance will be based on actual achievement if such certification occurs within 60 days following the NEO’s termination date.

Qualifying Termination in a Change in Control Period

If the NEO’s qualifying termination occurs in the three months prior to or in the twelve months following the occurrence of a “change in control,” as such term is defined in our Executive Severance Plan (for purposes of this section, the “change in control period”), subject to the NEO’s execution of an irrevocable release of general claims in favor of the Company, our NEOs are entitled to the same cash payments described above (with the exception of our CEO, as detailed below) and the following equity treatment:

•	for time-based equity awards, all time-based vesting conditions will lapse and the awards will fully vest; and
•	for performance-based equity awards, the same treatment as described above, but with performance measured based on actual achievement as of the NEO’s termination date as determined by the Compensation Committee.

Our Executive Severance Plan does not provide for any single-trigger equity acceleration in the event of a Change in Control. The Executive Severance Plan also does not provide for any tax gross-ups for any excise tax imposed under Section 280G and 4999 of the Code.

CEO Employment Agreement

While our CEO is a participant in our Executive Severance Plan, his employment agreement contains severance commitments that were put in place prior to the adoption of our Executive Severance Plan. In the event of a qualifying termination during a change in control period, our CEO is entitled to the same benefits and compensation described above, except that Mr. Khosrowshahi receives continued health and welfare benefits for the 24 months following the date of his termination. Additionally, if, following a change in control, the surviving entity (i) does not assume Mr. Khosrowshahi’s outstanding equity awards, or (ii) assumes his outstanding equity awards and then cancels such awards, then all of his outstanding time-based equity awards that (x) were not assumed or (y) were assumed and then canceled, will vest. Mr. Khosrowshahi’s employment agreement does not provide for any single-trigger equity acceleration in the event of a Change in Control.

68	Uber 2024 Proxy Statement	Compensation Discussion & Analysis

CFO Transition

As previously disclosed, Mr. Chai, our former CFO, transitioned his role as CFO to Mr. Mahendra-Rajah on November 8, 2023, and his employment with the Company was terminated on January 5, 2024. Mr. Chai’s involuntary termination, a “qualifying termination” in accordance with Section 4.4(a)(2) of our Executive Severance Plan, entitled him solely to the severance benefits provided under Sections 4.1-4.3 of our Executive Severance Plan. These severance benefits are described in detail above under the “-Qualifying Termination Outside of a Change in Control Period” heading. The table below reflects the actual payments received by Mr. Chai following his termination with the Company pursuant to the Executive Severance Plan.

Name	Triggering Event	Salary ($)	Bonus ($)	Continued Benefits ($)(1)	Equity Acceleration ($)(2)		Total ($)
Dara Khosrowshahi	Involuntary Termination (non-CIC)	$2,000,000	$4,000,000	$25,062	$44,445,361		$50,470,422
	Involuntary Termination during CIC period	$2,000,000	$4,000,000	$50,123	$81,412,388		$87,462,511
Prashanth Mahendra-Rajah	Involuntary Termination (non-CIC)	$800,000	$800,000	$24,763	$4,418,649		$6,043,412
	Involuntary Termination during CIC period	$800,000	$800,000	$24,763	$13,793,666		$15,418,429
Jill Hazelbaker	Involuntary Termination (non-CIC)	$800,000	$800,000	$25,065	$15,345,153		$16,970,218
	Involuntary Termination during CIC period	$800,000	$800,000	$25,065	$24,655,217		$26,280,282
Nikki Krishnamurthy	Involuntary Termination (non-CIC)	$700,000	$700,000	$24,667	$12,884,815		$14,309,483
	Involuntary Termination during CIC period	$700,000	$700,000	$24,667	$20,379,095		$21,803,762
Tony West	Involuntary Termination (non-CIC)	$800,000	$1,600,000	$18,143	$15,994,162		$18,412,305
	Involuntary Termination during CIC period	$800,000	$1,600,000	$18,143	$26,499,852		$28,917,994
Nelson Chai(3)	Involuntary Termination (non-CIC)	$925,000	$925,000	$26,172	$26,523,816	(4)	$28,399,989

(1)	Represents an amount equal to 12 times the monthly premiums (24 times the monthly premiums for Mr. Khosrowshahi’s during a change in control period) for the health and dental benefit coverage in effect on December 31, 2023.
(2)	Value of equity acceleration is calculated based on the $61.57 closing price of Uber stock on December 29, 2023, unless otherwise noted. For an involuntary termination not during a change in control period, the value of all outstanding performance-based awards is calculated assuming performance is measured at target, unless otherwise noted. For an involuntary termination during a change in control period, the value of all outstanding based performance-based awards is calculated assuming performance is measured at year to date performance as of December 31, 2023, unless otherwise noted. The value of the 2021 PRSUs is calculated based on actual performance for both scenarios.
(3)	As noted above, Mr. Chai, our former CFO, transitioned his role as CFO to Mr. Mahendra-Rajah on November 8, 2023, and his employment with the Company was terminated on January 5, 2024. Mr. Chai’s involuntary termination entitled him solely to the separation benefits under our Executive Severance Plan, as described above under the “–Qualifying Termination Outside of a Change in Control Period” heading. This table provides the amount that Mr. Chai was actually paid in connection with his involuntary termination without cause (outside of a change in control period) pursuant to the Executive Severance Plan.
(4)	For Mr. Chai, the value of equity acceleration for the RSUs is calculated based on the $63.65 closing price of Uber stock on January 16, 2024, the date the RSUs vested following his termination. The value of equity acceleration for his performance-based awards is calculated based on the $78.41 closing price of Uber stock on February 16, 2024, the date the PRSUs vested following the Compensation Committee’s certification of the performance of such awards. The value of all outstanding performance-based awards, other than the 2021 PRSUs, is calculated assuming the lesser of target and actual performance, in accordance with our Executive Severance Plan.

Pay versus Performance Table	69

Pay versus Performance Table

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (CAP), as defined under Item 402(v) and certain financial performance measures of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs(3)	Total Stockholder Return(4)	Peer Group Total Stockholder Return(4)	Net Income (millions)	Gross Bookings (millions)(5)
2023	$24,248,209	$109,669,788	$ 10,391,600	$31,757,380	$207.03	$219.40	$1,887	$137,865
2022	$24,276,977	($ 8,946,037)	$ 9,583,840	($ 295,737)	$ 83.15	$139.00	($9,141)	$115,395
2021	$19,937,818	$ 4,212,154	$ 8,227,049	$ 3,380,603	$ 140.99	$193.58	($496)	$90,415
2020	$12,246,078	$ 45,037,091	$ 9,442,887	$16,013,106	$ 171.49	$143.89	($6,768)	$57,897

(1)	Total compensation reported for Mr. Khosrowshahi for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Executive Compensation Tables – Summary Compensation Table.”
(2)	Reflects the amount of “compensation actually paid” (CAP) as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Khosrowshahi and the non-PEO NEOs during the applicable year. The following amounts were deducted from and added to the Summary Compensation Table totals shown above:

PEO SCT to CAP Reconciliation:
Year	Reported Summary Compensation Table Total for PEO	Reported Grant Date Value of Equity Awards	Equity Award Adjustments	Compensation Actually Paid to PEO
2023	$24,248,209	($ 19,810,419)	$105,231,998	$109,669,788
2022	$24,276,977	($20,170,608)	($ 13,052,406)	($ 8,946,037)
2021	$19,937,818	($16,030,080)	$ 304,416	$ 4,212,154
2020	$12,246,078	($ 9,500,772)	$ 42,291,785	$ 45,037,091

PEO Equity Award Adjustment Reconciliation:
Year	Year-End Fair Value of Equity Awards Granted During the Year	Change in Fair Value as of Year-End for Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value as of Vest Date for Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2023	$41,949,764	$ 60,640,566	—	$2,641,667	—	—	$105,231,998
2022	$13,192,206	($ 23,279,021)	—	($2,965,591)	—	—	($ 13,052,406)
2021	$10,951,012	($ 10,792,546)	—	$ 145,949	—	—	$ 304,416
2020	$ 8,417,308	$ 33,437,375	—	$ 437,102	—	—	$ 42,291,785

70	Uber 2024 Proxy Statement	Compensation Discussion & Analysis

Average Non-PEO NEO SCT to CAP Reconciliation:
Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Grant-Date Value of Equity Awards	Average Equity Award Adjustments	Average Compensation Actually Paid to Non-PEO NEOs
2023	$10,391,600	($8,453,715)	$ 29,819,495	$ 31,757,380
2022	$ 9,583,840	($7,350,200)	($ 2,529,376)	($ 295,737)
2021	$ 8,227,049	($6,504,170)	$ 1,657,724	$ 3,380,603
2020	$ 9,442,887	($8,190,284)	$14,760,502	$16,013,106

Average Non-PEO NEO Equity Award Adjustment Reconciliation:
Year	Average Year-End Fair Value of Equity Awards Granted During the Year	Average Change in Fair Value as of Year-End for Unvested Equity Awards Granted in Prior Years	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Average Change in Fair Value as of Vest Date for Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2023	$ 14,001,817	$13,356,229	$ 878,618	$1,582,831	—	—	$ 29,819,495
2022	$ 4,414,146	($ 5,703,300)	$689,599	($1,929,821)	—	—	($ 2,529,376)
2021	$ 4,577,410	($ 2,832,446)	—	($ 87,240)	—	—	$ 1,657,724
2020	$10,369,779	$ 5,950,766	$230,996	$ 95,804	($1,886,843)	—	$14,760,502

The assumptions used in calculating the fair value of the equity awards did not differ in any material respect from the assumptions used to calculate the grant date fair value of the awards as reported in the Summary Compensation Table, except that the fair value calculations of (i) the unvested stock options used an estimated term between 2.2 years and 3.9 years in 2023, as compared to an estimated term of 4.8 years used to calculate the grant date fair value of such awards, and (ii) the PRSUs assumed payout multipliers at current expectations, which range from 0% to 150% across different grant years and metrics, in each case as compared to the grant date fair value calculations which assumed a payout at target.

(3)	Represents the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Khosrowshahi, who has served as our CEO since 2017) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Nelson Chai, Jill Hazelbaker, Nikki Krishnamurthy, Prashanth Mahendra-Rajah, and Tony West; (ii) for 2022, Nelson Chai, Jill Hazelbaker, Nikki Krishnamurthy, and Tony West; (iii) for 2021, Nelson Chai, Jill Hazelbaker, Nikki Krishnamurthy, and Tony West; and (iv) for 2020, Nelson Chai, Jill Hazelbaker, Nikki Krishnamurthy, Thuan Pham, and Tony West.
(4)	Reflects the cumulative total return to stockholders, based on a fixed investment of $100 beginning on the last trading day of 2019, on Uber’s common stock relative to the cumulative total returns of the Standard & Poor’s 500 Information Technology Sector Index (S&P 500 IT), which is the index included in our Performance Graph in the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2023.
(5)	We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of: Mobility rides; Delivery orders (in each case without any adjustment for consumer discounts and refunds); Driver and Merchant earnings; Driver incentives; and Freight revenue. Gross Bookings do not include tips earned by Drivers. Gross Bookings are an indication of the scale of our current platform, which ultimately impacts revenue. For further discussion on our Gross Bookings measure, please see the disclosure in the CD&A.

Pay versus Performance Table	71

As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” Uber’s executive compensation program reflects a pay-for performance philosophy. The metrics that Uber uses for both our long- and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase stockholder value. Below are the most important measures used to link compensation actually paid to our NEOs, for the most recently completed fiscal year:

Most Important Measures to Determine FY23 CAP
Gross Bookings
Adjusted EBITDA
TSR
DEI*
Safety Improvement*

*	For further discussion on our DEI and safety improvement measures, please see the disclosure included in the CD&A

CAP versus TSR

As described in the CD&A, in order to align our executive’s compensation with the interests of our stockholders, the vast majority of our executives’ compensation comes in the form of long-term incentives. The graph below compares CAP, as computed in accordance with Item 402(v) of Regulation S-K, to Uber’s cumulative TSR over the past three years. 2020 compensation actually paid for our PEO includes the final tranche of his sign-on award. For 2021 and later, PEO compensation levels have returned to normalized levels. As reflected in the chart below, compensation for our executives is heavily linked to Uber’s TSR. From 2020 to 2022, CAP for both our PEO and other NEOs decreased, aligned with Uber’s TSR during that period. From 2022 to 2023, CAP for both our PEO and other NEOs increased, aligned with Uber’s meaningful increase in TSR.

72	Uber 2024 Proxy Statement	Compensation Discussion & Analysis

CAP versus Financial Measures (Gross Bookings and Net Income)

The graph below compares CAP, as computed in accordance with Item 402(v) of Regulation S-K, to Uber’s reported Gross Bookings in each respective year. As reflected in the CD&A, Uber has identified Gross Bookings as one of the most important financial measures used in determining compensation. As illustrated below, over the past three years, Uber’s Gross Bookings have increased significantly, while CAP has decreased due to the vast majority of compensation being tied to Uber’s stock price performance.

Additionally, as presented in the Pay-versus-Performance table above, Net Income increased from 2020 to 2021; however, it decreased from 2021 to 2022, ending the year with a $9.1 billion GAAP net loss largely as a result of a $7 billion net headwind (pre-tax) from revaluations of our equity investments. From 2022 to 2023 Net Income increased, ending the year with a $1.9 billion GAAP net gain including a $1.6 billion net benefit (pre-tax) from revaluations of our equity investments.

TSR: Company versus Peer Group

As shown in the chart below, the Company’s cumulative TSR is below the companies included in the S&P 500 IT. During 2020, our stock price outperformed the S&P 500 IT; however, the S&P 500 IT maintained its upward trend until the end of 2021, while our stock price declined. In 2022, although we delivered steady and strong financial performance, exceeding analyst expectations, our stock price declined at a similar rate of decline for the S&P 500 IT, amidst a broad sell-off in technology stocks. In 2023, we delivered sustainable growth and achieved our first ever full-year positive GAAP operating income year, with our stock price increasing at a rate higher than the S&P 500 IT during 2023.

Equity Compensation Plan Information	73

Equity Compensation Plan Information

Plans Approved by our Stockholders

As of December 31, 2023, the Company has four equity compensation plans that have been approved by our stockholders. The category “Equity compensation plans approved by stockholders” in the table below consists of the 2010 Equity Incentive Plan (2010 Plan), the 2013 Equity Incentive Plan (2013 Plan), the 2019 Equity Incentive Plan (2019 Plan), and the 2019 Employee Stock Purchase Plan (ESPP).

Plans Not Approved by our Stockholders

As of December 31, 2023, the Company has one equity compensation plan that had not been approved by our stockholders, the Cornershop Global LLC 2020 Equity Incentive Plan (the Cornershop Plan), which we assumed in connection with our acquisition of Cornershop Global LLC (Cornershop). There are no additional shares available for grant under the Cornershop Plan. No additional awards may be granted under any other assumed or substituted arrangements in connection with mergers and acquisitions.

The following table shows information, as of December 31, 2023, with respect to shares of our common stock that may be issued under existing equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1) (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3) (c)
Equity compensation plans approved by stockholders	100,999,819		$22.90	436,890,003
Equity compensation plans not approved by stockholders	—	(4)	—	—
Total	100,999,819		$22.90	436,890,003
(1)	Consists of the following: 0 shares subject to outstanding awards granted under the 2010 Plan, 9,746,322 shares subject to outstanding awards granted under the 2013 Plan, and 91,253,497 shares subject to outstanding awards granted under the 2019 Plan. PRSUs are, for purposes of this column, assumed to be payable at 100% of target. Following our IPO in 2019, no additional awards have been or will be granted under the 2010 and 2013 Plans.
(2)	The weighted-average exercise price is calculated solely on the exercise prices of the outstanding stock options and SARs and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.
(3)	Consists of 80,258,857 shares available under the ESPP and 356,631,146 shares available under the 2019 Plan, including shares subject to purchase during the current ESPP purchase period. The number of shares reserved for issuance under the ESPP and the 2019 Plan automatically increases on January 1st each calendar year for 10 years, starting on January 1, 2020 and ending on and including January 1, 2029. The number of shares reserved for issuance under the ESPP automatically increases by the lesser of (a) one percent (1.0%) of the total number of our shares outstanding as of December 31st of the immediately preceding calendar year or (b) 25,000,000 shares, or (c) a number determined by our Board of Directors. The number of shares reserved for issuance under the 2019 Plan automatically increases by the lesser of (a) five percent (5.0%) of the total number of Uber shares outstanding as of December 31st of the immediately preceding calendar year or (b) a number determined by our Board of Directors. The reported number of available shares includes the 100,275,135 shares added to the 2019 Plan and the 20,055,027 shares added to the ESPP on January 1, 2023 as a result of the automatic increase provisions.
(4)	Excludes stock options, RSUs, SARs, and other equity rights assumed or substituted in connection with mergers and acquisitions. As of December 31, 2023, a total of 2,707,608 shares of common stock were issuable upon exercise of outstanding stock options, 506,136 shares were issuable upon the vesting of RSUs, and 1,505 shares were issuable upon the exercise of outstanding SARs under those other assumed or substituted arrangements. The weighted average exercise price of those outstanding stock options and SARs is $9.28 per share. There are no additional shares available for grant under the Cornershop Plan.

74	Uber 2024 Proxy Statement	Proposal 2—Advisory Vote to Approve 2023 Named Executive Officer Compensation

Proposal 2—Advisory Vote to Approve 2023 Named Executive Officer Compensation

In accordance with Section 14A of the Exchange Act, we are requesting stockholder approval, on a non-binding advisory basis, of the compensation of our NEOs during 2023, as described in the Compensation Discussion and Analysis (CD&A) section of this proxy statement beginning on page 40.

As discussed in greater detail in the CD&A section in this proxy statement, our compensation program is designed to achieve the following objectives:

•	Attract & Retain Talent. Attract and retain a highly talented, diverse team of executives who possess and demonstrate strong leadership, exceptional followership, and world-class management capabilities. Provide competitive compensation, in the form of cash and equity, to assist in motivating and retaining existing talent while also attracting new talent.
•	Align with Stockholders. Align our executive officer’s incentives with Company performance on financial and strategic measures that drive the creation of long-term stockholder value, thereby aligning the interests of our executives with those of our stockholders. A strong emphasis on cash and equity compensation linked to achieving our short- and long-term strategic goals aligns with our entrepreneurial spirit and incentivizes our executive officers to maximize stockholder value through long-term sustained financial performance.
•	Reinforce Mission and Values. Recognizing the strategic importance of our human capital and culture, we redefined our mission and values to further unite and define our culture: promote our mission to reimagine the way the world moves for the better; and promote our values of doing the right thing, bringing the mindset of a champion, being obsessed with creating the best marketplace for Drivers and Couriers, Riders, Uber Eats users, and Merchants, building with heart, standing for safety, seeing the forest and the trees, recognizing that great minds don’t think alike, and recognizing that we are One Uber. In 2023, the Compensation Committee established key Company-wide priorities incorporating this mission and values, which were assessed as part of setting compensation for our executive officers, including the inclusion of DEI, safety improvement, climate, Company culture, and Driver and Courier well-being metrics in our cash bonus and PRSU programs.
•	Pay-for-Performance. Reward our executive officers for achievement of the Company’s short- and long-term financial and strategic goals. In 2023, 95% of our CEO’s target compensation and 92% of our other named executive officer’s average target compensation was at-risk based on the achievement of aggressive goals that further our strategy or that are used by stockholders to evaluate our financial performance.

We urge you to carefully read the letter from our Compensation Committee beginning on page 39 of this proxy statement and the CD&A section of this proxy statement for additional details on the Company’s executive compensation, including our compensation philosophy and the 2023 compensation of our NEOs. Our Board of Directors believes that our executive compensation program is effective in implementing our compensation philosophy.

Although the advisory vote is non-binding, the Board of Directors and the Compensation Committee will consider stockholder feedback obtained through this vote and our stockholder outreach process in making future decisions about our executive compensation program.

Vote Required & Recommendation of the Board of Directors

The advisory vote on the compensation of our NEOs will be approved by the affirmative vote of the majority of votes properly cast (i.e., the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal). Abstentions and “broker non- votes” will have no effect on the outcome of the vote.

Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm	75

Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2024. Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of PricewaterhouseCoopers LLP as its independent registered public accounting firm.

The Board considers the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2024 to be in the best interests of the Company and its stockholders. The Company expects representatives of PricewaterhouseCoopers LLP to attend the 2024 Annual Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

Audit Committee Report

The Audit Committee oversees and monitors the Company’s financial reporting process and systems of internal accounting and financial controls on behalf of the Board of Directors. In fulfilling these responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2023. The Audit Committee discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed with the independent registered public accounting firm under generally accepted auditing standards, including Auditing Standard No. 1301. In addition, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the Company and its management.

Based on the considerations referred to above, the Audit Committee recommended to our Board of Directors, and the Board of Directors subsequently approved the recommendation, that the audited financial statements for the year ended December 31, 2023 be included in our Annual Report on Form 10-K for the year ended December 31, 2023 and selected PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2024. This report is provided by the following independent directors, who constitute the Audit Committee:

John Thain (Chair)
Revathi Advaithi
Turqi Alnowaiser

Ursula Burns
Alexander Wynaendts

76	Uber 2024 Proxy Statement	Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee engaged PricewaterhouseCoopers LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended December 31, 2023. The Audit Committee was responsible for determination and approval of audit fees primarily based on audit scope, with consideration of audit team skills and experiences.

The following table sets forth the aggregate audit fees billed and expected to be billed by PricewaterhouseCoopers LLP for the indicated fiscal year and the fees billed by PricewaterhouseCoopers LLP for all other services rendered during the indicated fiscal year:

(in thousands)	FY 2022	FY 2023
Audit Fees	$ 27,503	$ 28,796
Audit Related Fees	—	—
Tax Fees	$ 2,349	$ 3,086
All Other Fees	$ 22	$ 10
PricewaterhouseCoopers LLP Total Fees	$ 29,874	$ 31,892

Audit Fees

Consists of fees for professional services rendered in connection with the integrated audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements, statutory audits of our domestic and international subsidiaries, audits of carve-out subsidiary financial statements, and issuances of consents and other services related to SEC matters. This category also includes fees for accounting consultations and audit services incurred in connection with nonrecurring transactions.

Tax Fees

Consists of fees for professional services for domestic and international tax advisory and compliance services.

All Other Fees

Consists of fees for permitted products and services other than those that meet the criteria above.

The Audit Committee concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Pre-Approval Policy

The Audit Committee is required to pre-approve all audit, audit-related, tax, and non-audit services performed by the independent registered public accounting firm to ensure that the provision of such services does not impair its independence. Pre-approval is generally provided for 12 months from the date of pre-approval, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific fee. The Audit Committee has delegated pre-approval authority to its chairperson or any other committee member designated by the chairperson for requests received between scheduled meetings of the committee. All of the audit, tax and non-audit services provided by PricewaterhouseCoopers LLP in fiscal year 2023 and related fees were approved in accordance with the Audit Committee’s policy.

Vote Required & Recommendation of the Board of Directors

The affirmative vote of a majority of the votes properly cast on this proposal will constitute approval of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2024. Abstentions will not have any effect on the outcome of the proposal, but your nominee will have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal.

Proposal 4—Approval of Amendment to Certificate of Incorporation to Reflect Delaware Law Provisions Regarding Exculpation of Officers	77

Proposal 4—Approval of Amendment to Certificate of Incorporation to Reflect Delaware Law Provisions Regarding Exculpation of Officers

The Board of Directors has determined that it is in the best interests of the Company and our stockholders to amend the Company’s amended and restated certificate of incorporation (Charter).

Article VI of our Charter currently eliminates the monetary liability of directors in certain circumstances pursuant to and consistent with the Delaware General Corporation Law (DGCL). The State of Delaware amended Section 102(b)(7) of the DGCL in 2022 to allow Delaware corporations to extend similar protections to officers. Specifically, the amendments to the DGCL allow Delaware corporations to exculpate their officers for personal liability for breaches of the duty of care in certain circumstances. For both directors and officers, the liability limitation does not apply to breaches of the duty of loyalty, acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, or any transaction in which the director or officer derived an improper personal benefit. In addition, for officers, amended Section 102(b)(7) only permits exculpation for direct claims brought by stockholders, as opposed to claims brought by or on behalf of the Company (e.g., derivative claims).

Adopting an officer exculpation provision that aligns with the protections afforded under the DGCL could prevent protracted or otherwise meritless litigation that distracts from our primary objective of creating stockholder value over the long term. The nature of the role of directors and officers often requires them to make decisions on crucial matters. Frequently, directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits, or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. The Board believes that limiting concern about personal liability will empower officers to best exercise their business judgment in furtherance of stockholder interests without the distraction of potentially being subject to claims following actions taken in good faith.

In addition, the Board believes it is important to provide protection to officers to the extent permitted by the DGCL to attract and retain executive talent. This protection has long been afforded to directors. Other public companies have updated their governing documents to align with amended Section 102(b)(7) of the DGCL, and we expect this practice to continue. The corporate law codes of several other states already permit corporations to exculpate officers in a similar manner to Section 102(b)(7). Therefore, our ability to attract and retain highly qualified officer candidates may be adversely impacted if we do not implement the expanded protections now offered under Delaware law. For these reasons, the Board unanimously approved the amendment to our Charter described in this proposal, subject to approval by stockholders.

If this proposal is approved by stockholders, Article VI of our Charter will be amended to read in its entirety as set forth below (with additions shown as bolded).

Accordingly, we ask our stockholders to vote on the following resolution:

78	Uber 2024 Proxy Statement	Proposal 4—Approval of Amendment to Certificate of Incorporation to Reflect Delaware Law Provisions Regarding Exculpation of Officers

“RESOLVED, that the Company’s stockholders approve an amendment to the Company’s amended and restated certificate of incorporation to add a new Article VI, which shall read in its entirety as follows (with additions bolded):

ARTICLE VI

A.	The liability of the directors and officers of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.
B.	To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.
C.	Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director or officer under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.”

Vote Required & Recommendation of the Board of Directors

The affirmative vote of a majority of the outstanding shares of capital stock entitled to vote will constitute approval of the amendment of the Amended and Restated Certificate of Incorporation. Abstentions and “broker non-votes” will count as a vote against the proposal.

Stockholder Proposal	79

Stockholder Proposal

We believe constructive conversations with our stockholders as well as transparency drives increased accountability and ultimately creates long-term stockholder value. One aspect of these constructive dialogues is engagement with stockholders who submit stockholder proposals. We encourage you to read more about our stockholder engagement efforts, including our responses to feedback on pages 13 and 14 of this proxy statement.

Proposal 5—Stockholder Proposal to Prepare an Independent Third-Party Audit on Driver Health and Safety

Stockholder Stichting Bewaarder Achmea Beleggingspools (Achmea Investment Management), beneficially owning stock worth at least $25,000, has advised that they intend to submit the following proposal at our annual meeting of stockholders:

Resolved, Shareholders of Uber Technologies, Inc. (“Uber”) request that the Board of Directors commission an independent third-party audit on driver health and safety, evaluating the effects of Uber’s performance metrics, policies, and procedures on driver health and safety across markets.

The audit should be conducted with input from drivers, workplace safety experts, and relevant stakeholders from the regions where Uber operates and consider legislative/regulatory developments and adverse media coverage. A report on the audit, prepared at a reasonable cost omitting confidential and proprietary information, should be publicly disclosed on Uber’s website.

Stockholder Supporting Statement

The largest ride-hail company globally, Uber strives to be “the safest way to go anywhere and get anything,” yet leaves its drivers worldwide facing pervasive health and safety issues.

In its 2023 statement in opposition to this proposal, Uber stated that an independent audit on safety was unnecessary as “we are currently undertaking an independent third party civil rights assessment that incorporates many of the same requests.”1 That was not accurate; the civil rights audit was United States-focused, not conducted with a health and safety perspective, and its recommendations said Uber should “explore adding additional safety metrics to current disclosures.”2 Additionally, Uber only releases United States safety reports, which do not include nonfatal/attempted assault, verbal abuse, carjackings/robberies, threats, etc.

In the United States, Uber drivers represent almost 1 percent of job-related deaths. A recent report revealed that 83 app workers were murdered on the job from 2017 to 2021; a study of over 900 drivers found that 67 percent experienced violence/threatening behavior in the last year, and 60 percent continued rides that made them feel unsafe because they were worried about deactivation or income loss.

Independent reporting suggests a global driver safety crisis. Australian authorities fined Uber for neglecting to report over 500 serious incidents, some resulting in hospitalizations, and witnessed “a concerning surge in UberEats driver fatalities.”3 Instances range from assaults due to route choices in Montreal, fatalities following robbery attempts in Calgary, assaults on drivers in Australia, reports of violence in India, racially motivated verbal and physical assault in the United Kingdom, and drivers attacked and carjacked in Brazil, resulting in them demanding increased protection against theft and robbery.

We are especially concerned that Uber’s policies may discourage drivers from reporting safety incidents. If drivers decline or cancel too many rides, Uber can issue penalties. Drivers also report that Uber deactivates them while investigating incidents. In April 2023, a Dutch appeals court also ruled Uber violated drivers’ rights in several instances, including when algorithms were involved in terminating driver accounts.

Lawmakers, regulators, media, public health practitioners, and the public have scrutinized the safety crisis. The lack of transparency and failure to adequately investigate and address driver health and safety issues pose significant financial, regulatory, and reputational risks to Uber.

We urge shareholders to vote FOR this proposal.

(1)	https://s23.q4cdn.com/407969754/files/doc_financials/2023/Stockholders2023/final-2023-proxy.pdf
(2)	https://s23.q4cdn.com/407969754/files/doc_governance/2023/Uber-CRA-Report-August-2023.pdf
(3)	https://www.smh.com.au/national/spate-of-rider-deaths-a-tragedy-uber-chief-executive-20201125-p56hz4.htm

80	Uber 2024 Proxy Statement	Proposal 5—Stockholder Proposal to Prepare an Independent Third-Party Audit on Driver Health and Safety

Statement of Opposition

The proposal submitted by the Proponent is substantially similar to the proposal submitted by the same Proponent last year that received 8.78% of votes cast in favor.

At Uber, we embed safety into everything we do. Our relentless pursuit to make Uber safer for everyone using our platform continues to make us an industry leader. We know the work of safety never stops; we can and will challenge ourselves to always be better for the communities we serve. Beyond rigorous internal performance tracking and auditing, Uber also prioritizes safety reporting and compliance requirements globally. With operations in approximately 70 countries, we adapt to meet specific local reporting and transparency requirements relevant to our business. This ranges from meeting existing regulatory reporting requirements—at city, state, and country levels—to working with government, industry, and safety advocates to shape new approaches to cross-industry reporting. Uber remains one of the few companies to have released safety incident data, and is the only company in the rideshare and delivery space to continue to do so on a regular basis.

We do not believe this proposal is appropriate or necessary because (1) Uber already provides extensive reporting on our safety initiatives, goals, and performance, (2) we have consistently demonstrated a strong and continued commitment to the safety of our platform, and (3) an independent third-party safety audit and report as required by the stockholder proposal would be duplicative of Uber’s reporting on safety, which provides input from independent third-party experts, and would be a poor use of the Company’s resources.

Uber is the industry leader in providing transparent reporting on safety

In December 2019, Uber became the first company to proactively release a U.S. Safety Report detailing our safety features, as well as data on the most serious health and safety related incidents reported on our platform, including motor vehicle fatalities, physical assault fatalities, and sexual assault. This data include incidents reported from both our Drivers and Riders. The report provides stockholders with extensive information on our safety taxonomy, which is the basis for measuring and reporting safety data in connection with our platform, and provides significant insight into the methodology and audit process used to generate the underlying data. Uber’s safety reporting goes far beyond what other companies in the travel and transportation space (e.g., hotels, airlines, cruise lines, taxis, public transit) report publicly and to their stockholders.

In 2022, we released our second U.S. Safety Report covering the years 2019 and 2020, which provided continued detail about our safety record and our efforts to improve safety on our platform, including but not limited to our continued support of Driver safety such as new features like Rider Verification, Audio Recording, and Dashcam Registration.

Our safety reports and our safety program were developed with input and validation from independent, third-party experts, such as Uber’s Safety Advisory Board, the Governors Highway Safety Association, RALIANCE, and the Chertoff Group and we are committed to continued reporting on our progress. To our knowledge, no other rideshare, delivery, or public transportation company has released reporting that is as comprehensive or transparent as Uber’s reporting. And taxi companies are even less transparent—not a single taxi company provided safety data as part of the recent U.S. Government Accountability Office report on ridesharing and taxi safety, and representatives indicated data they do collect is largely for ‘internal purposes.’

Uber currently is focused on implementing the recommendations of a Civil Rights Assessment

In addition to our current extensive reporting on safety, Uber is one of only a small number of companies—and the only rideshare company— to have already commissioned and reported on the results of an independent Civil Rights Assessment. The assessment was conducted by Covington & Burling LLP and included a review of our policies and procedures around safety and Driver initiatives. A summary of findings and recommendations was published in August 2023. Since the publication, Uber has already taken tangible steps to implement the assessor’s recommendations, such as:

•	Implementing an Equity Leadership Council, which has established a timeline for prioritization and response to the recommendations identified in the Civil Rights Assessment.
•	In February 2024, adding a new member to our Safety Advisory Board with leadership experience in health and safety to address a recommendation from the Civil Rights Assessment and concerns raised by the Proponent with regard to health and safety of Drivers.
•	Continuing our commitment to enhance our disclosures of Uber’s work on safety which will be reflected in our Environmental, Social and Governance (ESG) Report.

The process of undertaking an internal audit regarding civil rights and safety matters was important and provided valuable insights to the Company. However, it was also resource and cost intensive. We respect the resources entrusted to us by our stakeholders, and believe that carrying out an additional safety review at this time, in addition to our existing extensive safety reporting, particularly when we are still implementing safety recommendations coming out of last year’s Civil Rights Assessment, is a poor use of resources and a distraction to our day-to-day operations.

Proposal 5—Stockholder Proposal to Prepare an Independent Third-Party Audit on Driver Health and Safety	81

We are committed to continually improving the safety of our platform for all users and will continue to lead by taking an expert-driven, action- oriented, and transparent approach, while respecting the value we are committed to delivering to our stakeholders.

We intend to continue providing updates of our reporting on safety.

Uber’s commitment to Driver health and safety has been demonstrated through our continued investment in technology and the many safety measures available on our platform

We recognize that a safe platform is critical to the success of our business which is why we have invested and continue to invest significant resources to create a safe environment for everyone who uses our platform globally. We use a comprehensive global safety management system (SMS) to structure and define our commitments to safety. Our SMS includes an integrated collection of safety principles, processes, and practices that help us make decisions and prioritize resources based on safety risk. As part of our pillars of our SMS, we establish our Company-wide safety objectives and commitments, aim to promote and foster a positive safety culture internally and externally, identify and mitigate safety risks, and drive continuous improvement on safety.

Uber’s investment in safety is recognized by Drivers and Couriers that use the app, with an average of 81% of Drivers and 83% of Couriers across key markets agreeing that Uber is committed to safety.4

Important features of our safety program include the following:

Continued enhancements to industry leading policies and procedures

•	We established a Safety Advisory Board to bring new approaches, feedback, and expertise to our safety processes and technology. The Safety Advisory Board is currently chaired by former U.S. Secretary of Homeland Security Jeh C. Johnson and includes leaders in gender- based violence and domestic-violence prevention, road safety, public health, and law enforcement. We recently added an expert in workplace health and safety to focus on Driver safety issues, following a recommendation in last year’s Civil Rights Assessment.
•	We have doubled the size of our safety team, including creating a specialized team to provide support to Drivers and Riders reporting the most serious safety incidents, including sexual assault.
•	We were the first in our industry to publish a Safety Report, with input from dozens of gender-based violence advocate groups and experts, and applying to both Drivers and Riders on our platform. This report laid out critical safety incidents that occurred in relation to the Uber platform, including motor vehicle fatalities, fatal physical assault, and sexual assault. Thereafter, Uber put out a second Safety Report.
•	As a result of Driver feedback, Uber has taken measures to help increase fairness and transparency: we expanded our in-app review center, which allows Drivers to request a review of their deactivation from a team of specialized agents; conducted a comprehensive review of policies that can lead to deactivation with an eye to Driver fairness; and stood up a global team to oversee deactivation processes.

Innovations to our technology

Uber has continued to innovate to leverage technology to help keep users safe. Our core safety features include:

•	Making safety front and center for users via the Safety Toolkit, which allows users to explore, learn about, and easily access safety features while on trip.
•	In-app emergency button that connects to in-country emergency services, providing more accurate data location to first responders.
•	Phone number and address anonymization.
•	Share My Trip/Follow My Ride, which allows users to share trip details with designated loved ones who can follow in real time.
•	RideCheck, which detects and sends notifications regarding rare events like long stops, unexpected routes, or possible crashes.

We leverage feedback we receive, as well as leading indicators and insights about safety incidents, to design and roll-out safety features and operational processes that help support users of our platform.

Examples include:

•	Dashcam integration: Dashcams can help improve accountability on trips. Drivers with dashcams can choose to register them in the Uber app and share video footage in the event of a safety incident or if a Rider makes a report against them. Uber will also notify Riders if Drivers register their dashcam. And we developed Bring Your Own Dascham non-audio and launched in the United Kingdom, France, Australia, and New Zealand.
•	Audio recording: Uber launched our audio recording feature in Latin America in 2019, which allows Drivers and Riders to record audio during a trip while protecting privacy. It was first expanded to the U.S. in 2021 and is now live nation-wide.
•	Record my Ride: In November 2022, we also launched Record My Ride in select cities in the U.S., Mexico, and Brazil which allows Drivers to record video of trips using their smartphone’s front-facing camera, without the added expense of a separate dashcam. Similar to our in- app recording feature, recordings are encrypted and cannot be accessed unless the Driver chooses to share it for review.

(4)	Based on Uber 2023 survey data of Drivers and Couriers in the U.S., Canada, Mexico, Brazil, UK, France, Australia, India, Taiwan, and Japan.

82	Uber 2024 Proxy Statement	Proposal 5—Stockholder Proposal to Prepare an Independent Third-Party Audit on Driver Health and Safety

•	Rider verification: In response to feedback from Drivers and safety trends, Uber has continued to invest in Rider verification processes. This includes making it easier for Drivers to flag any fake or inappropriate names they encounter, and putting systems in place to block Rider accounts until their names are updated, and requiring identification for Riders with anonymous payment methods in many countries. In 2023, we announced Rider Verification in the U.S. which will show Drivers whether a Rider has a verified identity with Uber prior to accepting a trip request, and we intend to broadly roll that out in the U.S. throughout 2024.
•	Driving tools: Uber’s app provides Drivers and Couriers with speed-limit alerts and a driving insights tool to promote safe driving. Uber developed a driving hours feature to limit driving time without a break while preserving flexibility for Drivers.
•	Live help: Allows users in the U.S. to request support from an ADT safety expert, via phone or text.

Additionally, Uber has continued to create customized safety education content for Drivers and Couriers prioritizing their top safety concerns and leading safety indicators. Education is a cornerstone of Uber’s approach to Driver and Courier health and safety. Through education we aim to equip Drivers and Couriers with the information they need to drive and deliver safely. Since Uber’s last ESG Report, we have invested in a number of important education modules for Drivers and Couriers, including:

•	Safe deliveries—item-handling and delivery hazards education: This education, reviewed by the National Safety Council, covers topics including: safe lifting techniques to avoid injuries when delivering heavy, bulky, oddly shaped, or hazardous objects; how to use equipment and clothing to help improve delivery; how to recognize warning signs and deal with hazardous items; and how to pack, secure, and balance orders during delivery.
•	Conflict management and de-escalation: This education is intended to help Drivers practice verbal and non-verbal communication techniques to help mitigate and diffuse conflicts. Modules consist of guidance and decision-based scenarios allowing Drivers to safely and successfully deal with disrespectful or aggressive behavior.
•	Road safety: This education offers modules on safe driving for Drivers, motorcyclists, and bicyclists. It covers topics including speeding, harsh braking, safe pick up and drop off, pedestrian safety, children in car seats, impaired driving, sharing the road, and seatbelts.

Additional information on our extensive policies and practices around safety, including Community Guidelines and dedicated reports for various stakeholder groups, can be found by visiting our website at www.uber.com/us/en/safety.

Safety, including Driver health and safety, is overseen at the highest levels of our Company, incorporated into our executive compensation plan, and overseen with management and Board oversight

Uber’s commitment to the health and safety of users of our platform goes far beyond reporting. As discussed on page of this proxy statement, health and safety is overseen at the highest levels of our Company. Our Board of Directors and management deeply understand the importance of safety, which is why safety is one of our core values and has been incorporated into our executive compensation plan as a performance metric for over five years. User safety is overseen by the Audit Committee of the Board of Directors and our full Board receives regular updates regarding safety performance, including updates on key safety performance indicators, as well as progress made on safety efforts such as new products.

Uber’s commitment to Driver health and safety is reflected in our strong safety record and in our operational performance

Uber is incredibly proud of the work we have done to improve and enhance the Driver experience, including safety. As outlined in our safety reports and broader disclosure, our data continues to show that the vast majority of trips on Uber (over 99.9%) are completed without any reported safety incident at all, and we believe these underlying facts are reflected in our reported record growth. We continue to hold Uber’s senior management, as well as regional leaders, accountable to safety performance, by setting business goals focused on incident rate reduction. These safety incident trends, as well as control performance and leading indicators, are reviewed regularly. Uber continually refines our safety approach by collecting and analyzing information through a variety of monitoring and review mechanisms. We believe that our unwavering commitment to safety is reflected in our operational results. During 2023, we saw the number of active Drivers and Couriers grow by over one million, and as of year-end 2023, the number of active Drivers stands at an all-time high. Additionally, monthly supply hours per active Driver, the metric by which we measure Driver engagement, is up 10% year-over-year globally as of Q4’23. Finally, the number of active Drivers leaving the Uber platform, or Driver churn, is down broadly across our top markets.

As a technology company that connects the physical and digital worlds, we believe movement should be accessible and want to help people move and earn safely. We champion the right to move and earn freely and without fear, which is why safety is a top priority. Our goal is to be the best platform for flexible work, a trusted choice for all of our customers, and we are committed to doing our part in the communities we serve. Our robust approach to safety is a keystone in building user trust so that people choose to earn and move with the help of our app. We also support communities where we operate through partnerships with leading organizations on issues like road safety, human trafficking, and domestic violence because we are committed to doing our part. Standing for safety is an ingrained part of our corporate ethos because it is the right thing to do and reducing safety incidents also helps proactively manage litigation and insurance costs.

Proposal 5—Stockholder Proposal to Prepare an Independent Third-Party Audit on Driver Health and Safety	83

The stockholder proponent’s supporting statement includes several misleading and inaccurate claims

The stockholder Proponent has continued to make inaccurate public statements about our policies and processes around health and safety. As described more fully below, we engaged with the Proponent on several occasions over the past year in order to help clarify some of their fundamental misunderstandings as part of our effort to arrive at a mutually agreeable outcome related to their proposal. Some of their inaccurate claims include:

•	Incidents: Although the Proponent states that our policies discourage Drivers from reporting incidents, Drivers have multiple ways to report incidents to Uber and we encourage Drivers and Riders to report incidents as it helps maintain the safety of the platform. For example, Drivers have access to Uber’s Safety Incident Reporting line and 24/7 in-app support. After a trip, a Driver or Rider can submit feedback and report an incident right in the app. We have a 24/7 team that looks into every incident and takes appropriate action, which can include banning accused parties (whether Drivers or Riders) from the Uber platform in accordance with our Community Guidelines.
•	Cancellations: The Proponent inaccurately states that Drivers can be deactivated if they cancel too many rides, suggesting that Drivers cannot deny or end a trip if they feel unsafe. However, this is wrong. Canceling a trip at pickup for safety reasons does not count against a Driver’s cancellation rate.
•	Deactivations: The Proponent also falsely states that we deactivate Drivers who have documented an incident while we investigate the incident. When we receive a report of a serious incident, we place a temporary hold on the accused party’s access to the Uber app while we complete a review. An accused party could be anyone interacting with the platform, including a Rider. The only situation where a Driver reporting an incident would be deactivated while a review is underway is in the event both parties to a trip report a serious incident, or if a Driver reports an auto crash with serious injuries or fatality.

Engagement with the Proponent

Following the submission of the 2023 proposal, we sought to engage with the stockholder Proponent with the goal of reaching a mutually agreeable resolution. In February 2023, we reached an agreement in principle with the Proponent on the terms of a resolution. However, in March 2023, the Proponent declined to proceed with the resolution on the basis that it would not resolve the Proponent’s concerns, although the Proponent did not specify what additional terms would be required to reach a settlement with respect to the proposal and raised new asks at each successive meeting with Uber. After the release of our 2023 Civil Rights Assessment, the Proponent reached out to Uber seeking engagement. During a call with the Proponent in September 2023, we discussed the steps being undertaken to implement the recommendations of the Civil Rights Assessment, which included matters regarding safety. The Proponent did not provide any further feedback to Uber following this conversation and proceeded to submit the stockholder proposal several weeks later. As with other situations, we remain committed to constructive dialogue and engagement with our stockholders.

Conclusion

At Uber, we know our work on safety is never done, and we are dedicated to continuously investing in, and evolving, a rigorous safety approach. As the above highlights show, we are committed to making safety enhancements that will have a practical and positive impact in the communities we serve. We would not be where we are today without the guidance and support of experts and advocacy groups, and we remain thankful for the opportunity to listen, learn, and partner with people from around the globe who help guide our safety journey. The Board is confident that proper governance and oversight is in place to ensure that Uber’s approach to safety remains aligned with the Company and our stockholders’ long-term interests and that its existing reporting provides appropriate transparency and accountability with input from independent third- party experts.

After careful consideration, for the reasons stated above, your Board recommends a vote AGAINST this proposal.

Vote Required and Recommendation of the Board of Directors

To pass, the stockholder proposal to prepare an independent third-party audit on Driver health and safety must be approved by the affirmative vote of the majority of the vote cast. Abstentions will count as a vote against the proposal. Broker non-votes will not have any effect on the outcome of this vote.

84	Uber 2024 Proxy Statement	Additional Information

Additional Information

Annual Meeting Information

In connection with the 2024 Annual Meeting, which will take place on May 6, 2024, our Board of Directors has provided these materials to you, either over the Internet or via mail. The Notice of Internet Availability (Notice) was mailed to Company stockholders beginning March 25, 2024, and our proxy materials were posted on the website referenced in the Notice on that same date. The Company, on behalf of the Board of Directors, is soliciting your proxy to vote your shares at the 2024 Annual Meeting of Stockholders. We solicit proxies to give stockholders of record an opportunity to vote on matters that will be presented at the Annual Meeting. In the proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

1. What is the Notice and why did I receive it but no proxy materials by mail or email?

Unless you have requested that we provide a copy of our proxy materials (including our 2023 Annual Report) to you by mail or email, we are providing only the Notice to you by mail or email. The Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received the Notice by mail or email and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice. This proxy statement is dated March 25, 2024 and distribution of the Notice to stockholders is scheduled to begin on or about March 25, 2024. We have adopted this procedure pursuant to rules adopted by the SEC in order to conserve natural resources and reduce our costs of printing and distributing the proxy materials, while providing a convenient method for stockholders to access the materials and vote.

2. Who can vote?

You can vote if, as of the close of business on March 13, 2024 (the record date), you were a stockholder of record of the Company’s common stock and are entitled to vote at the 2024 Annual Meeting and any adjournment or postponement thereof. Each share of Company stock gets one vote. On March 13, 2024, there were 2,081,544,324 shares of common stock issued and outstanding.

3. How do I vote shares held under my name?

Most stockholders can vote by proxy in three ways:

•	By Internet — You can vote via the Internet by following the instructions in the Notice or by accessing, before the meeting, www.proxyvote.com or, during the meeting, www.virtualshareholdermeeting.com/UBER2024 and following the instructions contained on that website;
•	By Telephone — In the United States and Canada, you can vote by telephone by following the instructions in the Notice or by calling 1-800-690-6903 and following the instructions; or
•	By Mail — You can vote by mail by requesting a full packet of proxy materials be sent to your home address. Upon receipt of the materials, you may fill out the enclosed proxy card and return it per the instructions on the card.

Proxies are solicited by and on behalf of our Board of Directors. Dara Khosrowshahi (our Chief Executive Officer), Prashanth Mahendra-Rajah (our Chief Financial Officer) and Tony West (our Chief Legal Officer and Corporate Secretary) have been designated as proxy holders by our Board of Directors. If you vote by proxy, your shares will be voted at the Annual Meeting as you direct. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted as the Board of Directors recommends (“FOR” the election of 11 director nominees named in this proxy statement, “FOR” the advisory vote to approve the 2023 compensation of our NEOs, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2023, “FOR” the proposal to amend the Company’s Amended and Restated Certificate of Incorporation, and “AGAINST” the stockholder proposal to require an independent third-party audit on Driver health and safety, and in accordance with the judgment of the persons voting the proxy on any other matters properly brought before the meeting, if any such matters are properly raised at the meeting).

You can also vote at the virtual Annual Meeting if you are the stockholder of record. If you are the beneficial owner and want to vote your shares at the Annual Meeting, you will need to request a legal proxy from your bank, broker, or other nominee well in advance of the 2024 Annual Meeting. We encourage you to vote your proxy by Internet, telephone, or mail prior to the meeting, even if you plan to participate in the virtual meeting.

If you experience any technical difficulties or have any questions regarding the virtual meeting website, please call 844-986-0822 (U.S.) or 303-562-9302 (International), and we will endeavor to assist you. If there are any technical issues in convening or hosting the meeting, we plan to promptly post information to our Investor Relations website, investor.uber.com, including information on when the meeting will be reconvened.

4. Can I change or revoke my vote after I return my proxy card?

Yes. If you are the stockholder of record, you can change or revoke your proxy before the 2024 Annual Meeting by Internet, telephone, or mail prior to 11:59 p.m. Eastern Time on May 5, 2024, or by participating in the virtual Annual Meeting and voting. If you are the beneficial owner of shares held in street name, you must follow the instructions for changing or revoking your proxy provided by your broker, bank, or other nominee.

You are the “stockholder of record” for any Company shares that you own directly in your name.

You are a “beneficial stockholder” of shares held in street name if your Company shares are held in an account with a broker, bank, or other nominee as custodian on your behalf. The broker, bank, or other nominee is considered the stockholder of record of these shares, commonly referred to as holding the shares in “street name.” As the beneficial owner, you have the right to instruct the broker, bank, or other nominee how to vote your shares.

Additional Information	85

5. How do I vote shares not held under my name?

If your shares are held in street name by a nominee, the Notice or proxy materials, as applicable, are being forwarded to you by that organization, and you should follow the instructions for voting as set forth on that organization’s voting instruction card.

Under the rules and practices of the NYSE, if you hold shares through a nominee, your nominee is permitted to vote your shares on certain “routine” matters in its discretion even if the nominee does not receive instructions from you. The proposal to ratify the appointment of PricewaterhouseCoopers LLP is considered a “routine” matter, and your nominee will have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal. The proposals to elect directors; to approve, on an advisory basis, the compensation of our NEOs; to amend the Certificate of Incorporation; and the stockholder proposal to require an independent third-party audit on Driver health and safety are “non-routine” matters. The absence of voting instructions from you to your nominee on these “non-routine” matters will result in a “broker non-vote” because the nominee does not have discretionary voting power for those proposals. “Broker non- votes” and “withhold” votes do not constitute votes properly cast favoring or opposing proposals on “non-routine” matters, with the exception of the proposal to amend the Certificate of Incorporation, as discussed in further detail below.

6. What vote is required for approval of proposals?

Proposal 1: Election of 11 director nominees named in this proxy statement	Each of the 11 nominees for director who receives a majority of votes properly cast will be elected as a member of our Board of Directors (i.e., the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal). Abstentions and “broker non-votes” will not have any effect on the outcome of this vote.
Proposal 2: Advisory vote to approve 2023 named executive officer compensation	To pass, the proposal to approve, on an advisory basis, the 2023 compensation of our NEOs must be approved by the affirmative vote of the majority of votes properly cast. The vote will be given due regard by, but will not be binding on, the Board of Directors. Abstentions and “broker non-votes” will not have any effect on the outcome of this vote.
Proposal 3: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024	To pass, the proposal to ratify the appointment of PricewaterhouseCoopers LLP must be approved by the affirmative vote of the majority of votes properly cast. Abstentions will not have any effect on the outcome of this proposal, but your nominee will have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal.
Proposal 4: Management Proposal to amend the Certificate of Incorporation to reflect Delaware law provisions regarding exculpation of officers	To pass, the proposal to amend the Certificate of Incorporation to reflect Delaware law provisions regarding exculpation of officers must be approved by the affirmative vote of outstanding shares of capital stock entitled to vote. Abstentions and “broker non-votes” will count as a vote against the proposal.
Proposal 5: Stockholder Proposal to Prepare an independent third-party audit on Driver health and safety	Proposal 5 is a stockholder proposal which will only be voted on at the Annual Meeting if properly presented by or on behalf of the stockholder proponent. If voted upon, to pass, the proposal must be approved by the affirmative vote of the majority of the vote properly cast. Abstentions will count as a vote against the proposal. “Broker non-votes” will not have any effect on the outcome of this vote. The vote will be given due regard by, but will not be binding on, the Board of Directors.

7. Who bears the cost of the Company’s proxy solicitation?

The Company will bear the cost of the solicitation of proxies by the Company. Proxies may be solicited by officers, directors, and employees of the Company, none of whom will receive any additional compensation for their services. D.F. King & Co., Inc. may solicit proxies on behalf of the Company at a cost we anticipate will not exceed $25,000. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email, or the Internet. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. The Company will pay all proxy solicitation costs.

8. How do I participate in the 2024 Annual Meeting virtually?

The Annual Meeting will be conducted virtually via a webcast available at www.virtualshareholdermeeting.com/UBER2024 in accordance with the Rules of Conduct which are set forth below in their entirety. You are entitled to participate in the Annual Meeting via the webcast if you were a stockholder as of the close of business on March 13, 2024, the record date, or hold a valid proxy for the meeting. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/UBER2024, you must enter the 16-digit control number found next to the label “Control Number” for postal mail recipients or within the body of the email sending you this proxy statement. If you do not have your 16-digit control number, you will be able to login as a guest but will not be able to vote your shares or submit questions during the meeting.

86	Uber 2024 Proxy Statement	Additional Information

The stockholders’ question and answer session will include questions submitted in advance of, and questions submitted live during, the 2024 Annual Meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your Control Number. Questions may be submitted during the 2024 Annual Meeting through www.virtualshareholdermeeting.com/UBER2024.

9. Why were my proxy materials included in the same envelope as other people at my address?

Stockholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all stockholders having that address. The Notice for each stockholder will include that stockholder’s unique control number needed to vote his or her shares. This procedure reduces our printing costs and postage fees. If you prefer to receive a separate copy of the proxy materials, please call us at 1-800-579-1639 in the United States, or inform us in writing at: www.proxyvote.com, or by email at sendmaterial@proxyvote.com. We will promptly deliver a separate copy of the proxy materials in response to any such request. If, in the future, you do not wish to participate in householding, you should contact us at the above phone number, address or email.

For those stockholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those stockholders notifies us, in the same manner described above, that they wish to receive a printed copy for each stockholder at that address.

Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record.

Your Vote is Important

Please vote your proxy promptly so your shares can be represented, even if you plan to participate in the virtual Annual Meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

Our proxy tabulator, Broadridge Financial Solutions, Inc. must receive any proxy that will not be delivered electronically at the virtual Annual Meeting by 11:59 p.m. Eastern Time on May 5, 2024.

Rules of Conduct	87

Rules of Conduct

It is our desire to conduct a fair and informative Annual Meeting. To that end, we will conduct the 2024 Annual Meeting in accordance with the Rules of Conduct set forth below.

The Rules of Conduct for the 2024 Annual Meeting are as follows:

1.	Our Company’s bylaws describe requirements for meetings of our stockholders. The Chair of the Annual Meeting will conduct the meeting in a manner consistent with those requirements.
2.	The only business matters to be conducted at the Annual Meeting are the matters set forth in the Notice of Annual Meeting of Stockholders and 2024 Proxy Statement dated March 25, 2024.
3.	Each stockholder as of the close of business on March 13, 2024, the record date, wishing to attend, vote, or ask questions during the virtual Annual Meeting will have an opportunity to do so by following these Rules of Conduct and Procedures.
4.	Because this is a meeting of our stockholders, only our stockholders of record as of the record date are permitted to vote or submit questions while participating in the virtual Annual Meeting. To vote or submit questions, please login as a stockholder by entering the 16-digit control number you received with your proxy materials. If you have voted your shares prior to the start of the Annual Meeting, your vote has been received by the Company’s inspector of elections and there is no need to vote those shares during the Annual Meeting, unless you wish to revoke or change your vote.
5.	We will strictly follow the Agenda as we conduct the meeting.
6.	There are four management proposals and one stockholder proposal. Management’s position on these proposals is already stated in the proxy materials that you received. The proxy materials are also available on the virtual meeting website at www.virtualshareholdermeeting.com/UBER2024 and at www.proxyvote.com.
7.	The Chair may, in his discretion, limit the time and extent of any discussion and the time and extent to which any person or persons may be heard. Only the stockholder who has submitted a stockholder proposal or his, her or its designated agent may present a stockholder proposal. The stockholder or his, her or its agent will be given a maximum time of two minutes in live form to present their proposal.
8.	Nominations made during the meeting for membership on the Board will not be accepted unless the stockholder has previously notified the Corporate Secretary in writing of the intent to make the nomination (following all procedures set forth in the Company’s bylaws), and the person nominated has given written consent to such nomination and agreed to serve if elected. No stockholders have provided timely notice of the intent to make nominations.
9.	Following adjournment of the formal business of the Annual Meeting, the Company will address appropriate questions from stockholders regarding the Company. Such questions may be submitted in the field provided in the web portal during the Annual Meeting.
10.	We have allotted 30 minutes for Q&A, with two minutes for each question. To allow us to answer questions from as many stockholders as possible, we will limit each stockholder to one question. It will help us if questions are succinct and cover only one topic per question. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized, and answered together.
11.	We will answer questions submitted before the meeting first, then questions from the floor of the meeting.
12.	Stockholder questions are welcome, however the Company does not intend to address any questions that are, among other things:
•	irrelevant to the business of the Company or to the business of the Annual Meeting;
•	related to material non-public information of the Company;
•	related to personal matters or grievances;
•	derogatory or otherwise in bad taste;
•	repetitious statements already made by another stockholder;
•	in furtherance of the stockholder’s personal or business interests; or
•	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Corporate Secretary in their reasonable judgment.
13.	If there are any matters of individual concern to a stockholder and not of general concern to all stockholders, or if a question posed was not otherwise answered, such matters or questions may be raised separately after the Annual Meeting by contacting Uber’s Investor Relations team at investor@uber.com.
14.	In the event of technical malfunction or other significant problem that disrupts the Annual Meeting, the Chair may adjourn, recess, or expedite the Annual Meeting, or take such other action that the Chair determines is appropriate in light of the circumstances.
15.	Recording of the Annual Meeting is strictly prohibited. A webcast playback will be available at www.virtualshareholdermeeting.com/ UBER2024 after the meeting, for one year following the Annual Meeting. If there are questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints, we will post answers to a representative set of such questions at investor.uber.com.

88	Uber 2024 Proxy Statement	2025 Annual Meeting Information

2025 Annual Meeting Information

Specific information on how to file notices, proposals, and/or recommendations pursuant to either SEC Rule 14a-8 or the provisions in the Company’s bylaws is noted in the following sections. All notices/ proposals/recommendations should be sent to:

Uber Technologies, Inc.

c/o Corporate Secretary

1725 3rd Street

San Francisco, California 94158

2025 Annual Meeting Date and Stockholder Proposals

It is anticipated that the 2025 Annual Meeting of Stockholders will be held on May 5, 2025. Pursuant to regulations issued by the SEC, to be considered for inclusion in the Company’s proxy statement for presentation at that meeting, all stockholder proposals pursuant to Rule 14a-8 must be received by the Company on or before the close of business on November 25, 2024.

Annual Meeting Advance Notice Requirements

The Company’s bylaws establish an advance notice procedure for stockholders to present business to be conducted at the 2025 Annual Meeting of Stockholders. In order for a stockholder to present a proposal at the 2025 Annual Meeting of Stockholders pursuant to the advance notice bylaw, the Company must receive written notice of the proposal no earlier than January 6, 2025 and no later than February 5, 2025, and the written notice must comply with the requirements set forth in the Company’s bylaws.

The Nominating and Governance Committee will consider director nominees recommended by stockholders as set forth below.

•	Under the Company’s bylaws, a stockholder who wishes to directly nominate a director candidate at the 2025 Annual Meeting of Stockholders must give the Company written notice no earlier than January 6, 2025 and no later than February 5, 2025. The notice must contain prescribed information about the candidate and about the stockholder proposing the candidate, in accordance with the requirements set forth in the Company’s bylaws.
•	The Nominating and Governance Committee and the Board of Directors evaluate each nominee based on the selection criteria listed in the Corporate Governance Guidelines, including those nominees recommended by stockholders.

Other Matters	89

Other Matters

The Board of Directors is not aware of any other matters that will be presented for consideration at the 2024 Annual Meeting. However, if any other matters are properly brought before the 2024 Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

90	Uber 2024 Proxy Statement	Appendix A

Appendix A—Supplemental Information About Financial Measures

To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (GAAP), we use the following non- GAAP financial measures in this proxy statement: Adjusted EBITDA and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period- to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.

We believe that both management and stockholders benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to stockholders both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision- making and (2) they are used by our institutional stockholders and the analyst community to help them analyze the health of our business.

There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.

Financial measures in the Proxy Statement Summary and Business Highlights of this proxy statement, unless otherwise indicated, are reproduced from our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 15, 2024.

Non-GAAP Reconciliations

Adjusted EBITDA Reconciliation ($ in Millions)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2022	2023	2022	2023
Adjusted EBITDA reconciliation:
Net income (loss) attributable to Uber Technologies, Inc.	$ 595	$ 1,429	$(9,141)	$1,887
Add (deduct):
Net income attributable to non-controlling interests, net of tax	5	271	3	269
Provision for (benefit from) income taxes	(84)	133	(181)	213
Income from equity method investments	(42)	(5)	(107)	(48)
Interest expense	151	155	565	633
Other (income) expense, net	(767)	(1,331)	7,029	(1,844)
Depreciation and amortization	223	203	947	823
Stock-based compensation expense	482	469	1,793	1,935
Legal, tax, and regulatory reserve changes and settlements	81	(73)	732	9
Goodwill and asset impairments/loss on sale of assets, net	8	(1)	25	84
Acquisition, financing and divestitures related expenses	7	9	46	36
Accelerated lease costs related to cease-use of ROU assets	6	—	6	—
COVID-19 response initiatives	—	—	1	—
Loss on lease arrangement, net	—	8	7	4
Restructuring and related charges, net	—	16	2	51
Mass arbitration fees, net	—	—	(14)	—
Adjusted EBITDA	$ 665	$ 1,283	$ 1,713	$ 4,052

Appendix A	91

Free Cash Flow Reconciliation ($ in Millions)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2022	2023	2022	2023
Free cash flow reconciliation:
Net cash provided by (used in) operating activities	$ (244)	$ 823	$ 642	$ 3,585
Purchases of property and equipment	(59)	(55)	(252)	(223)
Free cash flow	$ (303)	$ 768	$ 390	$ 3,362

Key Terms for Our Key Metrics and Non-GAAP Financial Measures8

Adjusted EBITDA. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale assets, (xi) acquisition, financing, and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance.

Constant Currency. We compare the percent change in our current period results from the corresponding prior period using constant currency disclosure. We present constant currency growth rate information to provide a framework for assessing how our underlying revenue performed excluding the effect of foreign currency rate fluctuations. We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.

Courier. The term Courier refers to delivery service providers.

Delivery. The term Delivery refers to our Delivering segment. Our Delivery offering allows consumers to search for and discover the best of local commerce - from restaurants to grocery, alcohol, convenience, and other retails - order a meal or other items, and either pick-up at the restaurant or have it delivered.

Driver. The term Driver collectively refers to independent providers of ride or delivery services who use our platform to provide Mobility or Delivery services, or both.

Free Cash Flow. We define free cash flow as net cash flows from operating activities less capital expenditures

Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of: Mobility rides; Delivery orders; (in each case without any adjustment for consumer discounts and refunds); Driver and Merchant earnings; Driver incentives; and Freight revenue. Gross Bookings do not include tips earned by Drivers. Gross Bookings are an indication of the scale of our current platform, which ultimately impacts revenue.

Merchant. The term Merchant collectively refers to restaurants, grocers, and other stores.

Mobility. The term Mobility refers to our Mobility segment. Our Mobility offering connects consumers with a wide range of transportation modalities, such as ridesharing, carsharing, micromobility, rentals, public transit, taxis, and more - helping customers go almost anywhere they need.

Monthly Active Platform Consumers (MAPCs). MAPCs is the number of unique consumers who completed a Mobility ride or received a Delivery order on our platform at least once in a given month, averaged over each month in the quarter. While a unique consumer can use multiple product offerings on our platform in a given month, that unique consumer is counted as only one MAPC. We use MAPCs to assess the adoption of our platform and frequency of transactions, which are key factors in our penetration of the countries in which we operate.

Rider. The term Rider refers to a consumer of our ride services.

Segment Adjusted EBITDA. Segment Adjusted EBITDA is defined as revenue less the following expenses: cost of revenue, operations and support, sales and marketing, and general and administrative and research and development expenses associated with our segments. Segment Adjusted EBITDA also excludes non-cash items or items that management does not believe are reflective of our ongoing core operations.

Trips. We define Trips as the number of completed consumer Mobility rides and Delivery orders in a given period. For example, an UberX Share ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip. We believe that Trips are a useful metric to measure the scale and usage of our platform.

8	For additional information regarding key terms for our key metrics and Non-GAAP Financial Measures, please see our Annual Report on Form 10-K for the year ended December 31, 2023

Uber

1725 3rd Street
San Francisco, California 94158
uber.com

x 02 0000000000 JOB # 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000634439_1 R1.0.0.6 UBER TECHNOLOGIES, INC. 1725 3RD STREET SAN FRANCISCO, CA 94158 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 5, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/UBER2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 5, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Ronald Sugar 1b. Revathi Advaithi 1c. Turqi Alnowaiser 1d. Ursula Burns 1e. Robert Eckert 1f. Amanda Ginsberg 1g. Dara Khosrowshahi 1h. Wan Ling Martello 1i. John Thain 1j. David Trujillo 1k. Alexander Wynaendts The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. Advisory vote to approve 2023 named executive officer compensation. 3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024. 4. Management proposal to amend the Certificate of Incorporation to reflect Delaware law provisions regarding exculpation of officers. The Board of Directors recommends you vote AGAINST the following proposal: For Against Abstain 5. Stockholder proposal to prepare an independent third-party audit on Driver health and safety. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000634439_2 R1.0.0.6 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com UBER TECHNOLOGIES, INC. Annual Meeting of Stockholders May 6, 2024 8:00 AM PT This proxy is solicited by the Board of Directors The undersigned stockholder(s) of Uber Technologies, Inc. hereby appoint(s) Dara Khosrowshahi, Prashanth Mahendra-Rajah and Tony West, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, and in their discretion upon any other business that may properly come before the meeting (or any adjournment or postponement thereof), all of the shares of common stock of Uber Technologies, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM PT on May 6, 2024, at www.virtualshareholdermeeting.com/ UBER2024, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IF ANY OTHER MATTER IS PROPERLY PRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THIS PROXY WILL BE VOTED IN THE NAMED PROXIES' DISCRETION ON SUCH MATTER. Continued and to be signed on reverse side